UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Applied Materials, Inc.

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APPLIED MATERIALS®
make possible

2017 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Gary E. Dickerson PRESIDENT AND CHIEF EXECUTIVE OFFICER

January 26, 2017

Dear Fellow Shareholders:

We invite you to attend Applied Materials’ 2017 Annual Meeting of Shareholders, which will be held on Thursday, March 9, 2017, at 11:00 a.m. Pacific Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

The attached Notice of 2017 Annual Meeting of Shareholders and Proxy Statement describe the business to be conducted at the Annual Meeting. We have also made available a copy of our 2016 Annual Report on Form 10-K with the Proxy Statement.

Your vote is very important to us, and voting your proxy will ensure your representation at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible and submit your proxy via the Internet, or if you requested to receive printed proxy materials, by telephone or by signing, dating and returning your proxy card.

Thank you for your attention to these important matters and for your continued support of Applied Materials.

Sincerely,

Gary E. Dickerson

President and Chief Executive Officer

3050 Bowers Avenue Santa Clara, California 95054 Phone: (408) 727-5555	Mailing Address: Applied Materials, Inc. 3050 Bowers Avenue P.O. Box 58039 Santa Clara, California 95052-8039

NOTICE OF

2017 ANNUAL MEETING OF SHAREHOLDERS

Thursday, March 9, 2017

at 11:00 a.m. Pacific Time

The 2017 Annual Meeting of Shareholders of Applied Materials, Inc. will be held on Thursday, March 9, 2017, at 11:00 a.m. Pacific Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

Items of Business

1.	To elect nine directors to serve for a one-year term and until their successors have been elected and qualified.

2.	To approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2016.

3.	To approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation.

4.	To approve the material terms of the performance goals for purposes of Internal Revenue Code Section 162(m) and an annual limit on awards to non-employee directors under the amended and restated Employee Stock Incentive Plan.

5.	To approve the material terms of the performance goals for purposes of Internal Revenue Code Section 162(m) under the amended and restated Senior Executive Bonus Plan.

6.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017.

7.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important. You may vote via the Internet or by telephone, or if you requested to receive printed proxy materials, by signing, dating and returning your proxy card. If you are voting via the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on Wednesday, March 8, 2017. For specific voting instructions, please refer to the information provided in the following Proxy Statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.

If you received a Notice of Internet Availability of Proxy Materials on how to access the proxy materials via the Internet, a proxy card was not sent to you, and you may vote only via the Internet, unless you have requested a paper copy of the proxy materials, in which case, you may also vote by telephone or by signing, dating and returning your proxy card. Shares cannot be voted by marking, writing on and returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

By Order of the Board of Directors

Thomas F. Larkins Corporate Secretary

Santa Clara, California

January 26, 2017

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on March 9, 2017: The Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

Reconciliation of non-GAAP adjusted financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found in Appendix A.

2017 PROXY STATEMENT SUMMARY

2017 PROXY STATEMENT SUMMARY

Your proxy is being solicited on behalf of the Board of Directors of Applied Materials, Inc. We are making this Proxy Statement available to shareholders beginning on January 26, 2017. This summary highlights information contained elsewhere in this Proxy Statement. We encourage you to read the entire Proxy Statement for more information prior to voting.

Annual Meeting of Shareholders

Date and Time:	March 9, 2017, 11:00 a.m. Pacific Time

Location:	Applied Materials, Inc., 3050 Bowers Avenue, Building 1, Santa Clara, California 95054

Record Date:	January 12, 2017

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Attendance:	Shareholders and their duly appointed proxies may attend the meeting.

Proposals and Board Recommendations

			For More Information	Board Recommendation

Proposal 1 – Election of Directors			Pages 1 to 5	✓ FOR each Nominee
Judy Bruner	Gary E. Dickerson	Alexander A. Karsner
Xun (Eric) Chen	Stephen R. Forrest	Adrianna C. Ma
Aart J. de Geus	Thomas J. Iannotti	Dennis D. Powell

Proposal 2 – Executive Compensation			Page 15	✓ FOR
Approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2016

Proposal 3 – Frequency of Vote on Executive Compensation			Page 45	✓ FOR every ONE year
Approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation

We are asking whether the advisory vote on executive compensation should occur every year, every two years or every three years. Our Board recommends that the advisory vote on executive compensation continue to be held every year.

Proposal 4 – Employee Stock Incentive Plan 162(m) Approval and Limit on Non-Employee Director Awards			Pages 46 to 51	✓ FOR

Approval of the material terms of the performance goals for purposes of Section 162(m) and an annual limit on awards to non-employee directors under the amended and restated Employee Stock Incentive Plan

We are not asking shareholders to approve an increase in the number of shares authorized for issuance.

Proposal 5 – Senior Executive Bonus Plan 162(m) Approval			Pages 52 to 54	✓ FOR
Approval of the material terms of the performance goals for purposes of Section 162(m) under the amended and restated Senior Executive Bonus Plan

Proposal 6 – Ratification of Registered Accounting Firm			Page 55	✓ FOR
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017

Applied Materials, Inc.    i

Director Nominees

Name and Occupation	Age	Director Since	Independent	Committees
Judy Bruner	58	2016	✓	Audit
Executive Vice President, Administration and Chief Financial Officer, SanDisk Corporation (retired)
Xun (Eric) Chen	47	2015	✓	Compensation
Chief Executive Officer, Team Curis Group				Strategy
Aart J. de Geus	62	2007	✓	Strategy (Chair)
Chairman of the Board of Directors, Co-Chief Executive Officer, Synopsys, Inc.				Investment
Gary E. Dickerson	59	2013
President and Chief Executive Officer, Applied Materials, Inc.
Stephen R. Forrest	66	2008	✓	Strategy
Professor of Electrical Engineering & Computer Science, Physics, and Materials Science & Engineering, University of Michigan				Investment
Thomas J. Iannotti	60	2005	✓	Compensation (Chair)
Senior Vice President and General Manager, Enterprise Services, Hewlett-Packard Company (retired)				Governance
Alexander A. Karsner	49	2008	✓	Compensation
Managing Partner, Emerson Collective				Governance Strategy
Adrianna C. Ma	43	2015	✓	Audit
Managing Partner, Fremont Group
Dennis D. Powell	69	2007	✓	Audit (Chair)
Executive Vice President, Chief Financial Officer, Cisco Systems, Inc. (retired)				Governance Investment

Board Highlights

Ensuring the Board is composed of directors who possess a wide variety of relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders, is a top priority of the Board and the Corporate Governance and Nominating Committee. The Board believes that new ideas and perspectives are critical to a forward-looking and strategic Board, as is the valuable experience and deep understanding of Applied’s business and industries that longer-serving directors bring. We continually review our Board’s composition with a focus on refreshing necessary skill sets as our businesses and industries evolve.

In line with the Board’s refreshment and succession planning practices, including consideration of recent and anticipated retirements, the Board appointed three new directors in the last 15 months and initiated the transition of the Chairman role.

New Board Members. The appointments of Judy Bruner in 2016, and Eric Chen and Adrianna C. Ma in 2015, have brought valuable background and diversity to the perspectives of the Board. Ms. Bruner is a well-respected chief financial officer with deep experience in the global high-tech industry. Dr. Chen is an accomplished chief executive officer with technological expertise and extensive experience in technology-enabled and related growth industries around the world. Ms. Ma has a broad financial perspective and a strong technical background, as well as experience in global growth investing, capital markets and mergers and acquisitions.

Chairman Succession. Willem P. Roelandts, the current Chairman of our Board, and Susan M. James are retiring from the Board, and their service on our Board will end upon the election of directors at the Annual Meeting. Our Board has appointed Thomas J. Iannotti to serve as the Chairman of the Board, subject to and upon his re-election to the Board at our Annual Meeting.

ii     2017 Proxy Statement

2017 PROXY STATEMENT SUMMARY

Director Nominee Expertise	Key Attributes

Board Leadership: Independent Chairman Director Independence: 89% Average Director Nominee Tenure: 6 years

Corporate Governance

We are committed to effective corporate governance that is informed by our shareholders, promotes the long-term interests of our shareholders, and strengthens Board and management accountability.

Governance Highlights

✓ Annual Election of Directors	✓ Shareholder Right to Call a Special Meeting
✓ Independent Chairman of the Board	✓ Annual Board and Committee Self Evaluations
✓ Highly Independent Board (8 of 9 Directors) and Committees	✓ Robust Board Succession Planning
✓ Majority Voting for Directors	✓ Regular Executive Sessions of Independent Directors
✓ No Supermajority Vote Requirements	✓ Active Shareholder Engagement Practices
✓ Shareholder Proxy Access	✓ No Poison Pill
✓ Stock Ownership Guidelines for Directors and Executives (5x for CEO, 3x for NEOs)	✓ Clawback Policy to Recoup Executive Compensation

Shareholder Engagement

We place a high priority on engagement with our shareholders and seek to maintain an ongoing dialogue with our investors. During the fall of 2016, we conducted an extensive shareholder outreach as part of a broad review of our executive compensation program, and in response to shareholder feedback at the time of our 2016 Annual Meeting. We engaged with a significant cross-section of our shareholder base, including large institutional investors, pension funds, and other investors outside of our top 25 holders. We contacted the holders of approximately 43% of our outstanding shares, and engaged in active discussions with shareholders representing 25% of our shares outstanding. To establish a direct line of communication to the Human Resources and Compensation Committee (“HRCC”), the Chair of the HRCC participated in several of these discussions. In response to shareholder feedback, the HRCC made several changes to the compensation and incentive structures that enhance alignment with Applied’s strategic priorities and directly reflect the input provided by shareholders, as discussed further under “Shareholder Engagement and Incentive Program Changes” on page 18.

Applied Materials, Inc.    iii

Executive Compensation

Applied Materials is the leader in materials engineering solutions used to produce virtually every new chip and advanced display in the world. We produce and service semiconductor and display equipment for manufacturers that sell into highly competitive and rapidly changing end markets.

2016 Performance Highlights

In fiscal 2016, we achieved record performance, growing orders, revenue and earnings per share to the highest levels in Applied’s history, made significant progress towards our long-term strategic and financial goals, and delivered strong cash returns to our shareholders. Our revenue for fiscal 2016 grew to a record $10.8 billion, an increase of 12% year-over-year, and we achieved record new orders of $12.4 billion, an increase of 23% year-over-year. We also achieved record GAAP earnings per share (“EPS”) of $1.54, up 38% over fiscal 2015, and record non-GAAP adjusted EPS of $1.75, growing 47% over fiscal 2015 (see Appendix A for a reconciliation of non-GAAP adjusted measures). Our strong financials allowed us to return $2.34 billion to shareholders through dividends and share repurchases.

Key highlights of our continued strong financial performance are shown below.

Revenue – RECORD HIGH

Non-GAAP Operating Margin[1]

Non-GAAP EPS[1] – RECORD HIGH

(1) See Appendix A for non-GAAP reconciliations.

iv     2017 Proxy Statement

2017 PROXY STATEMENT SUMMARY

Strategic and Operational Highlights

In fiscal 2016, we continued to drive profitable growth by targeting major technology inflections and introducing new, differentiated, enabling products and services to help our customers address their most critical technological challenges.

●	We have focused our investments to deliver highly-differentiated solutions to enable customers to build new devices and structures, and increased our investments in research and development every year since fiscal 2012. In fiscal 2016, 40% of the revenue in our semiconductor equipment business came from products launched in the past three years, enabling our record financial performance.

●	In our semiconductor equipment businesses, we converted over 90% of our development positions into volume production wins, and marked our fifth consecutive year of growth in our overall share of the wafer fabrication equipment market.

●	We delivered strong revenue growth in key areas of our semiconductor equipment business. Fiscal 2016 was our third consecutive year of growth in chemical vapor deposition (CVD) and chemical mechanical polishing (CMP), as well as our fourth consecutive year of growth in etch. As customers introduce complex new device technologies, such as 3D NAND, the market for these products is expanding and we are gaining market share with differentiated new products. We also introduced highly-differentiated new products in market segments that were previously unserved by Applied. Our new Olympia atomic layer deposition (ALD) system and PROVision e-Beam inspection system were introduced during 2015 and achieved significant market segment share penetration in 2016.

●	Our Display and Adjacent Markets segment grew orders to over $2 billion in fiscal 2016, driven primarily by increased demand for new OLED technology, and grew its annual revenues by more than $500 million over fiscal 2013.

●	Building on the strength of its service capabilities and comprehensive service agreements, our Applied Global Services segment drove sustained profitable growth, achieving its third consecutive year of revenue growth in fiscal 2016, with annual revenues up more than $600 million over fiscal 2013, an increase of over 30%.

Stock Price Performance

Our strong strategic and financial performance in fiscal 2016 also resulted in meaningful value creation for our shareholders. As illustrated below, Applied significantly outperformed both our peer group and the S&P 500 Information Technology Index. Applied was the second highest performing stock on the NASDAQ 100 and the fifth highest performing stock in the S&P 500 during calendar year 2016.

FY 2012 – FY 2016 Total Shareholder Return vs. Key Peers

Applied Materials, Inc.    v

Pay for Performance

In fiscal 2016, we continued our pay for performance philosophy through a strong emphasis on at-risk compensation tied to the achievement of performance objectives and the creation of shareholder value.

CEO Pay Mix	All Other NEO Pay Mix

93% of CEO Pay Tied to Performance	87% of NEO Pay Tied to Performance

Summary of Fiscal 2016 Total Direct Compensation

Fiscal 2016 annual total direct compensation for our named executive officers (“NEOs”), consisting of base salary, annual incentive bonus and annual long-term incentive award (the grant date fair value of stock awards), is summarized in the below table. This table excludes amounts not considered by the HRCC to be annual total direct compensation that are required by the Securities and Exchange Commission (“SEC”) to be reported in the Summary Compensation Table (see page 38 of this Proxy Statement).

Name and Principal Position	Salary ($)	Annual Incentive Bonus ($)	Annual Long-Term Incentive Award ($)	Total ($)
Gary E. Dickerson	1,019,231	2,449,440	11,111,985	14,580,656
President and Chief Executive Officer
Robert J. Halliday	637,019	1,033,358	4,321,318	5,991,695
Senior Vice President, Chief Financial Officer
Ali Salehpour	560,577	882,651	3,086,656	4,529,884
Senior Vice President, General Manager, New Markets and Service Group
Omkaram Nalamasu	468,846	622,659	2,160,671	3,252,176
Senior Vice President and Chief Technology Officer
Thomas F. Larkins	489,231	640,494	1,975,455	3,105,180
Senior Vice President, General Counsel and Corporate Secretary

vi     2017 Proxy Statement

2017 PROXY STATEMENT SUMMARY

Key Fiscal 2016 Executive Compensation Highlights

●	No Base Salary Increases. NEO base salaries were unchanged year-over-year from 2015.

●	Paid Bonuses Below Calculated Funding Multiplier. As a result of our strong non-GAAP adjusted EPS performance in fiscal 2016, the bonus pool funding multiplier was 1.5x of target. Based on actual performance against rigorous fiscal 2016 corporate scorecard goals, the HRCC paid bonuses to NEOs below the funding multiplier, at an average of 1.2x.

●	Decisions Related to Terminated Business Combination. Several prior HRCC decisions (also discussed in our 2014 and 2015 proxy statements) related to the proposed Tokyo Electron business combination, which was terminated in April 2015, are reflected in the Summary Compensation Table for fiscal 2016.

∎	Delayed Payment of Retention Bonuses. In September 2013, the HRCC awarded retention bonuses to key senior leaders, excluding our CEO, Mr. Dickerson. These awards reduced the risk of losing leadership talent to competitors at a critical time for the Company, when there was uncertainty about certain leadership roles following the completion of the merger. In 2015, the HRCC delayed the payment of the retention bonuses until six months following the closing or termination of the business combination to extend the retention element of these awards, and the bonuses were paid at the beginning of fiscal 2016.

∎	Relocation of CEO. Recognizing the complexity of a U.S.-Japanese merger, including both geographic and cultural differences, the Board requested Mr. Dickerson relocate full-time to Japan in fiscal 2014 to lead critical efforts toward the completion of the business combination. In accordance with our relocation program, Mr. Dickerson received the relocation benefits that would be provided to any employee under the program. The Board considered and determined that the anticipated costs savings and business benefits that would be generated by the merger would significantly outweigh the expenses to relocate Mr. Dickerson. Although Mr. Dickerson was located in Japan for part of 2014 and 2015, certain relocation benefits are included in the 2016 Summary Compensation Table due to the timing of tax liabilities and associated tax filings. See “Relocation Program” on page 35 for additional information.

Compensation Program Changes

As a result of a broad review of our compensation program and in response to feedback from our shareholders, the HRCC made several changes to the compensation and incentive structures that both enhanced alignment with Applied’s strategic priorities and directly reflected the input provided by shareholders. These changes applied to bonus determinations for fiscal 2016 and the equity grants approved for fiscal 2017, both of which occurred in early fiscal 2017.

Summary of key changes:

●	Improved transparency (effective fiscal 2016)

∎	Detailed disclosure of annual incentive program, including greater transparency into scorecard goals, weightings and achievements

∎	Enhanced disclosure of individual performance achievements that inform the individual performance factor

●	Reduced discretionary elements of annual bonus program (effective fiscal 2016)

∎	Eliminated HRCC’s ability to apply upward discretion to EPS funding multiplier (maintained downward discretion)

∎	Reduced maximum individual performance factor (modifier) from 2x to 1.5x

●	Wholesale Redesign of the Long-Term Incentive Program (effective fiscal 2017)

∎	Rather than one form of equity designed to achieve both performance alignment and retention goals, the HRCC approved an annual grant of two forms of equity in fiscal 2017:

›	Performance share units (“PSUs”) to establish rigorous long-term performance alignment

›	Restricted stock units (“RSUs”) to provide link to shareholder value creation and retention value

Applied Materials, Inc.    vii

∎	Fiscal 2017 equity grants to our CEO comprised 75% PSUs and 25% RSUs, and equity grants to all other NEOs were 50% PSUs and 50% RSUs

The HRCC believes that these program changes enhance the alignment between our incentive program and our strategic priorities, and reflect the input of our shareholders. More detailed discussion of the shareholder feedback we received and the changes made is under “Shareholder Engagement and Incentive Program Changes” on page 18.

Continued Alignment of Pay with Performance

The following chart demonstrates the alignment between total shareholder return (“TSR”) and the total direct compensation of our CEO for the last five fiscal years.

(1)	Total direct compensation consists of annual base salary (annualized for 2013 for Mr. Dickerson, who became our CEO in September 2013), annual incentive bonus and annual long-term incentive award (grant date fair value of annual equity awards, not cash actually received, for all fiscal years, except for fiscal 2014, which consisted of total amount of cash-settled performance units). Total direct compensation is based on the compensation of Mr. Dickerson for all years except fiscal 2012, which is based on the compensation of Michael R. Splinter, our CEO at the time. Compensation shown above excludes other amounts required by the SEC to be reported in the Summary Compensation Table.
(2)	TSR line illustrates the total shareholder return on our common stock during the period from October 28, 2012 through October 30, 2016, assuming $100 was invested on October 28, 2012 and assuming reinvestment of dividends.

viii     2017 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS

PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Applied’s Board of Directors is elected each year at the Annual Meeting of Shareholders. Applied currently has eleven directors. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated the nine individuals listed below for election at the Annual Meeting, each of whom currently serves as a director of Applied. If any nominee listed below becomes unable to stand for election at the Annual Meeting, the persons named as proxies may vote for any person designated by the Board to replace the nominee. Alternatively, the proxies may vote for the remaining nominees and leave a vacancy that the Board may fill later, or the Board may reduce the authorized number of directors. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Willem P. Roelandts, the current Chairman of our Board, and Susan M. James are retiring from the Board, and their service on our Board will end upon the election of directors at the Annual Meeting. The Board has authorized a reduction in the size of the Board from eleven to nine directors, effective upon the election of directors at the Annual Meeting, and has appointed Thomas J. Iannotti, an independent director, to serve as the Chairman of the Board, subject to and upon his re-election to the Board at the Annual Meeting. Each director elected at the Annual Meeting will serve until Applied’s 2018 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.

✓	THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE FOLLOWING DIRECTOR NOMINEES

Judy Bruner Executive Vice President, Administration and Chief Financial Officer, SanDisk Corporation (retired)

Independent Director

Board member since 2016

Committee:    Audit Committee

Key Qualifications and Expertise:

●  Executive leadership and management experience

●  Accounting principles, financial controls, financial reporting rules and regulations, and audit procedures

●  Global business, industry and operational experience

●  Risk management and controls

●  Public company board experience

Judy Bruner, 58, served as Executive Vice President, Administration and Chief Financial Officer of SanDisk
Corporation, a supplier of flash storage products, from June 2004 until its acquisition by Western Digital in May 2016. Previously, she was Senior Vice President and Chief Financial Officer of Palm, Inc., a provider of handheld computing and communications solutions, from September 1999 until June 2004. Prior to Palm, Inc., Ms. Bruner held financial management positions at 3Com Corporation, Ridge Computers and Hewlett-Packard Company. She currently serves as a member of the boards of directors of Brocade Communications Systems, Inc., Rapid7, Inc. and Varian Medical Systems, Inc., and as a member of the board of trustees of the Computer History Museum.

Applied Materials, Inc.    1

Xun (Eric) Chen Chief Executive Officer, Team Curis Group

Independent Director

Board member since 2015

Committees: Human Resources and Compensation Committee, Strategy Committee

Key Qualifications and Expertise:

●  Executive leadership and management experience

●  Semiconductor industry leadership

●  Global business, industry and operational experience in the technology and information sector

●  Mergers and acquisitions, capital markets

●  Public company board experience

Eric Chen, 47, was named Chief Executive Officer of Team Curis Group, a group of integrated biotechnology and data technology companies and laboratories, in March 2016. He is the founder of BaseBit Technologies, Inc., a technology company in Silicon Valley and a portfolio company of Team Curis Group. Dr. Chen served as the Chief Executive Officer of BaseBit Technologies from October 2015 until its acquisition by Team Curis Group in March 2016. From 2008 to 2015, Dr. Chen served as a managing director of Silver Lake, a leading private investment firm focused on technology-enabled and related growth industries. Prior to Silver Lake, Dr. Chen was a senior vice president and served on the executive committee of ASML Holding N.V. He joined ASML following its acquisition of Brion Technologies, Inc. in 2007, a company he co-founded in 2002 and served as Chief Executive Officer. Prior to Brion Technologies, Dr. Chen was a senior vice president at J.P. Morgan. He served as a member of the boards of directors of Qihoo 360 Technology Co. Ltd. from 2014 to July 2016 and of Varian Semiconductor Equipment Associates, Inc. (“Varian”) from 2004 until its acquisition by Applied in 2011.

Aart J. de Geus Chairman and Co-Chief Executive Officer, Synopsys, Inc.

Independent Director

Board member since 2007

Committees: Strategy Committee (Chair),
Investment Committee

Key Qualifications and Expertise:

●  Executive leadership and management experience

●  Semiconductor industry leadership

●  Innovation, management development and understanding of global challenges and opportunities

●  Navigating a company from start-up through various stages of growth

●  Mergers and acquisitions

●  Public company board leadership

Aart J. de Geus, 62, is a co-founder of Synopsys, Inc., a provider of electronic design automation software and related services for semiconductor design companies, and currently serves as its Chairman of the Board of Directors and Co-Chief Executive Officer. Since 1986, Dr. de Geus has held various positions at Synopsys, including President, Senior Vice President of Engineering and Senior Vice President of Marketing, and has served as a member of its board of directors. From 1982 to 1986, Dr. de Geus was employed by the General Electric Company, a global infrastructure, finance and media company, where he was the Manager of the Advanced Computer-Aided Engineering Group.

2    2017 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS

Gary E. Dickerson President and Chief Executive Officer, Applied Materials, Inc.

Board member since 2013

Key Qualifications and Expertise:

●  Executive leadership and management experience

●  Semiconductor industry leadership

●  Global business, industry and operational experience

●  Extensive engineering and technological leadership

●  Understanding of complex industry and global challenges

●  Expertise in driving innovation and product development

Gary E. Dickerson, 59, was named President of Applied in June 2012 and was appointed Chief Executive
Officer and a member of the Board of Directors in September 2013. Before joining Applied, he served as Chief Executive Officer and a director of Varian, a supplier of semiconductor manufacturing equipment, from 2004 until its acquisition by Applied in November 2011. Prior to Varian, Mr. Dickerson served 18 years with KLA-Tencor Corporation, a supplier of process control and yield management solutions for the semiconductor and related industries, where he held a variety of operations and product development roles, including President and Chief Operating Officer. Mr. Dickerson started his semiconductor career in manufacturing and engineering management at General Motors’ Delco Electronics Division and AT&T Technologies.

Stephen R. Forrest Professor of Electrical Engineering & Computer Science, Physics, and Materials Science & Engineering, University of Michigan

Independent Director

Board member since 2008

Committees: Strategy Committee,
Investment Committee

Key Qualifications and Expertise:

●  Semiconductor, display and alternative energy technologies

●  Research and development portfolio management

●  Government policy

●  Innovation, technology licensing and product commercialization

●  Establishing partnerships to develop businesses in new markets focused on alternative energy and other technologies

Stephen R. Forrest, 66, holds faculty appointments as
Professor of Electrical Engineering and Computer Science, as Professor of Physics, and as Professor of Materials Science and Engineering at the University of Michigan, and leads the University’s Optoelectronics Components and Materials Group. From January 2006 to December 2013, Mr. Forrest also served as Vice President for Research at the University of Michigan. From 1992 to 2005, Dr. Forrest served in a number of positions at Princeton University, including Chair of the Electrical Engineering Department, Director of the Center for Photonics and Optoelectronic Materials, and director of the National Center for Integrated Photonic Technology. Prior to Princeton, Dr. Forrest was a faculty member of the Electrical Engineering and Materials Science Departments at the University of Southern California.

Applied Materials, Inc.    3

Thomas J. Iannotti Senior Vice President and General Manager, Enterprise Services, Hewlett-Packard Company (retired)

Independent Director

Board member since 2005

Chairman-Elect of the Board

Committees: Human Resources and
Compensation Committee (Chair), Corporate Governance and Nominating Committee

Key Qualifications and Expertise:

●  Service management for technology companies on a global, regional and country level

●  Senior leadership and management experience

●  Global business, industry and operational experience

●  International strategic and business development

●  Public company board experience

Thomas J. Iannotti, 60, served as Senior Vice President and General Manager, Enterprise Services, for Hewlett-

Packard Company, a technology solutions provider to consumers, businesses and institutions globally, from February 2009 until his retirement in October 2011. From 2002 to January 2009, Mr. Iannotti held various executive positions at Hewlett-Packard, including Senior Vice President and Managing Director, Enterprise Business Group, Americas. From 1978 to 2002, Mr. Iannotti worked at Digital Equipment Corporation, a vendor of computer systems and software, and at Compaq Computer Corporation, a supplier of personal computing systems, after its acquisition of Digital Equipment Corporation. Mr. Iannotti currently serves as a member of the board of directors of Atento S.A.

Alexander A. Karsner Managing Partner, Emerson Collective

Independent Director

Board member since 2008

Committees: Human Resources and Compensation Committee, Corporate Governance and Nominating Committee, Strategy Committee

Key Qualifications and Expertise:

●  Expertise in public policy and government relations

●  Domestic and international trade, development and investment markets

●  Entrepreneurial leadership

●  Renewable energy policy, technologies and commercialization

●  Public company board experience

Alexander A. Karsner, 49, has served as Managing Partner of Emerson Collective, an investment platform funding non-profit, philanthropic and for-profit portfolios advancing education, immigration, the environment and other social justice initiatives, since January 2016. Mr. Karsner has been Founder and CEO of Manifest Energy Inc., an energy technology development and investment firm, since July 2009, and has served as its Executive Chairman since January 2013. From March 2006 to August 2008, he served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy. From August 2002 to March 2006, Mr. Karsner was Founder and Managing Director of Enercorp, a private company involved in international project development, management and financing of energy infrastructure. Mr. Karsner has also worked with Tondu Energy Systems of Texas, Wartsila Power Development of Finland and other multi-national energy firms and developers. He is also Senior Strategist at X, part of Alphabet Inc., and a Precourt Energy Scholar at Stanford University’s School of Civil and Environmental Engineering, and serves on Advisory Boards of MIT Medialab, Sandia National Laboratory and The Polsky Center for Entrepreneurship at the University of Chicago’s Booth School of Business. Mr. Karsner served as a member of the board of directors of Codexis, Inc. from 2009 to 2014.

4    2017 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS

Adrianna C. Ma Managing Partner, Fremont Group

Independent Director

Board member since 2015

Committee:    Audit Committee

Key Qualifications and Expertise:

●  Broad experience with technology companies

●  Expertise in global growth investment

●  Financial and accounting expertise

●  Mergers and acquisitions, capital markets

●  Board experience with technology-enabled growth companies

Adrianna C. Ma, 43, has been a Managing Partner at the Fremont Group, a private investment company, since May 2015. At the Fremont Group, she oversees
BF Global, the flagship portfolio of funds, including its investment strategy, asset allocation, manager selection and risk management. From 2005 to April 2015, Ms. Ma served as a Managing Director at General Atlantic LLC, a global growth equity firm, where she invested in and served on the boards of directors of technology-enabled growth companies around the world. Prior to joining General Atlantic, Ms. Ma worked at Morgan Stanley & Co. Incorporated as an investment banker in the Mergers, Acquisitions and Restructuring Department. Ms. Ma served as a member of the board of directors of C&J Energy Services, Inc. from 2013 to 2015.

Dennis D. Powell Executive Vice President, Chief Financial Officer, Cisco Systems, Inc. (retired)

Independent Director

Board member since 2007

Committees: Audit Committee (Chair), Corporate Governance and Nominating Committee, Investment Committee

Key Qualifications and Expertise:

●  Global financial and executive leadership

●  Accounting principles, financial controls, financial reporting rules and regulations, and audit procedures

●  Mergers and acquisitions

●  Risk management and controls

●  Public company board experience

Dennis D. Powell, 69, served as an Executive Advisor at Cisco Systems, Inc., a provider of networking products and services, from February 2008 to September 2010. He served as Cisco’s Chief Financial Officer from May 2003 to February 2008 and, in addition, served as an Executive Vice President from 2007 to 2008 and a Senior Vice President from 2003 to 2007. After joining Cisco in 1997, Mr. Powell also served as Senior Vice President, Corporate Finance and Vice President, Corporate Controller. Before joining Cisco, Mr. Powell worked for 26 years at Coopers & Lybrand LLP, an accounting firm, where he was last a senior partner. Mr. Powell served as a member of the board of directors of VMware, Inc. from 2007 to 2015 and currently serves as a member of the board of directors of Intuit, Inc.

Chairman Emeritus

James C. Morgan has served as our Chairman Emeritus since March 2009. Mr. Morgan spent more than 31 years as a director and employee of Applied, including over 20 years as Chairman of the Board. Mr. Morgan first joined Applied in

1976 and served as Chief Executive Officer from 1977 to 2003. As Chairman Emeritus, Mr. Morgan does not have voting rights and does not receive any retainer or meeting fees.

Applied Materials, Inc.    5

CORPORATE GOVERNANCE

Corporate Governance Practices

Corporate Governance Guidelines

Applied’s Corporate Governance Guidelines establish the governance framework within which the Board conducts its business and fulfills its responsibilities. These guidelines and other important governance materials are available on our website at: http://www.appliedmaterials.com/company/investor-relations/governance-documents.

The Board regularly reviews our Corporate Governance Guidelines in light of legal and regulatory requirements, evolving best practices and other developments.

Director Independence

Director independence is determined under Nasdaq listing standards and SEC rules. The Board has affirmatively determined that each member of the Board, other than Mr. Dickerson, our Chief Executive Officer, is an independent director under applicable Nasdaq listing standards and SEC rules.

Board Leadership

Our corporate governance framework provides the Board flexibility to determine the appropriate leadership structure for the Company, and there is no fixed policy on whether the roles of Chairman and CEO should be separated or combined. In making this determination, the Board considers many factors, including the needs of the business, the Board’s assessment of its leadership needs from time to time and the best interests of shareholders. If the role of Chairman is filled by a director who does not qualify as an independent director, the Board will designate a Lead Independent Director.

The CEO is responsible for setting our strategic direction and the day-to-day leadership of our business, while the Chairman, along with the rest of our independent directors, ensures that the Board’s time and attention are focused on effective oversight of the matters most critical to Applied.

Mr. Roelandts has served as our independent Chairman since June 2015. He has reached the recommended retirement age under our Corporate Governance Guidelines and is retiring from the Board. In line with our succession practices, with Mr. Roelandts’ retirement, the Board evaluated the Board leadership structure and determined to maintain the separate roles of Chairman and CEO, and elected Mr. Iannotti, an independent director, to serve as the Chairman of the Board, subject to and upon his re-election to the Board at our Annual Meeting. The Board believes that Mr. Iannotti’s deep knowledge of the company and the industry, as well as his strong leadership and governance experience, will enable him to function effectively and independently as Chairman of the Board.

Board Refreshment and Succession Planning

The Board, led by the Corporate Governance and Nominating Committee (the “Governance Committee”), regularly evaluates the size and composition of the Board and assesses whether the composition appropriately aligns with the Company’s evolving business and strategic needs. The focus is on ensuring that the Board is composed of directors who possess a wide variety of relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders. While the Company does not have a formal policy on Board diversity, the Board places great value on diversity of background, skills and viewpoints, gender and ethnicity, as well as succession-planning considerations, in the recruitment and nomination of new directors. The Board believes that new ideas and perspectives are critical to a forward-looking and strategic Board, as is the valuable experience and deep understanding of Applied’s business and industries that longer-serving directors bring. Accordingly, the Board takes into account both the benefits of continuity, as well as the interests in fresh perspectives and diversity, that board refreshment and succession planning can offer.

In its consideration of potential director candidates, the Governance Committee reviews the short- and long-term strategies and interests of the Company to determine what current and future skills and experience are required of the Board in exercising its oversight function. The Governance Committee assesses the independence, character and acumen of the director candidates and endeavors to establish on the Board a mix of background and experience in a number of broad areas of core competency, including: business judgment; management; accounting and finance; knowledge of the industries (including the technologies and markets) in which we operate; manufacturing and service; leadership; strategic vision; international markets and global challenges; marketing; crisis/risk management; research and development; government policy; and other areas relevant to our business. Specific search criteria evolve over time to reflect the Company’s dynamic business and strategic needs and the changing composition of the Board. The Governance Committee conducts targeted efforts to identify and recruit individuals with the qualifications identified through this process. Additional criteria include a candidate’s personal and professional ethics, integrity and values; willingness to

6    2017 Proxy Statement

CORPORATE GOVERNANCE

devote sufficient time to prepare for and attend meetings and participate effectively on the Board; and commitment to representing the long-term interests of Applied’s shareholders.

The Governance Committee may retain a search firm to assist in identifying and evaluating new candidates for director nominees. The Governance Committee evaluates and interviews potential Board candidates and makes appointment recommendations to the full Board. All members of the Board may interview candidates.

As a result of the foregoing process, and in light of the termination of the business combination with Tokyo Electron, the Board added three new directors in the last 15 months. Each of these directors brings unique and valuable background and perspectives to the overall composition of the Board. The appointments of Ms. Bruner in 2016, and Dr. Chen and Ms. Ma in 2015, have brought valuable expertise and diversity to the perspectives of the Board. Ms. Bruner was identified and vetted as a potential candidate by a third-party search firm for consideration by the Governance Committee. She is a well-respected chief financial officer with deep experience in the global high-tech industry. Dr. Chen is an accomplished chief executive officer with technological expertise and extensive experience in technology-enabled and related growth industries around the world. Ms. Ma has a broad financial perspective and a strong technical background, as well as experience in global growth investing, capital markets and mergers and acquisitions.

Board Evaluation Process

The Governance Committee oversees an annual self-assessment by the Board and each of its principal committees to evaluate their effectiveness. In 2016, the self-assessment also included feedback on the performance of the individual directors. The self-assessment begins with completion by each director of a questionnaire and open-ended questions relating to the Board and each committee on which the director sits. Following completion of the questionnaire, the Chairman conducts one-on-one discussions with each director, which includes input on the performance of the individual directors, as well as on the committees and the Board in general.

The areas addressed in the evaluations include Board or committee structure and composition, meetings and processes, execution of key responsibilities, interaction with management, and resources. The Chairman provides feedback regarding director performance to the individual directors, and a summary of results for the Board and each committee evaluation is presented to the Board and the applicable committee, which also discusses any recommended action items.

Director Nominations

The Governance Committee considers candidates for director nominees and strives for a mix of skills and diverse perspectives. In evaluating director candidates and considering incumbent directors for nomination to the Board, the Committee considers each nominee’s independence, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company, following the process outlined above. For incumbent directors, the factors also include attendance, past performance on the Board and contributions to the Board and their respective committees. Based on the Governance Committee’s recommendation, the Board selects director nominees and recommends them for election by Applied’s shareholders.

The Governance Committee will also consider potential director candidates recommended by shareholders. The same evaluation procedures apply to all candidates for director nomination, including candidates submitted by shareholders.

Shareholders wishing to recommend a candidate for consideration by the Governance Committee should submit the candidate’s name, biographical data and a description of his or her qualifications in light of the criteria listed above to Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95052, or by e-mail at corporatesecretary@amat.com. Shareholders wishing to nominate a director should follow the specific procedures set forth in our Bylaws.

Majority Voting

Under our Bylaws, in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “for” his or her election than votes cast “against” his or her election will be elected. Our Bylaws provide that in the event an incumbent director receives more “against” than “for” votes, he or she shall tender his or her resignation after certification of the shareholder vote. Our Governance Committee, composed entirely of independent directors, will consider the offer of resignation, taking into consideration all factors it deems relevant and recommend to the Board the action to be taken. The Board must take action on the recommendation within 90 days following certification of the shareholder vote. No director who tenders an offer of resignation may participate in the vote on the Governance Committee’s recommendation or the Board’s determination of whether to accept the

Applied Materials, Inc.    7

resignation offer. Applied will publicly disclose the Board’s decision, including, if applicable, the reasons for rejecting an offer to resign.

Proxy Access

Our Bylaws permit proxy access. Any shareholder (or group of up to 20 shareholders) owning 3% or more of Applied’s common stock continuously for at least three years may nominate up to two individuals or 20% of our Board, whichever is greater, as director candidates for election to the Board, and require us to include such nominees in our annual meeting proxy statement if the shareholders and nominees satisfy the requirements contained in our Bylaws.

Shareholder’s Right to Call a Special Meeting

Our Bylaws permit shareholders holding at least 20% of our outstanding shares of common stock to call a special meeting.

Board’s Role in Risk Oversight

Applied’s management has day-to-day responsibility for identifying risks and assessing them in relation to Company strategies and objectives; implementing suitable risk mitigation plans, processes and controls; and appropriately managing risks in a manner that serves the best interests of Applied, its shareholders and other stakeholders.

Our Board is responsible for overseeing major risks facing the Company and reviewing management plans for their mitigation. Generally, committees of the Board oversee risks associated with their respective areas of responsibility and expertise. For example, in carrying out its oversight of risks related to financial matters, our Audit Committee oversees, reviews and discusses with management, the head of internal audit and the independent accountants, Applied’s major risk exposures and the steps management has taken to monitor and mitigate those exposures. Our Human Resources and Compensation Committee oversees risks associated with Applied’s compensation policies, plans and practices. Our Governance Committee oversees the management of risks related to corporate governance matters, including director independence and board composition.

Applied has implemented an enterprise risk management (“ERM”) program for the purpose of providing an enterprise-wide perspective on Applied’s risks, with the objective of identifying and mitigating key risks. Our Audit Committee is responsible for overseeing this program, including the identification of major risks facing Applied. These identified risks are then reported to the Board, which in turn delegates oversight responsibility for them to the respective Board committees in whose area of responsibility and expertise the risks fall. Management reviews the ERM program activities regularly with the Audit Committee and the Board. Senior management and other employees also report to the Board and its committees from time to time on risk-related issues.

Risk Assessment of Compensation Programs

We have assessed our compensation policies, plans and practices, and determined that they do not create risks that are reasonably likely to have a material adverse effect on Applied. To make this determination, our management reviewed our compensation policies, plans and practices, and assessed their: design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Management reviewed its analysis with the HRCC, which agreed with this determination. Applied also has in place various controls to mitigate risks relating to compensation policies, plans and practices, such as executive stock ownership guidelines and a clawback policy that enables the recovery of certain incentive compensation payments in certain circumstances.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines to align the interests of our directors and NEOs with those of our shareholders. The guidelines provide that non-employee directors should each own Applied stock with a value of at least $325,000. Applied’s Chief Executive Officer should own Applied stock with a value of at least five times his annual base salary. Each NEO other than the Chief Executive Officer should own Applied stock with a value of at least three times his or her annual base salary. These stock ownership levels should be achieved no later than five years following a director’s or officer’s initial election or appointment. At the end of fiscal 2016, all of our directors and NEOs whose five-year ownership deadline had passed had met the stock ownership guidelines.

Standards of Business Conduct

Applied’s Standards of Business Conduct embody our commitment to ethical and legal business practices. The Board expects Applied’s directors, officers and all other members of its workforce to act ethically at all times and to acknowledge their commitment to Applied’s Standards of Business Conduct. The Standards of Business Conduct are available on our website at: http://www.appliedmaterials.com/company/investor-relations/governance-documents.

8    2017 Proxy Statement

CORPORATE GOVERNANCE

Shareholder Communications

Any shareholder wishing to communicate with any of our directors regarding Applied may write to the director, c/o Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95052, or by e-mail at corporatesecretary@amat.com. The Corporate Secretary reviews correspondence directed to the Board and, at the Corporate Secretary’s discretion, forwards items that he deems appropriate for the Board’s consideration. The independent directors of the Board review and approve the shareholder communication process periodically in order to enable an effective method by which shareholders can communicate with the Board.

Board Meetings and Committees

The Board met six times in fiscal 2016. Each director attended over 75% of all Board and applicable committee meetings held during fiscal 2016. Directors are strongly encouraged to attend the Annual Meeting of Shareholders, and all of the directors serving on our Board at the time attended our 2016 Annual Meeting of Shareholders.

The Board has three principal committees performing the functions required by applicable SEC rules and Nasdaq listing standards to be performed by independent directors: the Audit Committee, the Human Resources and Compensation Committee, and the Corporate Governance and Nominating Committee.

Each of these committees meets regularly and has a written charter approved by the Board that is reviewed annually by the respective committee and by the Board.

In addition, at each regularly scheduled Board meeting, the Chair of each committee reports on any significant matters addressed by the committee since the last Board meeting. Each director who serves on the Audit Committee, Human Resources and Compensation Committee, or Corporate Governance and Nominating Committee is an independent director under applicable Nasdaq listing standards and SEC rules.

Copies of the current charters for the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees can be found on our website at: http://www.appliedmaterials.com/company/investor-relations/governance-documents.

The Board also has a Strategy Committee and an Investment Committee, whose roles and responsibilities are described in Applied’s Corporate Governance Guidelines.

Applied Materials, Inc.    9

 Audit Committee

Members*: Dennis D. Powell, Chair Judy Bruner+ Susan M. James Adrianna C. Ma

Primary responsibilities:

●  oversee financial statements, internal control over financial reporting and auditing, accounting and financial reporting processes

●  oversee the qualifications, independence, performance and engagement of our independent registered public accounting firm

●  oversee disclosure controls and procedures, and internal audit function

●  review and pre-approve audit and permissible non-audit services and fees

●  oversee tax, legal, regulatory and ethical compliance

●  review and approve related-person transactions

●  oversee financial-related risks and enterprise risk management program

Meetings in Fiscal 2016: 12
* Each member qualifies as an Audit Committee Financial Expert + Appointed to Committee in July 2016

 Human Resources and Compensation Committee

Members: Thomas J. Iannotti, Chair Xun (Eric) Chen Alexander A. Karsner

Primary responsibilities:

●  oversee human resources programs, compensation and employee benefits programs, policies and plans

●  review management succession and executive organization development

●  determine compensation policies for executive officers and employees

● review the performance and determine the compensation of executive officers

●  approve and oversee equity-related incentive plans and executive bonus plans

●  review compensation policies and practices as they relate to risk management practices

●  approve the compensation of Board members

Meetings in Fiscal 2016: 5

 Corporate Governance and Nominating Committee

Members: Susan M. James, Chair Thomas J. Iannotti Alexander A. Karsner Dennis D. Powell

Primary responsibilities:

●  oversee the composition, structure and evaluation of the Board and its committees

●  identify and recommend qualified candidates for election to the Board

●  establish procedures for director candidate nomination and evaluation

●  oversee corporate governance policies and practices, including Corporate Governance Guidelines

●  review shareholder proposals and recommend to the Board actions to be taken in response to each proposal

●  review and monitor takeover defenses and takeover defense preparedness to maximize long-term shareholder value

Meetings in Fiscal 2016: 14

10    2017 Proxy Statement

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Compensation of Directors

Retainer and Meeting Fees

Directors who are employees of Applied do not receive any compensation for their service as directors. The following table sets forth cash retainers and meeting fees paid to non-employee directors in fiscal 2016.

Fiscal 2016
Annual Retainer	$65,000
Additional Retainers for Chairman and Committee Chairs:
Chairman of the Board	$150,000
Audit Committee Chair	$20,000
Human Resources and Compensation Committee Chair	$15,000
Corporate Governance and Nominating Committee Chair	$10,000
Strategy Committee Chair	$10,000
Fee per Board Meeting Attended	$0
Fee per Committee Meeting Attended	$2,000

Retainers for service on the Board or as a Chair are pro-rated where service is for less than a full year. Non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings, business events on behalf of Applied and seminars and programs on subjects related to their Board responsibilities.

Equity Compensation

Initial Grant. Upon initial appointment or election to the Board, a non-employee director receives a grant of restricted stock units with respect to a number of shares of Applied common stock with a fair market value on the date of grant equal to $200,000 (rounded down to the nearest whole share), pro-rated based on the period starting on the day of initial appointment or election and ending on the day of the next scheduled annual meeting of shareholders.

Annual Grant. Each non-employee director elected at an annual meeting receives on that date a non-discretionary grant of restricted stock units with respect to a number of shares of Applied common stock with a fair market value on the date of grant equal to $200,000 (rounded down to the nearest whole share). A non-employee director who is initially appointed or elected to the Board on the day of an annual meeting of shareholders receives only an annual grant. Each of our non-employee directors re-elected at the 2016 Annual Meeting received a grant of 10,219 restricted stock units on that date.

Vesting. Grants made to our non-employee directors vest in full on the earlier of March 1 of the year following the date of grant or the next annual meeting, provided the non-employee director remains on the Board through the scheduled vesting date. Vesting of these grants will be accelerated in full upon a non-employee director’s earlier termination of service on the Board due to disability or death, or upon a change of control of Applied if the director ceases to be a non-employee director (and does not become a member of the board of directors of any successor corporation or its parent). Non-employee directors may elect in advance to defer receipt of vested shares until their termination of service on the Board.

Limit on Awards. In keeping with corporate governance best practices, we are asking shareholders to approve in Proposal 4 an annual limit on equity awards to any individual non-employee director, not to exceed a fair market value totaling more than $400,000 in any fiscal year, under our amended and restated Employee Stock Incentive Plan.

Charitable Matching Contributions

Non-employee directors are eligible to participate in The Applied Materials Foundation Matching Gift Program, under which the Foundation annually will match up to $2,000 of a non-employee director’s donations to eligible non-profit civic, arts, environmental and educational organizations. Non-employee directors are subject to the same maximum matching amount and other terms as those for Applied’s employees.

Applied Materials, Inc.    11

Director Compensation for Fiscal 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Judy Bruner(1)	24,036	124,327	2,000	150,363
Xun (Eric) Chen	77,508	265,135	—	342,643
Aart J. de Geus	81,000	196,103	—	277,103
Stephen R. Forrest	71,000	196,103	—	267,103
Thomas J. Iannotti	118,000	196,103	500	314,603
Susan M. James	125,000	196,103	2,000	323,103
Alexander A. Karsner	101,000	196,103	—	297,103
Adrianna C. Ma	74,378	241,578	2,000	317,956
Dennis D. Powell	137,000	196,103	—	333,103
Willem P. Roelandts	217,000	196,103	—	413,103
Robert H. Swan(5)	81,679	196,103	2,000	279,782
(1)	Ms. Bruner was appointed to the Board in July 2016.
(2)	Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts represent the grant date fair value of stock awards granted in fiscal 2016 (consisting of 10,219 restricted stock units granted to each continuing director on March 10, 2016, and 4,758, 4,092 and 2,518 restricted stock units granted to Ms. Bruner, Dr. Chen and Ms. Ma, respectively, upon their initial appointment to the Board during fiscal 2016), as determined pursuant to FASB Accounting Standards Codification 718 (“ASC 718”). The assumptions used to calculate the value of stock awards are set forth in Note 10 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2016 filed with the SEC on December 15, 2016.
(3)	Each continuing director had 10,219 restricted stock units outstanding at the end of fiscal 2016, except for Ms. Bruner, who had 4,758 restricted stock units outstanding at the end of fiscal 2016. In addition, certain directors had restricted stock units that had vested in previous years and for which settlement was deferred until the date of his or her termination of service from the Board, as follows: Ms. James, 63,363 units; Mr. Powell, 56,491 units; and Mr. Roelandts, 23,862 units.
(4)	Amount shown represents The Applied Materials Foundation’s matching contribution of the director’s donations to eligible non-profit organizations.
(5)	Mr. Swan resigned from the Board in September 2016 following his appointment as the CFO of Intel Corp.

12    2017 Proxy Statement

STOCK OWNERSHIP INFORMATION

STOCK OWNERSHIP INFORMATION

Principal Shareholders

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2016 by each person known by Applied to own 5% or more of our common stock. In general, “beneficial ownership” refers to shares that an entity or individual had the power to vote or the power to dispose of, and shares that such entity or individual had the right to acquire within 60 days after December 31, 2016.

	Shares Beneficially Owned
Name	Number		Percent(1)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	72,356,774	(2)	6.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	68,076,772	(3)	6.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	66,066,425	(4)	6.1%
(1)	Percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by 1,076,099,677 shares of common stock outstanding as of December 31, 2016.
(2)	The Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“T. Rowe Price”) on February 12, 2016 indicates that as of December 31, 2015, T. Rowe Price had sole dispositive power over 72,274,574 shares and sole voting power over 24,167,585 shares.
(3)	The amended Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 10, 2016 indicates that as of December 31, 2015, Vanguard had sole dispositive power over 65,783,762 shares, shared dispositive power over 2,293,010 shares, sole voting power over 2,179,607 shares, and shared voting power over 123,500 shares.
(4)	The amended Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 19, 2017 indicates that as of December 31, 2016, BlackRock had sole dispositive power over 66,066,425 shares and sole voting power over 55,558,435 shares.

Applied Materials, Inc.    13

Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2016 by: (1) each director and director nominee, (2) each NEO and (3) the current directors and executive officers as a group. In general, “beneficial ownership” refers to shares that a director or executive officer had the power to vote or the power to dispose of, and shares that such individual had the right to acquire within 60 days after December 31, 2016.

	Shares Beneficially Owned
Name	Number(1)		Percent(2)
Directors, not including the CEO:
Judy Bruner	4,758	(3)	*
Xun (Eric) Chen	14,311	(4)	*
Aart J. de Geus	131,659	(4)	*
Stephen R. Forrest	84,159	(4)	*
Thomas J. Iannotti	69,009	(4)	*
Susan M. James	74,367	(5)	*
Alexander A. Karsner	32,981	(4)	*
Adrianna C. Ma	12,737	(4)	*
Dennis D. Powell	98,207	(6)	*
Willem P. Roelandts	143,550	(7)	*
Named Executive Officers:
Gary E. Dickerson	1,617,364	(8)	*
Robert J. Halliday	233,284	(9)	*
Thomas F. Larkins	365,425		*
Omkaram Nalamasu	145,267		*
Ali Salehpour	184,050		*
Current Directors and Executive Officers, as a Group (17 persons)	3,343,814	(10)	*
*	Less than 1%
(1)	Except as subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of common stock.
(2)	Percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,076,099,677 shares of common stock outstanding as of December 31, 2016, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after December 31, 2016.
(3)	Consists of restricted stock units that are scheduled to vest within 60 days after December 31, 2016.
(4)	Includes 10,219 restricted stock units that are scheduled to vest within 60 days after December 31, 2016.
(5)	Consists of (a) 64,148 restricted stock units that have vested and which, pursuant to Ms. James’ election to defer, will be converted to shares of Applied common stock and paid to her on the date of her termination of service from the Applied Board and (b) 10,219 restricted stock units that are scheduled to vest within 60 days after December 31, 2016.
(6)	Includes (a) 57,191 restricted stock units that have vested and which, pursuant to Mr. Powell’s election to defer, will be converted to shares of Applied common stock and paid to him on the date of his termination of service from the Applied Board and (b) 10,219 restricted stock units that are scheduled to vest within 60 days after December 31, 2016.
(7)	Includes (a) 24,157 restricted stock units that have vested and which, pursuant to Mr. Roelandts’ election to defer, will be converted to shares of Applied common stock and paid to him on the date of his termination of service from the Applied Board and (b) 10,219 restricted stock units that are scheduled to vest within 60 days after December 31, 2016.
(8)	Includes an option to purchase 750,000 shares that is exercisable within 60 days after December 31, 2016.
(9)	Includes 10,000 restricted stock units that are scheduled to vest within 60 days after December 31, 2016.
(10)	Includes (a) an option to purchase 750,000 shares that is exercisable within 60 days after December 31, 2016, (b) 116,658 restricted stock units that are scheduled to vest within 60 days after December 31, 2016 and (c) 145,496 restricted stock units that have vested and which, pursuant to each director’s election to defer, will be converted to shares of Applied common stock and paid to him or her on the date of his or her termination of service from the Applied Board.

14    2017 Proxy Statement

PROPOSAL 2—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 2—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking shareholders to approve, on a non-binding, advisory basis, the compensation of our NEOs, as described in this Proxy Statement. We seek this approval each year, and our annual “say-on-pay” proposals have been supported by our shareholders each year since we began providing this vote in 2011.

Our Board of Directors believes that our compensation policies and practices promote a performance-based culture and align our executives’ interests with those of our shareholders through a strong emphasis on at-risk compensation tied to the achievement of performance objectives and the creation of shareholder value. Our executive compensation program is also designed to attract and retain highly-talented executives who are critical to the successful implementation of Applied’s strategic plan.

Pay Aligned with Performance. There is strong alignment between key financial metrics and company performance metrics used to determine and inform our compensation decisions (Applied’s adjusted EPS and TSR) and the annual total direct compensation (base salary, annual incentive bonus and annual long-term incentive awards) paid to our CEO during the last five fiscal years. See pages 23 and 32 for charts illustrating this alignment.

Over 90% of CEO Pay Tied to Performance. Performance-based incentive compensation (cash and long-term incentive awards) represented 93% of our CEO’s annual total direct compensation (base salary, annual incentive bonus and annual long-term incentive award) in fiscal 2016, and 87% of total direct compensation for our other NEOs. Performance objectives include financial objectives relating to adjusted operating profit margin, operating profit and earnings per share, as well as strategic and operational objectives, as described on page 29.

Shareholder Outreach and Changes to Compensation Program. During the fall of 2016, we conducted an extensive shareholder outreach as part of a broad review of our execu-

tive compensation program, and in response to shareholder feedback at the time of our 2016 Annual Meeting. We engaged with a significant cross-section of our shareholder base, including large institutional investors, pension funds, and other investors outside of our Top 25 holders. We contacted the holders of approximately 43% of our outstanding shares, and engaged in active discussions with shareholders representing 25% of our shares outstanding. In response to feedback received from our shareholders, we made several changes to the compensation and incentive structures that enhance alignment with Applied’s strategic priorities and directly reflect the input provided by shareholders. See page 18 for more information about our engagement and changes made to our compensation program.

Please see the “Compensation Discussion and Analysis” section for further discussion of our executive compensation program and the fiscal 2016 compensation of our NEOs.

We are asking our shareholders to approve the compensation of our NEOs as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the Summary Compensation Table, other compensation tables, narrative discussion and related disclosure.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the HRCC and the Board value the opinions of our shareholders, and will consider the results of the vote when making future compensation decisions for our NEOs.

✓	THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR FISCAL YEAR 2016, AS DISCLOSED IN THIS PROXY STATEMENT

Applied Materials, Inc.    15

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Business

Applied Materials is the leader in materials engineering solutions used to produce virtually every new chip and advanced display in the world. We produce and service semiconductor and display equipment for manufacturers that sell into highly competitive and rapidly changing end markets. Our competitive positioning is driven by our ability to identify technology inflections early and develop differentiated solutions for our customers. Over the past several years, we have taken steps to position Applied to benefit from multi-year industry inflections, drive growth, and generate greater value for shareholders.

Key Performance Highlights

In fiscal 2016, we achieved record performance, growing orders, revenue and earnings per share to the highest levels in Applied’s history, made significant progress towards our long-term strategic and financial goals, and delivered strong cash returns to our shareholders. Our revenue for fiscal 2016 grew to a record $10.8 billion, an increase of 12% year-over-year, and we achieved record new orders of $12.4 billion, an increase of 23% year-over-year. We also achieved record GAAP EPS of $1.54, up 38% over fiscal 2015, and record non-GAAP adjusted EPS of $1.75, growing 47% over fiscal 2015 (see Appendix A for a reconciliation of non-GAAP adjusted measures).

Key highlights of our continued strong financial performance are shown below.

Revenue – RECORD HIGH

Non-GAAP Operating Margin[1]

Non-GAAP EPS[1] – RECORD HIGH

                                    [GRAPHIC]

(1) See Appendix A for non-GAAP reconciliations.

16     2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Other key financial highlights for fiscal 2016 included the following:

●	Delivered the highest annual revenue in our Semiconductor Systems segment in 15 years, by offering highly-differentiated solutions to enable changes in device technology, and continuing to expand our opportunities and overall share of the wafer fabrication equipment (“WFE”) market.

●	Achieved record revenues in our Display and Adjacent Markets segment, as large inflections drove customer investment in new technology for next-generation mobile devices and new large-format TV equipment.

●	Grew revenues in our Applied Global Services segment to a new record, up over 30% in the past three years, through differentiated and comprehensive service capabilities.

●	Returned $2.34 billion to shareholders through dividends and share repurchases.

Strategic and Operational Highlights

Building on our broad and deep material engineering capabilities and the strength of our leadership businesses, Applied’s strategy is to deliver differentiated materials engineering products and services that enable major technology inflections in order to grow our overall share of the WFE market, grow our display and flexible technologies business, grow our services business, and expand into new and adjacent markets.

Our Key Strategic Priorities

In fiscal 2016, we continued to drive profitable growth by targeting major technology inflections and introducing new, differentiated, enabling products and services to help our customers address their most critical technological challenges.

●	Executing on our key strategic priorities, we have focused our investments to deliver highly-differentiated solutions to enable customers to build new devices and structures, and increased our investments in research and development every year since 2012. In fiscal 2016, we invested $1.5 billion in research, development and engineering. This investment in our product pipeline enabled our record financial performance, with 40% of the fiscal 2016 revenue in our semiconductor equipment business coming from products launched in the past three years.

●	In our semiconductor equipment businesses, we converted over 90% of our development positions into volume production wins, and marked our fifth consecutive year of growth in our overall share of the WFE market.

●	We delivered strong revenue growth in key areas of our semiconductor equipment business. Fiscal 2016 was our third consecutive year of growth in chemical vapor deposition (CVD) and chemical mechanical polishing (CMP), as well as our fourth consecutive year of growth in etch. As customers introduce complex new device technologies, such as 3D NAND, the market for these products is expanding and we are gaining market share with differentiated new products. We also introduced highly-differentiated new products in market segments that were previously unserved by Applied. Our new Olympia atomic layer deposition (ALD) system and PROVision e-Beam inspection system were introduced during 2015, and achieved significant market segment share penetration in 2016.

●	Our Display and Adjacent Markets segment grew orders to over $2 billion in fiscal 2016, driven primarily by increased demand for new OLED technology, and grew its annual revenues by more than $500 million over fiscal 2013.

●	Building on the strength of its service capabilities and comprehensive service agreements, our Applied Global Services segment drove sustained profitable growth, achieving its third consecutive year of revenue growth in fiscal 2016, with annual revenues up more than $600 million over fiscal 2013, an increase of over 30%.

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Stock Price Performance

Our strong strategic and financial performance in fiscal 2016 also resulted in meaningful value creation for our shareholders. As illustrated below, Applied significantly outperformed both our peer group and the S&P 500 Information Technology Index. Applied was the second highest performing stock on the NASDAQ 100, and the fifth highest performing stock in the S&P 500, during calendar year 2016.

FY 2012 – FY 2016 Total Shareholder Return vs. Key Peers

Shareholder Engagement and Incentive Program Changes

During the fall of 2016, our Board and management conducted an extensive shareholder outreach as part of a broad review of our executive compensation program, and in response to shareholder feedback at the time of our 2016 Annual Meeting. We engaged with a significant cross-section of our shareholder base, including large institutional investors, pension funds, and other investors outside of our top 25 holders. We contacted the holders of approximately 43% of our outstanding shares, and engaged in active discussions with shareholders representing 25% of our shares outstanding. To establish a direct line of communication with the Human Resources and Compensation Committee, the Chair of the HRCC participated in several of these discussions. During these conversations, shareholders were invited to provide direct feedback on the current compensation programs as well as on potential changes the HRCC was considering at the time.

As a result of this compensation program review and shareholder outreach, the HRCC made several changes to the compensation and incentive structures that both enhanced alignment with Applied’s strategic priorities and directly reflected the input provided by shareholders. These changes applied to bonus determinations for fiscal 2016 and the equity grants approved for fiscal 2017, both of which occurred in early fiscal 2017.

18     2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

A summary of key shareholder feedback themes and how the HRCC responded is below.

	Shareholder Feedback		HRCC Response & Compensation Program Changes for Fiscal 2016
Annual Incentive	∎	Increase transparency and disclosure of annual incentive determination	∎ Providing detailed disclosure of annual incentive program, including greater transparency into scorecard goals, weightings and achievements
∎ Providing fuller disclosure of individual performance achievements
	∎	Reduce discretionary element of annual incentive	∎ Eliminated HRCC’s ability to apply upward discretion to EPS funding multiplier for fiscal 2016 bonus payout (maintained downward discretion)
∎ Reduced maximum individual performance factor (modifier) from 2x to 1.5x
Wholesale Redesign of the Long-Term Incentive Program based on Shareholder Feedback
Long-term Incentive	∎	HRCC approved a complete redesign of the long-term incentive program to address feedback and meet the needs of the evolving business
∎

Rather than one form of equity designed to achieve both performance alignment and retention goals, the HRCC approved an annual grant of two forms of equity in fiscal 2017: performance share units to establish rigorous long-term performance alignment and restricted stock units to provide link to shareholder value creation and retention value

	∎	Fiscal 2017 equity grants to the CEO comprised 75% PSUs and 25% RSUs, and equity grants to all other NEOs were 50% PSUs and 50% RSUs
		∎	PSUs vest based on achievement of 3-year non-GAAP adjusted operating margin and 3-year WFE market share goals
		∎	RSUs vest ratably over 3 years
	Shareholder Feedback		HRCC Response & Compensation Program Changes for Fiscal 2017
	∎	Lengthen performance measurement period	∎ New PSUs granted in fiscal 2017 have a three-year performance measurement period
	∎	Eliminate performance retesting ability	∎ No performance retesting ability in new PSU design
	∎	Establish sliding performance measurement scale rather than single performance hurdle	∎ Established payout curves for new PSU metrics
	∎	Establish performance metric or change TSR modifier to modify award both up and down	∎ New PSU metrics have threshold and maximum performance levels that can result in payout below or above target

The HRCC believes that the incentive program changes are highly responsive to the feedback received from shareholders and strengthen the alignment with our strategic priorities. Transitioning to two forms of equity in the long-term incentive program establishes a more direct balance between rigorous, performance-based incentives and retention-based incentives, both of which the HRCC believes are critical incentive components. This structure is also consistent with current trends in executive compensation design. Additionally, the new PSU performance measures (non-GAAP adjusted operating margin and WFE market share) consider both our absolute and relative performance and align with our stated strategic priorities to ensure our management team’s long-term incentives match our long-term goals.

Applied Materials, Inc.    19

Fiscal 2016 Compensation & HRCC Decisions

The design of our fiscal 2016 compensation program was determined at the beginning of fiscal 2016, prior to our shareholder engagement in the fall of 2016. As a result, certain fiscal 2016 compensation elements do not reflect the changes made by the HRCC in response to the feedback provided by shareholders during the engagement, as described above under “Shareholder Engagement and Incentive Program Changes,” and all of which will be reflected in fiscal 2017.

Pay Mix

In fiscal 2016, we continued our pay for performance philosophy by aligning a significant portion of executive compensation with demonstrated performance. As illustrated below, 93% of CEO compensation for fiscal 2016 was performance-based and 76% of his overall compensation was delivered in equity with multi-year vesting.

CEO Pay Mix	All Other NEO Pay Mix

93% of CEO Pay Tied to Performance	87% of NEO Pay Tied to Performance

Primary Compensation Elements for Fiscal 2016

The primary elements of our compensation program consist of base salary, annual incentive bonuses and annual long-term incentive awards. Other elements of compensation include a 401(k) savings plan, deferred compensation benefits and other benefits programs that are generally available to all employees.

20     2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Primary elements of our fiscal 2016 compensation program were as follows:

Element of Pay		Philosophy	Structure

Base Salary (see page 26)	∎	Fixed cash compensation for expected day-to-day responsibilities
∎

Reviewed annually and adjusted when appropriate, based on scope of responsibility, performance, time in role, experience and competitive market for executive talent (NEO base salaries remained unchanged year-over-year)

Annual Incentive Bonuses (see page 26)	∎	Variable compensation paid in cash	∎	NEO annual incentives determined through four-step performance measurement process:
	∎	Based on performance against pre-established financial, operational, strategic and individual performance measures
Initial 162(m) Performance Hurdle Non-GAAP Adjusted Operating Profit
	∎	Financial and non-financial metrics provide a comprehensive assessment of executive performance			Funding of Bonus Plan Non-GAAP Adjusted Earnings Per Share
	∎	Performance metrics evaluated annually for alignment with strategy and market trends			Corporate Scorecard Business and Strategic Goals
Individual Performance Modifier Individual NEO Performance

Long-Term Incentives (see page 32)	∎	Performance-based equity	∎	Actual long-term incentives based on 2 key measures:
	∎	Structured to balance industry variability with a focus on long-term value creation and retention		—	Non-GAAP Adjusted Operating Profit Margin, measured over one-year performance period to reflect industry variability
				—	Relative TSR Incentive, measured over a two-year period, compared to S&P Information Technology Index
			∎	Performance shares vest over extended period (four years) to encourage long-term focus and retention

In response to feedback from our shareholders, the HRCC made changes to certain elements of the annual incentive bonus and the long-term incentive programs for fiscal 2017, as described above under “Shareholder Engagement and Incentive Program Changes.”

Applied Materials, Inc.    21

Summary of 2016 Total Direct Compensation

The following table summarizes elements of annual total direct compensation for our NEOs for fiscal 2016, consisting of (1) base salary, (2) annual incentive bonus and (3) annual long-term incentive award (the grant date fair value of stock awards, not amounts actually received). This table excludes amounts not considered by the HRCC to be annual total direct compensation that are required by the SEC to be reported in the Summary Compensation Table (see page 38 of this Proxy Statement).

Name and Principal Position	Salary ($)	Annual Incentive Bonus ($)	Annual Long-Term Incentive Award ($)	Total ($)
Gary E. Dickerson President and Chief Executive Officer	1,019,231	2,449,440	11,111,985	14,580,656
Robert J. Halliday Senior Vice President, Chief Financial Officer	637,019	1,033,358	4,321,318	5,991,695
Ali Salehpour Senior Vice President, General Manager, New Markets and Service Group	560,577	882,651	3,086,656	4,529,884
Omkaram Nalamasu Senior Vice President and Chief Technology Officer	468,846	622,659	2,160,671	3,252,176
Thomas F. Larkins Senior Vice President, General Counsel and Corporate Secretary	489,231	640,494	1,975,455	3,105,180

Key Fiscal 2016 Executive Compensation Highlights

Key compensation decisions for fiscal 2016 included:

No Base Salary Increases. NEO base salaries were unchanged year-over-year from 2015.

Paid Bonuses Below Calculated Funding Multiplier. As a result of our strong non-GAAP adjusted EPS performance in fiscal 2016, the bonus pool funding multiplier was 1.5x of target. Based on actual performance against rigorous fiscal 2016 corporate scorecard goals, the HRCC paid bonuses to NEOs below the funding multiplier, at an average of 1.2x. See “Annual Incentive Bonus Opportunities” on page 26 for additional information. The HRCC also made modifications to how the bonus program is administered for fiscal 2016 and going forward:

●	Eliminated the HRCC’s ability to apply upward discretion to the EPS funding multiplier (maintained downward discretion)

●	Reduced the maximum individual performance factor from 2.0x to 1.5x

Decisions Related to Terminated Business Combination. In September 2013, we announced our agreement with Tokyo Electron Limited to effect a strategic combination of our respective businesses (the “Business Combination”). In April 2015, we and Tokyo Electron terminated the Business Combination due to regulatory concerns. The HRCC made decisions in 2013 and 2014 to ensure our executive team would be able to both focus on our business despite the complexities of the merger and to make a U.S.-Japanese merger successful. These decisions resulted in reportable compensation in fiscal 2015 and 2016.

●	Delayed Payment of Retention Bonuses. In September 2013, the HRCC awarded retention bonuses to key senior leaders, excluding our CEO. These awards reduced the risk of losing leadership talent to competitors at a critical time for the Company, when there was uncertainty about certain leadership roles following the completion of the merger. The retention of these individuals proved critical when the Business Combination was terminated in 2015.

In 2015, the HRCC delayed the payment of the retention bonuses until six months following the closing or termination of the Business Combination to extend the retention element of these awards. The bonuses were paid at the beginning of fiscal 2016, six months following the termination of the Business Combination, and our management team has delivered record financial and operational performance in 2016. These bonus amounts are reported in the Summary Compensation Table for fiscal 2016.

22     2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

●	Relocation of CEO. Recognizing the complexity of a U.S.-Japanese merger, including both geographic and cultural differences, the Board felt strongly that to effect a successful and smooth transition, there should be senior leadership presence from Applied on the ground in Japan to work closely with Tokyo Electron on integration planning during the regulatory review period. The Board considered and determined that the anticipated costs savings and business benefits that would be generated by the merger would significantly outweigh the expenses to relocate our senior management to Japan. As a result, the Board requested that our CEO, Mr. Dickerson, relocate full-time to Japan in fiscal 2014 to lead critical efforts toward the completion of the Business Combination, start preparations for the integration of the companies, ensure a smooth transition and increase the likelihood we could achieve forecasted business benefits of the Business Combination.

In accordance with our relocation program, which is consistent with current practices among global companies, Mr. Dickerson received the relocation benefits that would be provided to any employee under the program. Although Mr. Dickerson relocated to Japan for part of 2014 and 2015, certain relocation benefits, including foreign and other tax payments, for 2015 and 2016 are included in the Summary Compensation Table for fiscal 2016 due to the timing of final determination of tax liabilities and associated tax filings. The tax payments were not paid to Mr. Dickerson but were paid directly to the appropriate tax authorities. The payments covered incremental taxes as part of tax equalization intended to put Mr. Dickerson, who relocated at the Board’s request, in the same position, from a tax-liability perspective, that he would have been in if he had remained in the U.S. While these amounts are attributed to Mr. Dickerson in the Summary Compensation Table, they did not provide any additional compensation to him. See “Relocation Program” on page 35 for additional information.

Continued Alignment of Pay with Performance

The following chart demonstrates the alignment between TSR and the total direct compensation of our CEO for the last five fiscal years.

(1)	Total direct compensation consists of annual base salary (annualized for 2013 for Mr. Dickerson, who became our CEO in September 2013), annual incentive bonus and annual long-term incentive award (grant date fair value of annual equity awards, not cash actually received, for all fiscal years, except for fiscal 2014, which consisted of total amount of cash-settled performance units). Total direct compensation is based on the compensation of Mr. Dickerson for all years except fiscal 2012, which is based on the compensation of Michael R. Splinter, our CEO at the time. Compensation shown above excludes other amounts required by the SEC to be reported in the Summary Compensation Table.
(2)	TSR line illustrates the total shareholder return on our common stock during the period from October 28, 2012 through October 30, 2016, assuming $100 was invested on October 28, 2012 and assuming reinvestment of dividends.

Applied Materials, Inc.    23

Other Key Compensation Practices

We are committed to executive compensation practices that drive performance, mitigate risk and align the interests of our leadership team with the interests of our shareholders. Below is a summary of best practices that we have implemented and practices that we avoid because we believe they are not in the best interests of Applied or our shareholders.

WHAT WE DO		WHAT WE DO NOT DO
✓	Pay for Performance – Significant majority of NEO target compensation is performance-based and tied to pre-established performance goals aligned with our short- and long-term objectives.	Ò	No Guaranteed Bonuses – Our annual bonus plans are performance-based and do not include any minimum payment levels.

✓	Mitigation of Risk – Use of varied performance measures in incentive programs mitigates risk that executives will be motivated to pursue results with respect to one performance measure to the detriment of Applied as a whole.	Ò	No Hedging or Pledging – Our insider trading policy prohibits all NEOs and directors from engaging in hedging or other speculative trading, or pledging their shares.

✓	Compensation Recoupment Policy – Both our annual cash bonus plan and our stock incentive plan contain “clawback” provisions providing for reimbursement of incentive compensation from NEOs in certain circumstances.	Ò	No Perquisites – We do not provide material perquisites or other personal benefits to our NEOs or directors, except in connection with business-related relocation.

✓	Stock Ownership Guidelines – All NEOs and directors are subject to stock ownership guidelines to align their interests with shareholders’ interests.	Ò	No Dividends on Unearned Performance Shares – We do not pay dividends or dividend equivalents on unearned and unvested performance shares.

✓	Double-Trigger Change-in-Control Provisions – Equity awards for all NEOs require a “double-trigger” of both a change-in-control and termination of employment for vesting acceleration benefits to apply.	Ò	No Executive Pensions – We do not offer any executive pension or executive retirement plans.

✓	Annual Say-On-Pay Vote – We seek annual shareholder feedback on our executive compensation program.	Ò	No Tax Gross-Ups – We do not pay tax gross-ups, except in connection with business-related relocation or expatriate assignments.

24     2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Governance and Decision-Making Framework

Overview of Compensation Program Philosophy and Governance Framework

Our executive compensation program has three principal objectives:

(1)	to attract, reward and retain highly-talented executive officers and other key employees;

(2)	to motivate these individuals to achieve short-term and long-term goals that enhance shareholder value; and

(3)	to support our core values and culture.

We seek to achieve these objectives by

●	providing compensation that is competitive with the practices of other leading, high-technology companies; and

●	linking rewards to company and individual performance by

∎	setting challenging performance goals for executive officers and other key employees;

∎	balancing retention needs with performance objectives; and

∎	providing a high proportion of total target compensation in the form of equity incentives to motivate executive officers and key employees to increase long-term value in alignment with shareholders’ interests.

The HRCC uses these principles to determine base salaries, annual incentive bonuses and long-term incentive awards. The HRCC also considers Applied’s business objectives, competitive practices and trends, and corporate considerations, including the affordability of the compensation program. The HRCC further considers the results of the annual advisory “say-on-pay” vote and shareholder feedback. In consideration of this vote and feedback from our shareholders, the HRCC made changes to certain elements of the annual incentive bonus and the long-term incentive programs, as described above under “Shareholder Engagement and Incentive Program Changes.”

Fiscal 2016 Peer Group Companies

The HRCC regularly evaluates compensation paid by our peer group, which consists of a broad range of high-technology companies whose businesses are similar to ours and with which we typically compete for executive talent, as a reference point for evaluating our compensation program.

For the composition of the fiscal 2016 peer group, we considered companies that met the following criteria: (1) technology companies with manufacturing operations, (2) companies whose revenues were approximately one-third to five times that of Applied, (3) companies with global operations that disclose executive compensation pursuant to SEC rules, (4) companies that compete with us for key talent and (5) companies that devote significant resources to research and development as a percentage of revenue. Based on this assessment, the HRCC determined not to continue including four companies for the fiscal 2016 peer group for the following reasons: Agilent Technologies, Inc. shifted its business to focus on life sciences; Harris Corp. had relatively low research and development spending and non-U.S. sales; and First Solar, Inc. and SunPower Corp. were no longer appropriate peers due to the reductions in Applied’s solar business. The HRCC added two companies to the fiscal 2016 peer group for the following reasons: Nvidia Corp., a semiconductor company that met the other screening criteria; and Avago Technologies (renamed Broadcom Ltd.), a technology company that met the quantitative screening criteria such as revenue and market capitalization, and had announced its planned acquisition of Broadcom Corp., a company included in our fiscal 2016 peer group. Each of the other companies in the peer group listed below met most, if not all, of the five screening criteria listed above; in addition, several of the companies were among our principal U.S. competitors or top U.S. customers.

Applied Materials, Inc.    25

Data gathered on the peer group include base salary, bonus, targeted cash compensation, long-term incentive awards and total direct compensation. The HRCC uses this survey data as a reference point rather than to target a specific percentile for our NEOs. The peer group data is gathered from the sources described in “Role of Compensation Consultant” and “Role of Executive Officers and Management in Compensation Decisions” below. The tables below set forth our fiscal 2016 peer group and related information.

Fiscal 2016 Peer Group
Advanced Micro Devices, Inc.	Micron Technology, Inc.
Broadcom Corp.	Motorola Solutions, Inc.
Avago Technologies (renamed Broadcom Ltd.)	NetApp, Inc.
Cisco Systems, Inc.	NVIDIA Corp.
Corning Inc.	QUALCOMM, Inc.
EMC Corp.	SanDisk Corp.
Intel Corp.	Seagate Technology Plc
Juniper Networks, Inc.	Texas Instruments Incorporated
KLA-Tencor Corp.	Western Digital Corp.
Lam Research Corp.

Applied Materials Positioning Relative to Peers

Components of Total Direct Compensation

Determining Annual Total Direct Compensation

At the beginning of fiscal 2016, the HRCC evaluated each NEO’s annual total direct compensation – annual base salary, annual incentive bonus and annual long-term incentive award. As part of this evaluation, the HRCC considers the NEO’s scope of responsibility, performance, skill set, prior experience and achievements, advancement potential, impact on results and expected future contributions to our business, as well as the compensation level of an executive officer relative to other Applied officers, the need to attract and retain talent, and business conditions. The HRCC also considers compensation levels at our peer companies for comparable positions; however, no individual element of compensation is targeted to a peer percentile range. The HRCC uses peer group data as a tool to assess how our executives’ compensation compares to the market rather than as a means to establish specific target compensation levels. Actual pay results vary based on the overall performance of the Company and individual NEO performance, as the largest portion of NEO compensation is performance-based.

Base Salaries

Base salaries and bonus opportunities are designed to attract, motivate, reward and retain executive talent, as well as to align pay with performance. At the beginning of each fiscal year, the HRCC determines each NEO’s targeted total cash compensation (salary and target bonus).

Base salaries are an annual fixed level of cash compensation. For fiscal 2016, the HRCC made no changes to NEO base salaries from fiscal 2015. The HRCC determined that continuing base salary amounts from fiscal 2015 met the goal of sufficiently recognizing executives for their time and service, was sufficiently competitive to provide adequate retention value and allowed Applied to continue its focus on weighting cash compensation toward performance-based incentives.

Annual Incentive Bonus Opportunities

Bonus Plan Overview. In fiscal 2016, all of our NEOs participated in the Senior Executive Bonus Plan (the “Bonus Plan”). The Bonus Plan is a shareholder-approved bonus program designed to motivate and reward achievement of Applied’s business goals and to attract and retain highly-talented individuals. The annual incentive bonus opportunity for each NEO under the Bonus Plan is directly linked to Applied’s achievement of financial performance, operational performance and strategic objectives, in addition to individual performance. Company and individual goals are designed to incentivize management to drive strong operating performance, invest in innovation to drive future growth and create shareholder value. Our Bonus Plan is performance-based and does not include any minimum payment levels. Bonuses under this plan are intended to qualify as “performance-based” compensation under Section 162(m).

26    2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Determining Target Bonus Amounts. Target bonus amounts for each of the NEOs are expressed as a percentage of base salary. The HRCC set the annual target bonus amount for each NEO, taking into consideration Mr. Dickerson’s recommendations regarding the annual target bonus amounts for each of the NEOs other than himself. In early fiscal 2016, Mr. Dickerson recommended that, for each NEO, the target bonus amounts remain unchanged from fiscal 2015. In making his recommendations, Mr. Dickerson relied on a variety of factors, including publicly-available data and market survey data, as described above, as well as his assessment of overall economic and business conditions. The HRCC considered these same factors in deciding not to increase Mr. Dickerson’s target bonus.

Assessing Performance and Payout. The determination of fiscal 2016 performance and annual incentive bonuses for our NEOs consisted of four key steps, as illustrated in the diagram below and the following discussion.

The HRCC believes that this multi-step performance framework appropriately emphasizes financial performance, while also providing a mechanism to assess achievement of key business imperatives by individual NEOs

Initial Performance Goal. The Bonus Plan includes an initial performance hurdle to establish 162(m) tax deductibility. For fiscal 2016, the HRCC chose adjusted operating profit as the 162(m) performance goal. If Applied does not achieve positive adjusted operating profit for the fiscal year, no bonus is payable. If positive adjusted operating profit is achieved, the maximum bonus that becomes payable for each NEO is the lowest of: (a) $5 million, (b) 3x the target bonus, as a percentage of base salary, and (c) 0.4% of adjusted operating profit for each NEO other than Mr. Dickerson, for whom this maximum is 0.8% of adjusted operating profit.

In fiscal 2016, Applied’s non-GAAP adjusted operating profit was $2.3 billion, resulting in achievement of the initial performance goal under the Bonus Plan. Adjusted operating profit is a non-GAAP measure that excludes certain items from operating profit determined in accordance with GAAP, such as acquisition, integration and deal costs, restructuring, inventory and asset impairment charges, and other adjustments (see Appendix A for a reconciliation of non-GAAP adjusted operating income). Non-GAAP adjusted operating profit does not exclude stock-based compensation expenses.

Funding. The HRCC reviewed Applied’s non-GAAP adjusted EPS performance, a measure of overall company financial performance, to determine the funding level of the Bonus Plan. At the beginning of the year, the HRCC determined a target adjusted EPS performance range and the corresponding funding multiplier range. For fiscal 2016, the non-GAAP adjusted EPS range of $1.00 to $2.00 corresponded to a funding multiplier range of 0.5x to 2.0x. The 1.0x multiplier required a non-GAAP adjusted EPS of $1.50, which was 26% higher than our actual non-GAAP adjusted EPS for fiscal 2015. At the end of the year, the HRCC confirmed the adjusted EPS performance and associated funding multiplier. In fiscal 2016, the HRCC eliminated the ability to apply upward discretion to the adjusted EPS funding multiplier. For fiscal 2016, Applied achieved non-GAAP adjusted EPS of $1.75, which resulted in a funding multiplier of 1.5x.

Adjusted EPS is a non-GAAP measure that excludes certain items from EPS determined in accordance with GAAP, such as acquisition and deal costs, restructuring, inventory and asset impairment charges, the reinstatement of federal R&D tax credit, the resolution of audits of prior years’ income tax filings and other tax items, and other adjustments (see Appendix A for a reconciliation of non-GAAP adjusted EPS). Non-GAAP adjusted EPS does not exclude stock-based compensation expenses.

Applied Materials, Inc.    27

Balanced Corporate Scorecard. If the Bonus Plan is funded, the HRCC then uses the corporate scorecard to evaluate achievement of pre-defined corporate objectives and goals for each NEO. The scorecard is designed to measure financial and non-financial objectives that are considered by the HRCC to be key drivers of the Company’s near-term financial and operational success that will create shareholder value over the longer-term. The fiscal 2016 scorecard measured corporate performance in five broad categories:

(1) Financial and Market Performance, (2) Products and Growth, (3) Execution, (4) Customers, Field and Service and (5) People and Organization. These categories align with and support the Company’s strategy of strengthening our materials engineering capabilities to enable major technology inflections for our customers and positioning Applied for sustainable growth to support long-term value creation for its shareholders.

Scorecard Category	Link to Company Strategy and Performance
Financial and Market Performance	Financial, market share and TSR goals align with a focus on delivering sustainable performance that increases shareholder value
Products and Growth	Reinforces strategy of developing new and differentiated products and services, and positioning Applied and its products for future revenue and market share growth
Execution	Incentivizes increased efficiency in operational process, product development success and quality and safety performance
Customers, Field and Service	Promotes focus on driving customer loyalty relative to competitors’ achievements and improving growth and efficiency at key accounts
People and Organization	Drives focus on greater employee engagement to promote hiring, retention and development of key talent

NEO Objectives and Weightings. Each NEO was assigned individualized weightings for all measures other than the Financial and Market Performance measures (which were weighted at 50% for all NEOs), to reflect the relative impact and contributions of that NEO and his business or organizational unit to Applied’s overall performance with respect to a particular measure. The corporate scorecard objectives and weightings were the same for Mr. Dickerson and Mr. Halliday. All other NEOs shared these objectives, but each had different weightings as set forth in the table below.

Goal Setting and Measurement. At the beginning of the fiscal year, the HRCC reviewed objectives, goals and weightings initially proposed by management, provided input and made adjustments, and approved the final corporate scorecard and individual weightings for each NEO. Progress towards achieving the corporate scorecard objectives was evaluated and tracked quarterly during the fiscal year. Scores were awarded for each metric under the scorecard based on the degree to which the pre-determined goals for that metric were achieved. Performance hurdles were set to measure achievement at 0, 0.5, 1.0, 1.5 and 2.0 levels, with a score of 1.0 indicating performance that met expectations and scores over 1.0 indicating extraordinary achievement. At the end of the fiscal year, scores were calculated based on actual performance against objectives and were presented to the HRCC to review, adjust and approve.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table details fiscal 2016 corporate scorecard objectives, their relative weightings for each NEO, the achievements based on performance against objectives and the resulting scores, as approved by the HRCC (see Appendix A for non-GAAP reconciliations).

	Weightings				Achievements	Score
Objectives	Dickerson and Halliday	Salehpour	Nalamasu	Larkins
Financial and Market Performance	50.0%	50.0%	50.0%	50.0%
● Grow wafer fabrication equipment (measured by Gartner) and Display market share					● Achieved >1% of wafer fabrication equipment market share gain in calendar 2016 (estimate based on Gartner data) and significant share gains in Display equipment served available market	1.5
● Achieve gross margin targets (gross margin reported externally)					● Achieved >43% non-GAAP adjusted gross margin	1.0
● Achieve adjusted EPS goal (EPS reported externally)					● Achieved $1.75 non-GAAP adjusted EPS	1.0
● Achieve TSR target relative to peers					● Achieved highest TSR performance in semiconductor equipment peer group	2.0
Products and Growth	15.0%	22.5%	27.0%	20.0%
● Win development tool of record and production tool of record positions at key Semiconductor Systems and Display customers					● Exceeded target number of development tool of record and production tool of record positions	1.5
● Grow number of tools under service contracts					● Increased net tools under service agreements in line with annual target	1.0
● Develop technology pipeline to deliver targeted incremental fiscal 2018 revenue					● Developed pipeline to deliver risk-adjusted 2018 revenues in line with published financial model	1.0
Execution	15.0%	12.5%	13.0%	12.5%
● Reduce order-to-cash cycle time from fiscal 2015 baseline					● Met order-to-cash cycle time improvement target for year	1.0
● Increase product development success rates, measured by number of R&D programs resulting in successful products					● Implemented peer review board to evaluate products compared to original return on investment and success metrics, with majority of R&D programs achieving their goals and successfully passing review process	1.0
● Improve operational, quality and safety performance					● Successfully drove improvements in on time delivery, materials cost and safety	1.2	(1)
Customer, Field and Service	10.0%	7.5%	0.0%	7.5%
● Achieve 5 growth and efficiency metrics at 8 key accounts					● Achieved targeted growth and efficiency metrics	1.0
● Improve customer loyalty score by 2 points relative to competitors, measured by Walker Survey, a third-party survey with results benchmarked against competitor companies					● Improved absolute customer loyalty scores, but did not increase gap relative to competitors	0.0
People and Organization	10.0%	7.5%	10.0%	10.0%
● Achieve targeted organizational health index score compared against 2014 score, measured by survey administered by McKinsey					● Increased organizational health index score over 2014 result by 2 points	1.5
● Implement employee development and training strategies					● Developed integrated training curriculum and trained over 90% of the targeted population or nearly 6,300 employees	2.0

Goals tied to objective and quantifiable metrics

(1) Reflects weighted average of the scores of multiple underlying goals.

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Individual Performance Factor. The HRCC also considered the individual performance of each NEO as indicated by that NEO’s individual performance factor (“IPF”). The IPF applied only if the Bonus Plan was funded and at least some of the corporate scorecard objectives were achieved. The IPF modified the initial bonus amount as determined based on achievement against the corporate scorecard objectives. The IPF modifier range had been from 0 to 2.0 in previous years. In fiscal 2016, the HRCC reduced the maximum IPF from 2.0 to 1.5.

The HRCC determined the IPFs for all NEOs. Mr. Dickerson’s IPF was based on the HRCC’s year-end assessment of his leadership and the Company’s overall performance during the year. The HRCC determined the IPF for each other NEO taking into consideration Mr. Dickerson’s recommendation, which included his assessment of the achievement of strategic, financial, operational and organizational performance goals specific to the business or organizational unit for which the NEO was responsible, as well as the NEO’s leadership skills and current and expected contributions to the business. For fiscal 2016, the HRCC assigned each NEO an IPF of 1.0.

The following table shows the highlights of each NEO’s performance in fiscal 2016 that the HRCC considered in determining their respective IPFs.

NEO	Fiscal 2016 Individual Performance Highlights
Dickerson	●	Delivered highest orders, revenue and EPS in the Company’s history
	●	Delivered one-and two-year TSR at record level of greater than 75th percentile
Halliday	●	Executed tax strategy to optimize tax rate and on-shore cash ratio; drove disciplined capital allocation strategy to return $2.34 billion to shareholders through dividends and share repurchases in fiscal 2016
	●	Developed and executed on finance information technology roadmap and drove 3,500 enterprise hours in process efficiency improvements
	●	Exceeded gross margin performance targets
Salehpour	●	Set new records for orders and revenue for Applied Global Services (AGS) in fiscal 2016, resulting in 12 consecutive quarters of AGS growth on a year-over-year basis
	●	Set new records for orders and revenue for Display and Adjacent Markets in fiscal 2016
	●	Drove adoption of product development and customer engagement methodologies throughout the Company
	●	Led corporate strategic planning process
Nalamasu	●	Developed product pipeline to enable potential targeted growth in new and adjacent markets
	●	Strengthened strategic relationships with universities and research institutions through key projects
Larkins	●	Led initiatives to strengthen intellectual property and trade secret protection
	●	Partnered with business units in enhancing processes to enable growth
	●	Developed guidelines for addressing legal and regulatory requirements for new business models and new markets

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COMPENSATION DISCUSSION AND ANALYSIS

Actual Bonus Payouts. The NEOs’ performance against corporate scorecard goals and IPF ratings resulted in an average bonus payout of 1.2x, which was below the bonus pool funding multiplier of 1.5x. The diagram below shows the results for each of the four key steps in determining the NEOs’ fiscal 2016 annual incentive bonuses.

Fiscal 2016 Annual Incentive Calculation

Performance Measures	Fiscal 2016 Achievement

∎ Positive non-GAAP Adjusted Operating Profit	✓ Achieved

∎ Fiscal 2016 non-GAAP Adjusted Earnings Per Share of $1.75	✓ Bonus funding multiplier achieved at 1.5x of target

∎ Strong performance on core objectives: – Financial and Market Performance – Products and Growth – Execution – Customer, Field and Service – People and Organization	✓ NEO Scorecard results achieved in a range from 1.19x to 1.23x based on individual weightings

∎ Strong NEO performance against personal objectives and individual contribution to business performance	✓ IPF achieved at 1x for all NEOs

Average NEO bonus, as percentage of target: 1.2x

The following table shows for each NEO: (1) the maximum amount payable under the Bonus Plan, (2) the target bonus amounts expressed as a percentage of base salary, (3) the target bonus expressed as a dollar amount, (4) the actual fiscal 2016 bonus amount approved by the HRCC and paid to the NEO and (5) the actual bonus as a percentage of the bonus target.

NEO	(1) Maximum Bonus Payable ($)	(2) Target Bonus as a Percentage of Base Salary (%)	(3) Target Bonus ($)	(4) Actual Bonus ($)	(5) Percentage of Target Bonus Awarded (%)
Dickerson	$5,000,000	200%	$2,000,000	$2,449,440	122%
Halliday	$2,531,250	135%	$843,750	$1,033,358	122%
Salehpour	$2,227,500	135%	$742,500	$882,651	119%
Nalamasu	$1,518,000	110%	$506,000	$622,659	123%
Larkins	$1,584,000	110%	$528,000	$640,494	121%

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Pay and Performance Alignment. Our process for determining annual bonus awards has resulted in strong pay and performance alignment. The chart below illustrates the rigor of our scorecard and alignment between the actual annual bonus awards for our CEO and our adjusted EPS achievements.

CEO Actual Annual Bonus vs. Earnings Per Share

(1) See Appendix A for non-GAAP reconciliations.

Changes for fiscal 2017. In 2016, the HRCC approved changes to the annual bonus program to align with business objectives and address concerns raised by our investor community. Changes to the program that were effective in fiscal 2016 will also be applied to the fiscal 2017 annual bonus structure. These changes included:

●	Elimination of the HRCC’s ability to apply upward discretion to the EPS funding multiplier (maintained downward discretion), and

●	Reduction of the maximum individual performance factor from 2.0x to 1.5x.

See “Shareholder Engagement and Incentive Program Changes” on page 18 for additional information. Beginning in fiscal 2017, the operating profit hurdle has been eliminated from the plan design to avoid metric overlap with our long-term incentive program, and has been replaced with an adjusted EPS hurdle.

Long-Term Incentives

Overview. Applied’s long-term incentive compensation program is intended to help (1) achieve our business objectives, (2) attract, motivate and retain key talent, and (3) align our executives’ interests with shareholders’ interests to maximize long-term shareholder value.

Timing of Awards. The HRCC grants equity and other long-term incentive awards to NEOs under our shareholder-approved Employee Stock Incentive Plan (the “Stock Plan”). The HRCC has not granted, nor does it intend to grant, equity awards in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Applied has not timed, nor does it intend to time, the release of material, nonpublic information based on equity award grant dates.

Fiscal 2016 Performance-Based Equity Awards

In December 2015, the HRCC granted performance shares for fiscal 2016 that require the achievement of an adjusted operating profit margin goal and provide an incentive tied to the achievement of a relative TSR goal. The grant of these equity awards is intended to align our executives’ interests closely with those of our shareholders and motivate our NEOs to create long-term shareholder value.

For fiscal 2016, the HRCC granted target number of performance shares listed in the following table to our NEOs.

NEO	Target Value of Awards(1) ($)	Equivalent Number of Shares(2)
Dickerson	$9,000,000	475,939
Halliday	$3,500,000	185,087
Salehpour	$2,500,000	132,205
Nalamasu	$1,750,000	92,544
Larkins	$1,600,000	84,611
(1)	Target value of awards is based on Applied’s stock price on the grant date. Amounts shown in the “Stock Awards” column

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COMPENSATION DISCUSSION AND ANALYSIS

of the Summary Compensation Table represent grant date fair value determined pursuant to Accounting Standards Codification 718.
(2)	Number of shares calculated by dividing target value of awards by $18.91, the closing price of Applied stock on December 7, 2015, the grant date.

Size of Performance-Based Equity Awards. In determining the size of the awards, the HRCC considered each NEO’s award as a component of his total direct compensation. The HRCC maintained the size of the fiscal 2016 awards at essentially the same target value level as the fiscal 2015 awards. The HRCC determined that the fiscal 2016 target grant sizes provided sufficient performance-based equity incentives to align compensation with the long-term interests of our shareholders, were in line with market norms for the NEOs’ respective roles and were sufficient to provide retention incentive for them.

Adjusted Operating Profit Margin Goal. To drive stronger achievement of operating profit margin, the HRCC increased the non-GAAP adjusted operating profit margin goal from 16% to 18% for the fiscal 2016 awards. The fiscal 2016 awards are subject to the achievement of a non-GAAP adjusted operating profit margin of at least 18% in any one of fiscal years 2016 through 2019. If this performance goal is met, then 100% of the target performance shares will be eligible to vest ratably over four years. The HRCC determined that this goal was appropriate in light of the variable nature of the industries in which the Company operates.

In fiscal 2016, Applied achieved a non-GAAP adjusted operating profit margin of 21.7%. As a result, 100% of the target performance shares granted in fiscal 2016 became eligible for time-based ratable vesting over four years.

Adjusted Operating Profit Margin Targets and Actual Results

Adjusted operating profit margin is a non-GAAP measure that excludes certain items from operating profit margin determined in accordance with GAAP, such as acquisition, integration and deal costs, restructuring, inventory and asset impairment charges, and other adjustments (see Appendix A for a reconciliation of non-GAAP adjusted operating margin). Non-GAAP adjusted operating profit margin does not exclude stock-based compensation expenses.

Relative TSR Incentive. In order to focus the NEOs even more intently on creating long-term shareholder value, the fiscal 2016 performance shares include an additional incentive tied to targeted levels of relative TSR, measured against a peer group comprising companies in the S&P 500 Information Technology Index. The TSR incentive requires, as a threshold, that Applied satisfy the adjusted operating profit margin goal. In this way, NEOs will be rewarded for achieving strong operating results, as well as for creating meaningful additional shareholder value.

If the adjusted operating profit margin goal is achieved and Applied’s relative TSR over the two fiscal years ending on the last day of fiscal 2017 is at least the 60th percentile of the S&P 500 Information Technology Index, then additional shares above the target amount will become eligible for time-based vesting, as set forth below.

Depending on the level of achievement of both the operating profit margin and TSR goals, the total number of shares that may become eligible to vest under the time-based schedule ranges from 0% to 150% of the target number. In order for the maximum number of shares to become eligible to vest, adjusted operating profit margin must be greater than 18% and TSR must be at the 75th percentile or higher within the S&P 500 Information Technology Index over the first two years.

In addition, the NEO must remain an employee of Applied through December 19, 2019 in order for all amounts to vest. The four-year vesting schedule is intended to retain and reward our NEOs for achieving operational and financial goals, while also promoting a long-term focus on sustained performance and total shareholder return. We believe that the performance goal and the four-year vesting schedule demonstrate Applied’s commitment to pay for performance and further our goal to retain our NEOs.

Changes for 2017. In 2016, the HRCC approved a wholesale redesign of the long-term incentive program to align with current business strategy and to respond to feedback received from shareholders. Beginning in fiscal 2017, the long-term incentive awards for NEOs consist of two forms of equity:

●	PSUs with three-year performance measures to establish rigorous long-term performance alignment. PSUs may vest three years from the grant date based on achievement of 3-year average non-GAAP adjusted operating margin and 3-year average WFE market share goals, and

●	RSUs with three-year ratable vesting to provide link to shareholder value creation and maintain retention value.

Applied Materials, Inc.    33

The target mix of the awards consists of 75% PSUs and 25% RSUs for the CEO and 50% PSUs and 50% RSUs for the other NEOs. The HRCC believes that this new long-term incentive structure establishes a closer direct link to long-term Company performance through the PSUs and will also provide a crucial retention value through the RSUs, which will vest ratably over three years. Target fiscal 2017 long-term equity awards were determined in light of each NEO’s scope of responsibility, performance, impact on results and expected future contributions to our business, compensation levels relative to other Applied officers, the wholesale changes made to the long-term incentive program and establishment of three-year performance goals, the need to attract and retain talent, and business conditions. See “Shareholder Engagement and Incentive Program Changes” on page 18 for additional information.

Role and Authority of the Human Resources and Compensation Committee

The HRCC has a written charter approved by the Board that specifies the HRCC’s duties and responsibilities, which is available on our website at: http://www.appliedmaterials.com/company/investor-relations/governance-documents. In accordance with its charter, the HRCC oversees our programs that foster executive and employee development and retention, with emphasis on leadership development, management capabilities and succession plans. The HRCC also determines executive and director compensation, and oversees significant employee benefits programs, policies and plans.

Each member of the HRCC has been determined to be independent under Nasdaq, SEC and Internal Revenue Code rules. The HRCC may delegate any of its responsibilities to subcommittees. See “Board Meetings and Committees” for more information about the HRCC.

Role of Compensation Consultant

The HRCC has the authority to engage independent advisors to assist it in carrying out its responsibilities. For fiscal 2016, the HRCC engaged Semler Brossy Consulting Group (“Semler Brossy”) as its independent executive compensation consultant. Semler Brossy, who reports directly to the HRCC and not to management, is independent from Applied, has not provided any services to Applied other than to the HRCC and receives compensation from Applied only for services provided to the HRCC. The HRCC assessed the independence of Semler Brossy pursuant to SEC rules and concluded that the work of Semler Brossy for the HRCC has not raised any conflict of interest.

Semler Brossy reviews and advises on all principal aspects of the executive compensation program. Its main responsibilities are as follows:

●	advise on alignment of pay and performance;

●	review and advise on executive total compensation, including base salaries, short- and long-term incentives, associated performance goals, and retention and severance arrangements;

●	advise on trends in executive compensation;

●	provide recommendations regarding the composition of our peer group;

●	analyze peer group proxy statements, compensation survey data and other publicly available data; and

●	perform any special projects requested by the HRCC.

The HRCC typically asks Semler Brossy to attend the HRCC’s meetings, including executive sessions at which management is not present. Semler Brossy communicates regularly with the HRCC Chair outside of committee meetings and also meets with management to gather information and review proposals.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Executive Officers and Management in Compensation Decisions

For fiscal 2016, the HRCC invited Mr. Dickerson (as CEO) and other executives, including the heads of Global Human Resources and Global Rewards, to attend its meetings. The HRCC also regularly held executive sessions without management present. The CEO, together with the HRCC, assesses the performance of our NEOs and other executive officers. The CEO presents to the HRCC his evaluation of each executive officer’s performance over the past year and makes recommendations to the HRCC regarding base salaries, bonus targets and actual payments, performance goals and weightings, and long-term incentive awards for executive officers. The HRCC considers these recommendations in making its final determinations, in addition to considering input from Semler Brossy. The HRCC discusses the CEO’s proposed compensation and makes final decisions regarding the CEO’s compensation when he is not present.

In formulating its compensation recommendations for fiscal 2016, management considered data primarily from a survey conducted by Radford Survey + Consulting, as well as publicly-available information about the peer group provided by Semler Brossy.

Additional Compensation Programs and Policies

Deferred Compensation Plan

Our deferred compensation plan, the 2016 Deferred Compensation Plan (the “DCP Plan”) allows our NEOs and other eligible employees to voluntarily defer on a pre-tax basis a portion of their eligible earnings. We do not provide matching or other employer contributions under this plan. Deferrals made prior to October 2015 under the DCP Plan are credited with deemed interest and are subject to the distribution rules in place prior to the plan amendment in October 2015. Beginning in fiscal 2016, participants are permitted to notionally invest new deferrals in certain investment options newly available under the plan. Additionally, for new deferrals, the DCP Plan provides new distribution rules for in-service distributions and upon a qualifying separation from service, disability and change in control. See “Nonqualified Deferred Compensation” below for more information about the DCP Plan.

Retirement Benefits under the 401(k) Plan and Generally Available Benefits Programs

During fiscal 2016, substantially all U.S. employees, including the NEOs, were eligible to participate in Applied’s 401(k) plan, a tax-qualified retirement plan. Eligible Applied 401(k) plan participants receive matching contributions from Applied. Other than the 401(k) plan, we do not provide defined benefit pension plans or defined contribution retirement plans to the NEOs or other employees, except as required in certain countries outside the U.S. for legal or competitive reasons. Applied offers a number of other benefits programs to a broad base of eligible employees, including a tax-qualified employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability plans, life and accidental death and dismemberment plans, health and dependent care flexible spending accounts, business travel insurance, wellness programs, educational assistance, employee assistance program and certain other country-specific benefits.

Applied annually benchmarks its overall benefits programs against our peers, including the 401(k) plan. Applied’s overall broad-based benefits programs is at approximately the market median, which the HRCC believes allows us to remain competitive in attracting and retaining talent.

The benefits provided under the programs discussed above are not considered by the HRCC in determining an individual NEO’s total compensation.

Relocation Program

Applied maintains a relocation program that is consistent with current practices among global companies. The program is available to all employees. Applied provides competitive relocation benefits to ensure it can fill positions critical to its business needs and provide career development opportunities for high-potential employees. Benefits for employees on international assignment include reimbursement on an after-tax basis for housing and transportation allowances and living and travel expense reimbursements, as well as tax equalization that is intended to put employees who relocate in service to Applied in the same position, from a tax-liability perspective, that they would be in if they were still located in the United States.

In 2014, the Board requested that Mr. Dickerson relocate full-time to Japan to continue leading critical efforts toward the then-anticipated completion of the Business Combination with Tokyo Electron.

Board Rationale for Relocation. Recognizing the complexity of a U.S.-Japanese merger, including both geographic and cultural differences, the Board felt strongly that to effect a smooth business combination and increase the likelihood of achieving forecasted business benefits of the merger, it was critical to have senior leadership presence from Applied on the ground in Japan to work closely with Tokyo Electron during the regulatory review period. The Board considered and determined that the anticipated cost savings that would be generated from the merger would significantly outweigh

Applied Materials, Inc.    35

the expenses to relocate our senior management to Japan. At the Board’s request, Mr. Dickerson agreed to relocate, along with his family, to Japan in August 2014.

Relocation Benefits. In accordance with our relocation program, the HRCC approved relocation benefits for Mr. Dickerson, which are reported in the Summary Compensation Table. The relocation benefits were provided to Mr. Dickerson under the relocation program that is available to all employees on global assignment. These benefits included housing, transportation and moving expenses, a cost of living adjustment, education expense reimbursements, relocation allowance, amounts for taxes incurred in connection with the relocation, as well as tax equalization for the incremental tax-liability resulting from his relocation to Japan in service of Applied. Tax equalization ensures that the tax costs incurred by Mr. Dickerson on the international assignment be equivalent to what the tax costs would have been had he remained in the U.S. Tax payments were not paid to Mr. Dickerson but were paid directly to the appropriate tax authorities. While the amounts of the relocation benefits are attributed to Mr. Dickerson in the Summary Compensation Table, they did not provide any additional compensation to him and are not part of his ongoing pay.

Disclosure and Payment Timing. Although Mr. Dickerson relocated to Japan for part of 2014 and 2015, the timing and disclosure of relocation payments extend beyond this period. Mr. Dickerson is subject to income taxes in Japan on income earned for the period of time of his international assignment, including continuing Japanese tax liabilities related to his equity awards. Japan assesses income tax on compensation earned while an individual is resident in Japan. Performance shares are deemed earned over the period during which they vest and stock options are deemed earned from grant to exercise. Mr. Dickerson has outstanding equity awards that he earned during the period of his international assignment in Japan. When these equity awards vest, which vesting is scheduled through fiscal 2019, Applied, in connection with providing tax equalization benefits to Mr. Dickerson under the relocation program, will be responsible for incremental taxes on the awards.

Employment and Retention Agreements

Employment Agreement. In August 2013, Applied entered into an employment agreement with Mr. Dickerson in connection with his appointment as President and CEO. This agreement was not amended in fiscal 2016. See “Employment and Retention Agreements” on page 42 for additional information.

Amended Retention Agreements. In connection with the Business Combination, the HRCC approved retention agreements for our NEOs in September 2013. In December 2014, the HRCC amended these retention agreements to delay the payment date of the retention bonus for each NEO (other than Mr. Dickerson, whose agreement did not provide for a retention bonus) from March 31, 2015 to the earlier of (1) the date six months after the closing or termination of the Business Combination and (2) December 11, 2015, subject to the NEO’s continued employment through the applicable date. The HRCC approved this delay in light of the critical need to retain the executives through the period following closing or termination of the Business Combination.

Stock Ownership Guidelines

We have stock ownership guidelines to help align the interests of our NEOs with those of our shareholders. The guidelines provide that NEOs should meet the following ownership levels in Applied stock within five years from his or her appointment:

Position	Ownership Level
CEO	5x base salary
Other NEOs	3x base salary

At the end of fiscal 2016, all of the NEOs whose five-year ownership deadline had passed had met the stock ownership guidelines.

Applied has an insider trading policy that, among other things, prohibits our NEOs from engaging in hedging or other speculative transactions relating to Applied shares, or to pledge their Applied shares.

Clawback Policy

We have a “clawback” policy that allows the Board to require reimbursement of incentive compensation from an executive officer in the event intentional misconduct by the officer is determined to be the primary cause of a material negative restatement of Applied’s financial results. The compensation that may be recovered is the after-tax portion of any bonus paid to, and any performance-based equity awards earned by, the NEO within the 12 months after filing of the financial statements, if the compensation would not have been paid to the NEO had Applied’s financial results been reported properly. The policy applies to financial statements filed in a rolling three-year, look-back period. This clawback policy is in addition to any policies or recovery rights that are required under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Tax Deductibility

Section 162(m) places a $1 million limit on the amount of compensation that Applied may deduct in any one year for compensation paid to the CEO and the three other most highly-compensated executive officers (excluding the CFO). However, compensation that qualifies as “performance-

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COMPENSATION DISCUSSION AND ANALYSIS

based” under Section 162(m) may be excluded from the $1 million limit. Our Stock Plan and Bonus Plan are intended to permit (but not require) the HRCC to award compensation that is “performance-based” and thus fully tax-deductible by Applied. While the HRCC considers the deductibility of compensation as a factor in making compensation decisions, the HRCC retains the flexibility to provide compensation that is consistent with the Company’s goals for its executive compensation program, even if such compensation is not fully tax-deductible.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2016. Based on the review and discussions, the Human Resources and Compensation

Committee recommended to the Board that the Compensation Discussion and Analysis be included in Applied’s Proxy Statement for its 2017 Annual Meeting of Shareholders.

This report is submitted by the Human Resources and Compensation Committee.

Thomas J. Iannotti (Chair)

Xun (Eric) Chen

Alexander A. Karsner

Applied Materials, Inc.    37

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2016, 2015 and 2014

The following table shows compensation information for fiscal 2016, 2015 and 2014 for our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Gary E. Dickerson President and Chief Executive Officer	2016 2015 2014	1,019,231 995,385 980,000	— — —	11,111,985 10,818,374 —	2,449,440 2,090,000 14,905,273	5,099,766 4,189,049 539,732	(5)	19,680,422 18,092,808 16,425,005
Robert J. Halliday Senior Vice President, Chief Financial Officer	2016 2015 2014	637,019 613,462 575,000	2,203,125 — —	4,321,318 4,207,134 2,038,800	1,033,358 961,875 6,730,054	25,818 41,082 2,971,113	(6)	8,220,638 5,823,553 12,314,967
Ali Salehpour Senior Vice President, General Manager, New Markets and Service Group	2016 2015 2014	560,577 550,000 485,385	1,732,500 — —	3,086,656 3,005,095 2,575,200	882,651 846,450 3,072,774	9,230 12,815 12,343	(7)	6,271,614 4,414,360 6,145,702
Omkaram Nalamasu Senior Vice President, Chief Technology Officer	2016 2015 2014	468,846 460,000 460,000	1,380,000 — —	2,160,671 2,103,581 —	622,659 430,100 2,572,114	12,841 15,046 14,841	(8)	4,645,017 3,008,727 3,046,955
Thomas F. Larkins Senior Vice President, General Counsel and Corporate Secretary	2016 2015 2014	489,231 480,000 480,000	1,512,000 — —	1,975,455 2,103,581 —	640,494 476,520 2,710,610	12,847 12,808 12,840	(9)	4,630,027 3,072,909 3,203,450
(1)	Applied’s fiscal 2016 contained 53 weeks, and fiscal 2015 and 2014 each contained 52 weeks. Amounts shown reflect salaries for services rendered for the number of weeks in the respective fiscal years.
(2)	Amount shown is a retention bonus paid to the applicable NEO in the beginning of fiscal 2016, six months after the termination of the Business Combination, pursuant to the terms of the NEO’s amended and restated retention agreement. For additional information regarding the retention agreements, see “Compensation Discussion and Analysis – Delayed Payment of Retention Bonuses” on page 22.
(3)	Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts reported represent the aggregate grant date fair value of stock awards granted in the respective fiscal years, as determined pursuant to ASC 718 (but excluding the effect of estimated forfeitures for performance-based awards). The assumptions used to calculate the value of awards are set forth in Note 10 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2016 filed with the SEC on December 15, 2016.
(4)	Amounts consist of (a) bonuses earned under bonus plans for services rendered in the respective fiscal years and (b) for fiscal 2014, fully-earned amounts under cash-settled performance units.
(5)	Amount includes Applied’s matching contribution of $11,925 under the tax-qualified 401(k) Plan, Applied’s payment on behalf of Mr. Dickerson of $960 in term life insurance premiums and a payment of $875 under Applied’s Patent Incentive Award Program.

Amount also includes payments made under Applied’s relocation program in connection with Mr. Dickerson’s international assignment in Japan in contemplation of the closing of the Business Combination and his repatriation to the U.S. following the termination of the Business Combination. See “Relocation Program” on page 35 for more information regarding Mr. Dickerson’s international assignment.

A breakdown of amounts paid in connection with Mr. Dickerson’s international assignment is shown in the following table:

Relocation Expenses ($)(a)	Tax Reimbursement ($)(b)	Tax Equalization ($)(c)
84,136	3,352,117	1,649,753
(a)	Represents housing, moving, and other direct assignment-related expenses for fiscal 2016 covered under our relocation program.
(b)	Represents amounts paid by Applied for taxes incurred in connection with assignment-related expenses in 2015 and 2016 due to the timing of final determination of tax liabilities and tax filings.
(c)	Represents tax equalization payments for Japan tax liabilities and taxes incurred as a result of these payments. Tax equalization ensures that the tax costs incurred by Mr. Dickerson on the international assignment be equivalent to what the tax costs would have been had he remained in the U.S. These amounts were not paid to Mr. Dickerson but were paid directly to the appropriate tax authorities.
(6)	Amount consists of (a) Applied’s matching contribution of $11,848 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Halliday of $960 in term life insurance premiums and (c) $13,010 in mortgage assistance.
(7)	Amount consists of (a) Applied’s matching contribution of $8,270 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Salehpour of $960 in term life insurance premiums.
(8)	Amount consists of (a) Applied’s matching contribution of $10,333 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Nalamasu of $883 in term life insurance premiums and (c) a payment of $1,625 under Applied’s Patent Incentive Award Program.
(9)	Amount consists of (a) Applied’s matching contribution of $11,925 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Larkins of $922 in term life insurance premiums.

38    2017 Proxy Statement

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards for Fiscal 2016

The following table shows all plan-based awards granted to the NEOs during fiscal 2016.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary E. Dickerson	12/7/2015 —	— 0	— 2,000,000	— 5,000,000	— —	475,939 —	713,908 —	— —	— —	— —	11,111,985 —
Robert J. Halliday	12/7/2015 —	— 0	— 843,750	— 2,531,250	— —	185,087 —	277,630 —	— —	— —	— —	4,321,318 —
Ali Salehpour	12/7/2015 —	— 0	— 742,500	— 2,227,500	— —	132,205 —	198,307 —	— —	— —	— —	3,086,656 —
Omkaram Nalamasu	12/7/2015 —	— 0	— 506,000	— 1,518,000	— —	92,544 —	138,816 —	— —	— —	— —	2,160,671 —
Thomas F. Larkins	12/7/2015 —	— 0	— 528,000	— 1,584,000	— —	84,611 —	126,916 —	— —	— —	— —	1,975,455 —
(1)	Amounts shown were estimated possible payouts for fiscal 2016 under the Senior Executive Bonus Plan. These amounts were based on the individual NEO’s fiscal 2016 base salary and position. The maximum amount shown is three times the target amount for the NEO, except the amount for Mr. Dickerson, which is the maximum amount payable per participant in any performance period under the Senior Executive Bonus Plan. Actual bonuses received by the NEOs for fiscal 2016 under the Senior Executive Bonus Plan are reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”
(2)	Amounts shown do not reflect compensation actually received by the NEOs. Instead, the amounts represent the aggregate grant date fair value of the awards as determined pursuant to ASC 718 (but excluding the effect of estimated forfeitures for performance-based awards). The assumptions used to calculate the awards’ value are set forth in Note 10 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2016 filed with the SEC on December 15, 2016.

Applied Materials, Inc.    39

Outstanding Equity Awards at Fiscal 2016 Year-End

The following table shows all outstanding equity awards held by the NEOs at the end of fiscal 2016.

	Option Awards						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Gary E. Dickerson	750,000 — — —	250,000 — — —	(3)	— — — —	15.06 — — —	9/1/2020 — — —	— 150,000 278,466 —	(4) (5)	— 4,299,000 7,980,836 —	— — — 475,939	(6)	— — — 13,640,412
Robert J. Halliday	— — — — —	— — — — —		— — — — —	— — — — —	— — — — —	10,000 37,500 40,000 108,292 —	(7) (8) (9) (10)	286,600 1,074,750 1,146,400 3,103,649 —	— — — — 185,087	(11)	— — — — 5,304,593
Ali Salehpour	— — — — —	— — — — —		— — — — —	— — — — —	— — — — —	45,500 56,250 60,000 77,352 —	(12) (4) (13) (14)	1,304,030 1,612,125 1,719,600 2,216,908 —	— — — — 132,205	(15)	— — — — 3,788,995
Omkaram Nalamasu	— — — —	— — — —		— — — —	— — — —	— — — —	75,000 25,000 54,147 —	(4) (16) (17)	2,149,500 716,500 1,551,853 —	— — — 92,544	(18)	— — — 2,652,311
Thomas F. Larkins	— — —	— — —		— — —	— — —	— — —	56,250 54,147 —	(4) (17)	1,612,125 1,551,853 —	— — 84,611	(19)	— — 2,424,951
(1)	Stock awards consist of restricted stock units and performance shares, all of which will be converted into Applied common stock on a one-to-one basis upon vesting. All future vesting of shares is subject to the NEO’s continued employment with Applied through each applicable vest date.
(2)	Market value was determined by multiplying the number of such shares by the closing price of Applied common stock of $28.66 on October 28, 2016, the last trading day of fiscal 2016, as reported on the Nasdaq Global Select Market.
(3)	Stock option was granted on September 1, 2013. These shares subject to the stock option are scheduled to vest on September 1, 2017.
(4)	Performance shares were granted on December 5, 2012. These shares vested on December 19, 2016.
(5)	Performance shares were granted on December 8, 2014. Of these, 92,822 shares vested on December 19, 2016 and 92,822 shares are scheduled to vest on December 19 of each of 2017 and 2018. On December 1, 2016, an additional 185,643 shares became eligible to vest due to achievement of TSR goal related to the grant. Of these additional TSR shares, 92,822 shares vested on December 19, 2016, 46,411 shares are scheduled to vest on December 19, 2017 and 46,410 shares are scheduled to vest on December 19, 2018.
(6)	Performance shares were granted on December 7, 2015. Of these, 118,984 shares vested on December 19, 2016 and 118,985 shares are scheduled to vest on December 19 of each of 2017, 2018 and 2019. The number of shares reported in the table is the target amount. Up to an additional 50% of the target amount may be earned, depending on achievement of TSR goal.
(7)	Restricted stock units were granted on December 3, 2012. These shares vested on January 1, 2017.
(8)	Performance shares were granted on February 25, 2013. These shares vested on December 19, 2016.
(9)	Restricted stock units were granted on November 10, 2013. These shares vested on November 10, 2016.
(10)	Performance shares were granted on December 8, 2014. Of these, 36,097 shares vested on December 19, 2016, 36,097 shares are scheduled to vest on December 19, 2017, and 36,098 shares are scheduled to vest on December 19, 2018. On December 1, 2016, an additional 72,194 shares became eligible to vest due to achievement of TSR goal related to the grant. Of these additional TSR shares, 36,097 shares vested on December 19, 2016, 18,049 shares are scheduled to vest on December 19, 2017 and 18,048 shares are scheduled to vest on December 19, 2018.
(11)	Performance shares were granted on December 7, 2015. Of these, 46,271 shares vested on December 19, 2016 and 46,272 shares are scheduled to vest on December 19 of each of 2017, 2018 and 2019. The number of shares reported in the table is the target amount. Up to an additional 50% of the target amount may be earned, depending on achievement of TSR goal.
(12)	Restricted stock units were granted on November 29, 2012. These shares vested on December 1, 2016.
(13)	Performance shares were granted on September 9, 2014. Of these, 30,000 shares are scheduled to vest on October 1 of each of 2017 and 2018.
(14)	Performance shares were granted on December 8, 2014. Of these, 25,784 shares vested on December 19, 2016 and 25,784 shares are scheduled to vest on December 19 of each of 2017 and 2018. On December 1, 2016, an additional 51,567 shares became eligible to vest due to achievement of TSR goal related to the grant. Of these additional TSR shares, 25,784 shares vested on December 19, 2016, 12,892 shares are scheduled to vest on December 19, 2017 and 12,891 shares are scheduled to vest on December 19, 2018.
(15)	Performance shares were granted on December 7, 2015. Of these, 33,051 shares vested on December 19, 2016, 33,051 shares are scheduled to vest on December 19 of each of 2017 and 2018, and 33,052 shares are scheduled to vest on December 19, 2019. The number of shares reported in the table is the target amount. Up to an additional 50% of the target amount may be earned, depending on achievement of TSR goal.
(16)	Restricted stock units were granted on June 17, 2013. These shares are scheduled to vest on July 1, 2017.

40    2017 Proxy Statement

EXECUTIVE COMPENSATION

(17)	Performance shares were granted on December 8, 2014. Of these, 18,049 shares vested on December 19, 2016 and 18,049 shares are scheduled to vest on December 19 of each of 2017 and 2018. On December 1, 2016, an additional 36,097 shares became eligible to vest due to achievement of TSR goal related to the grant. Of these additional TSR shares, 18,049 shares vested on December 19, 2016 and 9,024 shares are scheduled to vest on December 19 of each of 2017 and 2018.
(18)	Performance shares were granted on December 7, 2015. Of these, 23,136 shares vested on December 19, 2016 and 23,136 shares are scheduled to vest on December 19 of each of 2017, 2018 and 2019. The number of shares reported in the table is the target amount. Up to an additional 50% of the target amount may be earned, depending on achievement of TSR goal.
(19)	Performance shares were granted on December 7, 2015. Of these, 21,152 shares vested on December 19, 2016 and 21,153 shares are scheduled to vest on December 19 of each of 2017, 2018 and 2019. The number of shares reported in the table is the target amount. Up to an additional 50% of the target amount may be earned, depending on achievement of TSR goal.

Option Exercises and Stock Vested for Fiscal 2016

The following table shows all stock awards that vested and the value realized upon vesting for each NEO during fiscal 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gary E. Dickerson	—	—	417,821	8,575,810
Robert J. Halliday	—	—	123,597	2,189,206
Ali Salehpour	—	—	187,533	3,829,287
Omkaram Nalamasu	—	—	155,548	2,960,169
Thomas F. Larkins	—	—	180,548	3,338,044
(1)	Of the amounts shown in this column, Applied withheld the following number of shares to cover tax withholding obligations: 225,476 shares for Mr. Dickerson; 57,461 shares for Mr. Halliday; 93,477 shares for Mr. Salehpour; 77,520 shares for Dr. Nalamasu; and 94,212 shares for Mr. Larkins.
(2)	Value realized equals the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested.

Non-Qualified Deferred Compensation

Applied’s 2016 Deferred Compensation Plan (the “DCP Plan”), restated effective October 12, 2015 (the “Restatement Date”) and formerly known as the 2005 Executive Deferred Compensation Plan, is a non-qualified deferred compensation plan that allows eligible employees, including executive officers, to voluntarily defer receipt of all or a portion of their: (1) eligible sign-on bonus payments, if any, (2) up to 40% of their base salaries, (3) eligible annual bonus payments, if any, and (4) eligible severance payments, if any.

Deferrals made prior to the Restatement Date are retained as separate “rollover” accounts under the DCP Plan. These deferrals continue to be credited with deemed interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes, plus (b) 1.50%. The deemed interest rate under the DCP Plan for fiscal 2016 was 3.04% from October 26, 2015 to December 31, 2015 and 3.09% from January 1, 2016 to October 30, 2016. Deferred amounts in the rollover accounts, plus deemed interest thereon, are generally payable on the same date selected by the participants or specified prior to the Restatement Date under the terms of the DCP Plan. Beginning in fiscal 2016, new deferrals under the DCP Plan are credited with deemed investment returns, gains or losses based upon investment crediting options newly available under the DCP Plan. Applied does not make any matching or other employer contributions to the plan.

Under the DCP Plan, a change in control (as defined prior to the Restatement Date), would trigger the distribution of all deferred balances in the rollover accounts. For new account balances after the Restatement Date, the DCP Plan provides new distribution rules for in-service distribution options and upon a qualifying separation from service, disability and change in control, including the option to change the time and form of payment within three (3) months following a change in control, as such term is defined in the DCP Plan. Distributions are payable from the general assets of Applied or from the assets of a grantor trust (known as a rabbi trust) established by Applied.

Applied Materials, Inc.    41

Non-Qualified Deferred Compensation for Fiscal 2016

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Gary E. Dickerson	—	—	—	—	—
Robert J. Halliday	211,538	—	8,259	—	219,797
Ali Salehpour	251,308	—	15,914	—	523,159
Omkaram Nalamasu	—	—	49,445	137,234	1,607,889
Thomas F. Larkins	—	—	—	—	—
(1)	There were no above-market or preferential earnings for fiscal 2016.

Employment and Retention Agreements

Employment Agreement

Applied does not have employment agreements with any of its NEOs, other than an agreement with Mr. Dickerson. The agreement with Mr. Dickerson was entered into in connection with his appointment as President and CEO.

Mr. Dickerson’s employment agreement, dated August 14, 2013, provides that if Applied terminates his employment other than for cause and other than due to death or disability, he would be entitled to receive a lump sum payment equal to 275% of his base salary, provided that he executes an agreement containing a release of claims and non-solicitation and non-disparagement provisions in favor of Applied.

For purposes of Mr. Dickerson’s agreement, “cause” generally means the willful failure to perform his duties after written notice and an opportunity to cure; the willful commission of a wrongful act that caused, or was reasonably likely to cause, substantial damage to Applied, or an act of fraud in the performance of his duties; conviction for the commission of a felony in connection with the performance of his duties; or the order of a federal or state regulatory authority requiring the termination of his employment.

Retention Agreements

In connection with the Business Combination, Applied entered into retention agreements in October 2013 with its NEOs. The retention agreements were amended in December 2014. The amended retention agreements provided for a retention bonus for each NEO (except Mr. Dickerson, who was not entitled to a retention bonus) equal to a percentage of the NEO’s base salary as follows: 352.5% for Mr. Halliday; 315% for each of Mr. Salehpour and Mr. Larkins; and 300% for Dr. Nalamasu. The payment date of the retention bonus was the earlier of (1) the date that was six months after the closing or termination of the Business Combination or (2) December 11, 2015. Applied paid the retention bonus to the eligible NEOs on October 26, 2015, six months after the termination of the Business Combination. The retention agreements are described further under “Compensation Discussion and Analysis—Delayed Payment of Retention Bonuses” on page 22.

42    2017 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change of Control

Applied does not currently have change of control agreements or arrangements with any of its NEOs.

Potential Payments Upon Termination. Under Mr. Dickerson’s employment agreement described above, he would have been entitled to receive $2,750,000 (275% of his annual base salary at the end of fiscal 2016) had Applied terminated his employment without cause on October 28, 2016, the last business day of fiscal 2016. No other NEO was entitled to receive severance payment under an employment agreement in effect on October 28, 2016.

Vesting Acceleration under the Employee Stock Incentive Plan. Our Stock Plan provides that the vesting of equity awards granted under the plan to employees, including the NEOs, will be accelerated in full upon a change of control of Applied if the successor corporation (or its parent or subsidiary) does not assume or provide a substitute for the outstanding awards. Separately, certain equity awards will be accelerated in full if the award holder is terminated without cause or resigns employment with Applied for good reason, in each case, within 12 months following a change of control of Applied. This double-trigger accelerated vesting does not apply if the applicable award agreement specifically states that it will not apply or if the participant’s employment is terminated due to his or her death or disability, resignation without good reason or termination for cause.

The following table shows the amounts attributable to the accelerated vesting of equity awards under the Stock Plan following a change of control in which the awards are not assumed or substituted for, or within 12 months following a change of control in which the NEO is terminated without cause or resigns for good reason, in each case assuming the change of control and termination or resignation occurred on October 28, 2016, the last business day of fiscal 2016.

Named Executive Officer	Value of Vesting Acceleration ($)(1)
Gary E. Dickerson	29,320,247	(2)
Robert J. Halliday	10,915,992
Ali Salehpour	10,641,659
Omkaram Nalamasu	7,070,164
Thomas F. Larkins	5,588,929
(1)	Amount based on the target number of performance shares and restricted stock units for which vesting would have been accelerated, multiplied by $28.66, the closing price of Applied common stock on October 28, 2016.
(2)	The amount for Mr. Dickerson also includes a stock option for 250,000 shares, multiplied by $13.60 (the difference between $28.66 and $15.06, the stock option’s per share exercise price).

Equity Compensation Plan Information

The following table summarizes information with respect to equity awards under Applied’s equity compensation plans as of October 30, 2016:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(In millions, except prices)
Equity compensation plans approved by security holders	26		$15.06	124	(3)
Equity compensation plans not approved by security holders	—	(4)	$6.82	7	(5)
Total	26		$14.87	131
(1)	Includes only options, restricted stock units and performance shares outstanding under Applied’s equity compensation plans, as no stock warrants or other rights were outstanding as of October 30, 2016.
(2)	The weighted average exercise price calculation does not take into account any restricted stock units or performance shares as they have a de minimis purchase price.
(3)	Includes 16 million shares of Applied common stock available for future issuance under the Applied Materials, Inc. Employees’ Stock Purchase Plan. Of these 16 million shares, 1 million are subject to purchase during the purchase period in effect as of October 30, 2016.
(4)	Includes options to purchase 24 thousand shares of Applied common stock assumed through various mergers and acquisitions, after giving effect to the applicable exchange ratios. The assumed options had a weighted average exercise price of $6.82 per share. No further shares are available for issuance under the plans under which these assumed awards were granted.
(5)	Includes 7 million shares of Applied common stock available for future issuance under the Applied Materials, Inc. Stock Purchase Plan for Offshore Employees. Of these 7 million shares, 1 million are subject to purchase during the purchase period in effect as of October 30, 2016.

Applied Materials, Inc.    43

Applied has the following equity compensation plans that have not been approved by shareholders:

Stock Purchase Plan for Offshore Employees. The Stock Purchase Plan for Offshore Employees (the “Offshore ESPP”) was adopted effective as of October 16, 1995 for the benefit of employees of Applied’s participating affiliates. The Offshore ESPP provides for the grant of options to purchase shares of Applied common stock through payroll deductions pursuant to one or more offerings. The administrator of the Offshore ESPP (the Board of Directors of Applied or a committee appointed by the Board) determines the terms and conditions of all options prior to the start of an offering, including the purchase price of shares, the number of shares covered by the option and when the option may be exercised. All options granted as part of an offering must be granted on the same date. As of October 30, 2016, a total of 36 million shares have been authorized for issuance under the Offshore ESPP, and 7 million shares remain available for issuance.

Applied Materials Profit Sharing Scheme. The Applied Materials Profit Sharing Scheme was adopted effective July 3, 1996 to enable employees of Applied Materials Ireland Limited and its participating subsidiaries to purchase Applied common stock at 100% of fair market value on the purchase date. Under this plan, eligible employees may elect to forego a certain portion of their base salary and certain bonuses they have earned and that otherwise would be payable in cash to purchase shares of Applied common stock at full fair market value. Since the eligible employees pay full fair market value for the shares, there is no reserved amount of shares under this plan and, accordingly, the table above does not include any set number of shares available for future issuance under the plan.

Certain Relationships and Related Transactions

Applied’s Audit Committee is responsible for review, approval, or ratification of “related person transactions” involving Applied or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% shareholder of a company since the beginning of the previous fiscal year, and their immediate family members. Applied has adopted written policies and procedures that apply to any transaction or series of transactions in which (1) Applied or a subsidiary is a participant, (2) the amount involved exceeds $120,000 and (3) a related person has a direct or indirect material interest.

In accordance with these policies and procedures, the Audit Committee determines whether the related person has a material interest in a transaction and may, in its discretion, approve, ratify or take other action with respect to the transaction. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and the purpose and the potential benefits to Applied of the transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to review and approve transactions in accordance with specified criteria, if advance review by the Audit Committee is not feasible. Any transactions approved by the Chair must be reported to the Audit Committee at its next regularly-scheduled meeting.

The Audit Committee has adopted standing pre-approvals for limited transactions with related persons. Pre-approved transactions are as follows:

●	any transaction with another company with which a related person’s only relationship is as an employee, director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

●	any charitable contribution, grant, or endowment by Applied or The Applied Foundation to a charitable organization, foundation, or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

●	compensation to executive officers or directors that has been approved by the Human Resources and Compensation Committee;

●	transactions in which all shareholders receive proportional benefits or where the rates or charges involved are determined by competitive bids; and

●	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

44    2017 Proxy Statement

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to provide their input with regard to the frequency of future shareholder advisory votes on our executive compensation programs, such as the proposal contained in Proposal 2 of this Proxy Statement. In particular, we are asking whether the advisory vote on executive compensation should occur every year, every two years or every three years. Currently, the advisory vote on executive compensation occurs every year.

Our Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for Applied. The Board’s determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board believes that shareholder sentiment should be a factor that is taken into consideration by the Board and the Human Resources and Compensation Committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our shareholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. While we understand that shareholders may have differing views as to what is the best approach for Applied, a number of our shareholders have expressed their preference that an advisory vote on executive compensation be held on an annual basis. Accordingly, our Board recommends that the advisory vote on executive compensation be held every year.

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the option of every year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory vote by shareholders to approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure in our annual shareholder meeting proxy statement.”

The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by shareholders on an advisory basis. Even though your vote is advisory and therefore will not be binding on the Company, the Board and the Human Resources and Compensation Committee value the opinions of our shareholders and will consider our shareholders’ vote. Nonetheless, the Board may decide that it is in the best interests of our shareholders and Applied to hold an advisory vote on executive compensation more or less frequently than the option selected by our shareholders.

✓	THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “ONE YEAR” AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Applied Materials, Inc.    45

PROPOSAL 4—EMPLOYEE STOCK INCENTIVE PLAN 162(m) APPROVAL AND LIMIT ON NON-EMPLOYEE DIRECTOR AWARDS

Our amended and restated Employee Stock Incentive Plan (the “Stock Plan”) provides for grants of equity and other incentive awards to our employees, directors and consultants. We are asking shareholders to approve the following under the Stock Plan:

1.	The material terms of the performance goals so that we may continue to take a federal income tax deduction under Internal Revenue Code Section 162(m) (“Section 162(m)”) for qualified performance-based compensation; and

2.	The establishment of an annual limit of $400,000 in value of equity awards that may be granted to any individual non-employee director, in keeping with corporate governance best practices.

We are not asking shareholders to approve an increase in the number of shares authorized for issuance under the Stock Plan.

Section 162(m) Approval

The Stock Plan is intended to allow Applied to take a full federal income tax deduction for the compensation paid to our executive officers in connection with certain awards granted under the Stock Plan. Under Section 162(m), Applied’s ability to deduct annual compensation paid to our CEO or our three other most highly-compensated named executive officers (other than our CEO and CFO) is limited to $1,000,000 per individual. However, this deduction limit does not apply to compensation that qualifies as “performance-based compensation” under Section 162(m). For awards granted under the Stock Plan to qualify as “performance-based compensation,” we must obtain, at least every five years, shareholder approval of the material terms of the performance goals that will apply to such compensation. The Stock Plan was last approved by shareholders at our 2012 Annual Meeting of Shareholders. Shareholder approval of this proposal is intended to satisfy the shareholder approval requirements of Section 162(m). If shareholders do not approve this proposal, we expect to continue granting performance-based awards, but we may not receive a federal income tax deduction for some or all of the compensation paid.

Material Terms of 162(m) Performance Goals for Shareholder Approval. Shareholder approval of the material terms of the performance goals is a condition for certain awards made under the Stock Plan to qualify as tax-deductible performance-based compensation under Section 162(m). For purposes of Section 162(m), the material terms of the performance goals include: (1) the participants eligible to receive compensation under the Stock Plan, (2) a description of the business criteria on which the performance goals are based and (3) the maximum amount of compensation that can be paid to a participant if the performance goals are achieved. These terms, described below, have not changed in any material manner since shareholders last approved the Stock Plan in 2012.

Awards may be granted under the Stock Plan to those employees, consultants, and directors who are selected as eligible participants by the Committee in its discretion. As of January 17, 2017, 10 non-employee directors, approximately 16,000 of our employees and approximately 200 of our consultants were eligible to participate in the Stock Plan.

Under the Stock Plan, the performance goals applicable to compensation that is intended to qualify as “performance-based compensation” shall provide for a targeted level or levels of achievement using one or a combination of the following measures: (1) cash flow, (2) customer satisfaction, (3) earnings per share, (4) margin, (5) market share, (6) operating profit, (7) product development and quality, (8) profit, (9) return on capital, (10) return on equity, (11) revenue, and/or (12) total shareholder return. Each such financial measure shall, except as provided below, be based on U.S. Generally Accepted Accounting Principles (“GAAP”) and, with respect to each non-financial measure, pre-established objective criteria (“Performance Goals”).

Any Performance Goal used under the Stock Plan may be measured: (1) in absolute terms, (2) in combination with one or more performance goal(s), (3) in relative terms (including, but not limited to, comparison of Applied’s results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of Applied as a whole or a specific business unit(s), business segment(s) or product(s) of Applied, and/or (6) on a pre-tax or after-tax basis (“Measurement Methods”). Pursuant to the terms of the Stock Plan, the Human Resources and Compensation Committee of our Board of Directors may determine whether any element(s) or item(s) (for example, the effect of mergers or acquisitions) will be included in or excluded from the calculation of any performance goal with respect to any participant (whether or not such determinations result in any performance goal being measured on a basis other than GAAP). The HRCC may choose a performance period that is a fiscal year (or period of four consecutive fiscal quarters) or a shorter or longer period, depending on applicable circumstances.

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In addition, as required by Section 162(m), the Stock Plan provides for limits on awards that may be granted during any fiscal year to any individual as follows:

●	For options and/or stock appreciation rights, the maximum award limit is awards covering 4,500,000 shares of our common stock, except that participants may be granted awards covering up to an additional 4,500,000 shares during the fiscal year in which the participant first becomes an employee.

●	For restricted stock, performance shares, and/or restricted stock units, the maximum award limit is awards covering 1,500,000 shares of our common stock, except that participants may be granted awards covering up to an additional 1,500,000 shares during the fiscal year in which the participant first becomes an employee.

●	For performance units, the maximum award limit is awards covering $15,000,000.

The market value of a share of our common stock was $33.30 on January 17, 2017.

Nothing in this proposal precludes the HRCC from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m), nor is there any guarantee that awards intended to qualify as “performance-based compensation” under Section 162(m) will so qualify or ultimately be deductible by us.

Non-Employee Director Award Limit

In keeping with corporate governance best practices, we are also asking shareholders to approve the establishment of an annual award limit of $400,000 on awards to any individual non-employee director. Under the Stock Plan, during any fiscal year, each non-employee director may be granted awards covering up to an aggregate maximum number of shares equal to $400,000 divided by the fair market value of a share of Applied common stock on the grant date of the applicable award.

Summary of the Stock Plan

The following is a summary of the principal features of the amended and restated Stock Plan, which, except for those features described above, do not require shareholder approval. However, this summary is not a complete description of all of the provisions of the amended and restated Stock Plan, and is qualified in its entirety by reference to the terms of the amended and restated Stock Plan, which has been filed with the SEC as Appendix B to this Proxy Statement, and a copy of which is available upon request to the Corporate Secretary, Applied Materials, Inc.,

3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95052, or by e-mail at corporatesecretary@amat.com.

Background and Purpose. The amended and restated Stock Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, (5) performance shares, and (6) restricted stock units (each, an “Award”). The Stock Plan is intended to attract, motivate, and retain (a) employees of Applied and its subsidiaries, (b) consultants who provide significant services to Applied and its subsidiaries, and (c) directors of Applied who are employees of neither Applied nor any subsidiary. The Stock Plan also is designed to encourage stock ownership by employees, directors, and consultants, thereby aligning their interests with those of Applied’s shareholders, and to permit the payment of compensation that qualifies as “performance-based compensation” under Section 162(m).

Administration. The Stock Plan is administered by the HRCC, which is appointed by the Board. The Stock Plan requires that the HRCC be comprised of at least two directors who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m), so that Applied may be entitled to a federal tax deduction for certain compensation paid under the plan.

Subject to the terms of the Stock Plan, the HRCC has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and interpret the provisions of the plan and outstanding Awards. The HRCC may delegate any part of its authority and powers under the plan to one or more directors and/or officers of Applied; provided, however, that the HRCC may not delegate its authority and powers with respect to Awards (a) intended to qualify as “performance-based compensation” under Section 162(m) if the delegation would cause the Awards to fail to so qualify or (b) granted to our executive officers and members of the Board.

Shares Available for Issuance. As of January 17, 2017, the total number of shares of our common stock available for issuance under the Stock Plan was 94,431,095. Grants of full value awards (specifically, awards of restricted stock units, restricted stock, performance shares and performance units) count against the number of shares available for issuance as two (2) shares for every one (1) share covered by a full value award. Awards of stock options or stock appreciation rights count against the number of shares available for issuance as one (1) share for every one (1) share covered by such stock options or stock appreciation rights.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to full value awards, is

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forfeited to or repurchased by the Company, the unpurchased (or forfeited or repurchased, as applicable) shares that were subject to the Award will become available for future grant or sale under the Stock Plan in the same proportion as the Award reduced the share reserve when the Award was granted. Upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the portion of the Award that is exercised will cease to be available under the Stock Plan. Shares that actually have been issued under the Stock Plan under any Award will not be returned to or become available for future distribution under the plan; provided, however, that if unvested shares of any full value awards are repurchased by the Company or are forfeited, then those shares will become available for future grant under the plan. Shares used to pay the exercise or purchase price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the plan. To the extent an Award is paid out in cash rather than shares, such cash payments will not reduce the number of shares available for issuance under the plan. Shares issued pursuant to Awards transferred under any exchange program to reprice options or stock appreciation rights will not become available for grant under the Stock Plan.

In the event of a payment of any extraordinary dividend, reorganization, or other change in capital structure, the HRCC will, in such manner as it determines is equitable, adjust the number and class of shares available for issuance under the Stock Plan, the outstanding Awards, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

No Repricing. The amended and restated Stock Plan prohibits the repricing of Awards and the exchanging of Awards for cash or for another Award, unless we obtain shareholder approval.

Eligibility. The HRCC selects the employees, consultants, and directors who will be granted Awards under the Stock Plan. The actual number of individuals who will receive Awards cannot be determined in advance because the HRCC has the discretion to select the participants. As of January 17, 2017, 10 non-employee directors, approximately 16,000 of our employees and approximately 200 of our consultants were eligible to participate in the Stock Plan.

Stock Options. A stock option is the right to acquire shares of our common stock at a fixed exercise price for a fixed period of time. Under the Stock Plan, the HRCC may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not Applied, to more favorable tax treatment). The HRCC will determine the number of shares of Applied common stock covered by each option, but during any fiscal year no participant may be granted options (and/or stock appreciation rights) covering more than 4,500,000 shares. Notwithstanding the foregoing, during the fiscal year in which the participant first becomes an employee of Applied or its affiliate, he or she may be granted options (and/or stock appreciation rights) covering up to an additional 4,500,000 shares.

The exercise price of the shares subject to each option is set by the HRCC but cannot be less than 100% of the fair market value of the shares covered by the option on the date of grant. An exception may be made for any options that the HRCC grants in substitution for options held by employees of companies that Applied acquires, in which case the exercise price may preserve the economic value of the employee’s cancelled option from his or her former employer. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if, on the grant date, the participant owns stock constituting more than 10% of the total combined voting power of all classes of stock of Applied or any of its subsidiaries. The aggregate fair market value of the shares, as determined on the grant date, covered by incentive stock options that first become exercisable by any participant during any calendar year also may not exceed $100,000. The exercise price of each option must be paid in full in cash or cash equivalent at the time of exercise. The HRCC also may permit payment through the tender of shares that are already owned by the participant, or by any other means that the HRCC determines to be consistent with the purpose of the Stock Plan.

Options become exercisable at the times and on the terms established by the HRCC. The HRCC also establishes the time at which options expire, but the expiration may not be later than seven years after the grant date, except that upon the death of a participant, the HRCC may, in its discretion, provide that such participant’s unexpired options may remain exercisable for three years after the date of death. In addition, a participant who owns stock constituting more than 10% of the total combined voting power of all classes of stock of Applied or any of its subsidiaries may not be granted an option that is exercisable for more than five years after the option’s grant date.

Without further shareholder approval, no incentive stock options may be granted under the Stock Plan after January 19, 2022.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) are Awards that grant the participant the right to receive an amount equal to (1) the number of SARs exercised, multiplied by (2) the amount by which Applied’s stock price exceeds the exercise price. Applied may pay the appreciation amount in cash, in shares or in a combination of both, as determined by the HRCC. The exercise price is set by the HRCC but cannot be less than 100% of the fair market value of the covered shares on the grant date. A SAR may be exercised only if it has vested based on the vesting schedule established by the HRCC. SARs expire under the same rules that apply to options, meaning that the expiration may not be later than seven years after the grant date, except that upon the death of a participant, the HRCC may, in its discretion, provide that

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such participant’s unexpired SARs may remain exercisable for three years after the date of death. SARs also are subject to the same per-person limits as for stock options (4,500,000 covered shares for SARs and/or options in any fiscal year plus an additional 4,500,000 shares for SARs and/or options in the fiscal year in which the participant first becomes an employee of Applied or its affiliate).

Restricted Stock. Awards of restricted stock are shares of Applied common stock that vest in accordance with the terms and conditions established by the HRCC. The HRCC determines the number of shares of restricted stock granted to any participant, but during any fiscal year of Applied, no participant may be granted more than: (a) 1,500,000 shares of restricted stock (and/or performance shares and/or restricted stock units) and (b) an additional 1,500,000 shares of restricted stock (and/or performance shares and/or restricted stock units) in the fiscal year in which a participant first becomes an employee of Applied or its affiliate.

In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the HRCC may impose whatever conditions to vesting it determines to be appropriate. However, if the HRCC desires that the Award qualify as “performance-based compensation” under Section 162(m), at least one vesting condition will be based on a specified list of performance goals (see “Material Terms of 162(m) Performance Goals for Shareholder Approval” above for more information).

A holder of restricted stock will have full voting rights, unless determined otherwise by the HRCC. A holder of restricted stock also generally may be entitled to receive all dividends and other distributions paid with respect to shares, as determined by the HRCC. For example, dividends and distributions may be made subject to the same vesting criteria and transferability restrictions as the shares upon which the dividend or distribution was paid.

Performance Units and Performance Shares. Performance units and performance shares are Awards that result in a payment to a participant, in the form of cash, shares of our common stock of equal value, or a combination thereof, as determined by the HRCC, only if performance goals and/or other vesting criteria established by the HRCC are achieved or the Awards otherwise vest. The applicable performance goals, which may consist solely of continued employment, will be determined by the HRCC, and may be applied based on company-wide, business unit or individual goals, applicable federal or securities laws, or any other basis determined by the HRCC in its discretion. However, if the HRCC desires that the Award qualify as “performance-based compensation” under Section 162(m), at least one vesting condition will be based on a specified list of performance goals (see “Material Terms of 162(m) Performance Goals for Shareholder Approval” above for more information).

During any fiscal year of Applied, no participant may receive performance units having an initial value greater than $15,000,000. The HRCC establishes the initial value of each performance unit on the date of grant. Additionally, grants of performance shares are subject to the same per-person limits as restricted stock and restricted stock units (1,500,000 shares in any fiscal year, plus an additional 1,500,000 shares in the fiscal year in which the participant first becomes an employee of Applied or its affiliate).

Restricted Stock Units. Restricted stock units represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement, although they also may be paid in the form of cash, or a combination of cash and shares, as determined by the HRCC. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the Award, the consideration for which is furnished in the form of the participant’s service to Applied. In determining whether an Award of restricted stock units should be made, and/or the vesting schedule for any such Award, the HRCC may impose whatever conditions to vesting it has determined to be appropriate.

The initial value of each restricted stock unit on the date of grant will be equal to the fair market value of a share of Applied common stock on such date. Grants of restricted stock units are subject to the same per-person limits as restricted stock and performance shares (1,500,000 shares in any fiscal year, plus an additional 1,500,000 shares in the fiscal year in which the participant first becomes an employee of Applied or its affiliate).

Non-Employee Director Awards. Each non-employee director receives automatic, non-discretionary Awards of restricted stock units under the Stock Plan. On the date of each Annual Meeting of Shareholders, each individual who is re-elected to serve as a non-employee director of Applied automatically is granted an Award of restricted stock units (an “Annual Grant”). The number of restricted stock units granted will equal $200,000, divided by the fair market value of a share of Applied common stock on the grant date. Each non-employee director of Applied who is first appointed or elected to the Board on or after the Annual Meeting automatically receives, as of the date of such appointment or election, an Award of a number of restricted stock units equal to $200,000, divided by the fair market value of a share of Applied common stock on the grant date, pro-rated to reflect the time remaining until the next Annual Meeting of Shareholders (an “Initial Grant”). Each Initial Grant and Annual Grant will vest in full on the earlier of: March 1 of the year following the year of grant, or the date immediately before the date of the next annual meeting, generally only if the non-employee director remains on the Board through the scheduled vesting date. The Awards may vest sooner if the director terminates service as a non-employee director in connection with a change of control of Applied, or due to his or her death or disability, as

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defined in the Stock Plan. The HRCC may change the terms of future non-employee director grants, including the number of restricted stock units subject to Initial and Annual Grants, and also may also grant Awards to non-employee directors outside of the automatic, non-discretionary Award program. However, as described above, each non-employee director may not receive Awards totaling more than $400,000 in value in any fiscal year, calculated based on the value of the fair market value of Applied common stock covered by each Award on the applicable grant date.

Performance Goals. The HRCC, in its discretion, may grant Awards subject to performance goals. If the HRCC desires that an Award qualify as “performance-based compensation” under Section 162(m), then at the HRCC’s discretion, a targeted level or levels of achievement of one or more of the performance goals may apply. The amended and restated Stock Plan provides for the Performance Goals described above.

Any Performance Goal used under the Stock Plan may be measured using the Measurement Methods described above. Pursuant to the terms of the Stock Plan, the HRCC may determine whether any element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any participants. The HRCC may choose a performance period that is a fiscal year (or period of four consecutive fiscal quarters) or a shorter or longer period, depending on applicable circumstances.

By granting awards that vest upon achievement of Performance Goals, the HRCC may be able to preserve Applied’s deduction for certain compensation under Section 162(m). The Performance Goals listed above, as well as the per-person limits on shares covered by Awards, permit the HRCC to grant Awards that qualify as “performance-based compensation” for purposes of satisfying the conditions of Section 162(m), thereby permitting Applied to receive a federal income tax deduction in connection with such Awards.

Minimum Vesting Period. The Stock Plan contains minimum vesting periods for Awards of restricted stock, performance shares, restricted stock units and performance units. If the vesting period is based solely on continued employment or service, the total vesting period must be at least three years (for example, but not by way of limitation, the shares could be scheduled to vest as to one-third of the shares on each of the first three anniversaries of the grant date of the Award). If the vesting period requires the achievement of performance goals, the total vesting period must be at least one year. If so determined by the HRCC, these minimum vesting periods do not apply if the participant terminates employment or service due to death, disability, retirement or if there is a major capital change affecting Applied. The minimum vesting periods also do not apply to the automatic, non-discretionary Awards granted to non-employee directors as described above nor, if determined by the HRCC, to Awards of options or stock appreciation rights, and/or Awards other than options and stock appreciation rights covering, in the aggregate, no more than five percent of the shares reserved for issuance under the Stock Plan.

Limited Transferability of Awards. Awards granted under the Stock Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, the HRCC may permit an individual to transfer an Award to an individual or entity other than Applied for certain limited purposes. Any transfer will be made in accordance with procedures established by the HRCC.

Double-Trigger upon Change of Control. Upon a change of control of Applied, participants (including our executive officers) holding Awards will be entitled to a payment with respect to each outstanding Award then held, whether or not such Award was vested at the time of such change of control, if the successor corporation (or its parent or subsidiary) does not assume or substitute for the outstanding Awards. Also, if a participant (including our executive officers) is terminated without cause or resigns employment with Applied for good reason (as such terms are defined in the Stock Plan), in each case, within the 12-month period following a change of control of Applied, such participant will similarly be entitled to a payment with respect to each outstanding Award then held that was granted before a change of control of Applied. A non-employee director will also be entitled to a similar payment with respect to each outstanding Award then held if he or she ceases to serve as a non-employee director as of the date of a change of control of Applied (and he or she does not become a member of the board of directors of the successor corporation or its parent). The treatment described in the prior two sentences will not apply if the applicable award agreement specifically states that it will not apply or if the participant’s employment or service on the Board is terminated due to his or her death or disability.

Amendment and Termination of the Stock Plan. The Board generally may amend or terminate the Stock Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent.

Summary of U.S. Federal Income Tax Consequences. The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Applied of Awards granted under the Stock Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options. No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal

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to the excess of the fair market value on the exercise date of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of Applied is subject to tax withholding by Applied. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised, except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options. If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date, (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (1) freely transferable, or (2) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award, less any cash paid for the shares, on the date the Award is granted.

Tax Effect for Applied. Applied generally will be entitled to a tax deduction in connection with an Award under the Stock Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). As described above, Section 162(m) applies to the deductibility of compensation paid to our CEO and to our three other most highly compensated named executive officers (other than our CEO and our CFO). The Stock Plan has been designed to permit the HRCC to grant Awards that qualify as “performance-based compensation” for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to take a federal income tax deduction for such Awards.

Section 409A. Section 409A of the Internal Revenue Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Stock Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Participation in the Stock Plan. The grant of Awards (if any) that any individual may receive under the Stock Plan is in the discretion of the HRCC and therefore cannot be determined in advance. Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive discretionary Awards under the Stock Plan. Our non-employee directors also receive automatic, non-discretionary Awards under the Stock Plan.

✓	THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR PURPOSES OF SECTION 162(m) AND THE ESTABLISHMENT OF AN ANNUAL LIMIT ON AWARDS TO NON-EMPLOYEE DIRECTORS UNDER THE AMENDED AND RESTATED EMPLOYEE STOCK INCENTIVE PLAN

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PROPOSAL 5—SENIOR EXECUTIVE BONUS PLAN 162(m) APPROVAL

Our amended and restated Senior Executive Bonus Plan (the “Bonus Plan”) provides for incentive compensation for our senior officers based on Applied’s achievement of strategic, operational and financial objectives and officers’ individual performance. The Bonus Plan has not been changed in any material manner since shareholders last approved it at our 2012 Annual Meeting of Shareholders. We are not asking shareholders to approve any amendments to the Bonus Plan. Instead, we are asking shareholders only to approve the material terms of the performance goals under the Bonus Plan so that we may continue to take a federal income tax deduction under Internal Revenue Code Section 162(m) (“Section 162(m)”) for qualified performance-based compensation.

Section 162(m) Approval

The Bonus Plan is intended to allow Applied to take a full federal income tax deduction for the compensation paid to our executive officers in connection with certain awards granted under the Bonus Plan. Under Section 162(m), Applied’s ability to deduct annual compensation paid to our CEO or our three other most highly compensated named executive officers (other than our CEO and CFO) is limited to $1,000,000 per individual. However, this deduction limit does not apply to compensation that qualifies as “performance-based compensation” under Section 162(m). For awards granted under the Bonus Plan to qualify as “performance-based compensation,” we must obtain, at least every five years, shareholder approval of the material terms of the performance goals that will apply to such compensation. The Bonus Plan was last approved by the shareholders at our 2012 Annual Meeting of Shareholders. Shareholder approval of this proposal is intended to satisfy the shareholder approval requirements of Section 162(m). If shareholders do not approve this proposal, we expect to continue providing performance-based bonuses, but we may not receive a federal income tax deduction for some or all of such compensation paid.

Material Terms of 162(m) Performance Goals for Shareholder Approval. Shareholder approval of the material terms of the performance goals is a condition for certain awards made under the Bonus Plan to qualify as tax-deductible performance-based compensation under Section 162(m). For purposes of Section 162(m), the material terms of the performance goals include: (1) the participants eligible to receive compensation under the Bonus Plan, (2) a description of the business criteria on which the performance goals are based and (3) the maximum amount of compensation that can be paid to a participant if the performance goals are achieved.

These terms, described below, have not changed in any material manner since shareholders last approved the Bonus Plan in 2012.

The HRCC selects the officers of Applied and/or its affiliates who will be eligible to receive awards under the Bonus Plan. Awards may be granted under the Bonus Plan to those officers of Applied and/or its affiliates who are selected as eligible participants by the HRCC in its discretion. We currently expect that approximately seven to eleven executives will participate in the Bonus Plan at any given time.

Under the Bonus Plan, the performance goals applicable to compensation that is intended to qualify as “performance-based compensation” must provide for a targeted level or levels of achievement using one or a combination of the following measures: (1) cash flow, (2) customer satisfaction, (3) earnings per share, (4) margin, (5) market share, (6) operating profit, (7) product development and quality, (8) profit, (9) return on capital, (10) return on equity, (11) revenue, and/or (12) total shareholder return. Each financial measure shall, except as provided below, be based on U.S. GAAP and, with respect to each non-financial measure, pre-established objective criteria (“Performance Goals”).

The HRCC, as the Bonus Plan’s administrator, may choose to measure Performance Goals: (1) in absolute terms, (2) in combination with one or more performance goal(s), (3) in relative terms (including, but not limited to, comparison of Applied’s results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of Applied as a whole or a specific business unit(s), business segment(s) or product(s) of Applied, and/or (6) on a pre-tax or after-tax basis (“Measurement Methods”). Performance Goals may differ from participant to participant, from performance period to performance period, and from award to award. Pursuant to the terms of the Bonus Plan, the HRCC may determine whether any element(s) or item(s) (for example, the effect of mergers or acquisitions) will be included in or excluded from the calculation of any performance goal with respect to any participant (whether or not such determinations result in any performance goal being measured on a basis other than GAAP).

Each performance period may last from one fiscal year (or a period of four consecutive fiscal quarters) to three fiscal years (or a period of 12 consecutive fiscal quarters) (“Performance Period”). We currently do not intend to use multi-year performance periods under the Bonus Plan, or, with respect to any person at the time that they first become eligible to be a participant in the Bonus Plan, a period of shorter than a

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fiscal year. No individual may participate in more than four Performance Periods at any one time.

In addition, as required by Section 162(m), the Bonus Plan limits awards to a maximum of $5,000,000 per person for any fiscal year.

Nothing in this proposal precludes the HRCC from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m), nor is there any guarantee that awards intended to qualify as “performance-based compensation” under Section 162(m) will so qualify or ultimately be deductible by us.

Summary of the Bonus Plan

The following paragraphs provide a summary of the principal features of the amended and restated Bonus Plan, which, except for those features described above, do not require shareholder approval. This summary is qualified in its entirety by reference to the terms of the amended and restated Bonus Plan, which has been filed with the SEC as Appendix C to this Proxy Statement, and a copy of which is available upon request to the Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95052, or by e-mail at corporatesecretary@amat.com.

Purpose. The purpose of the Bonus Plan is to increase shareholder value by motivating key executives to achieve Applied’s strategic and financial goals and to perform to the best of their abilities. The Bonus Plan accomplishes this by paying awards to our key executives only after they achieve specified performance goals.

Eligibility. The HRCC selects the officers of Applied and its affiliates who will be eligible to receive awards under the Bonus Plan. The actual number of officers who will be eligible to receive an award during any particular year cannot be determined in advance because the HRCC has discretion to select the participants. We currently expect that approximately seven to eleven executives will participate in the Bonus Plan at any given time.

Target Awards and Performance Goals. Under the Bonus Plan, the HRCC assigns each participant a target award and performance goal(s) for a performance period set by the HRCC. The specified performance goal(s) must be achieved before an award will be paid to the participant. The participant’s target award typically will be expressed as a dollar amount or as a percentage of his or her base salary earned during the applicable performance period. The performance goals set by the HRCC may require targeted level or levels of achievement using one or more Performance Goals. The HRCC also determines the Measurement Methods and Performance Periods.

Actual Awards. After the Performance Period ends, the HRCC certifies in writing the extent to which the pre-established Performance Goals were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $5,000,000 per person for any fiscal year.

The HRCC has discretion to reduce or eliminate (but not to increase) the actual award of any participant. If a participant terminates employment with Applied or its affiliate before the end of a performance period for a reason other than death, retirement or disability (as defined in the Bonus Plan), he or she will not be entitled to any bonus for that period. Pursuant to Applied’s “clawback” policy, the Board also has the discretion to require a participant who was an officer for purposes of Section 16 of the Exchange Act, during the applicable performance period to forfeit, return or reimburse to Applied all or any portion of an award paid under the Bonus Plan in the event that the participant’s wrongdoing is determined to be the primary cause of a material negative restatement of Applied’s financial results and as required by applicable law, regulation or listing rules.

Actual awards generally are paid in cash no later than two and a half months after the Performance Period ends. However, the HRCC reserves the right instead to pay some or all of any award in shares of Applied common stock having a fair market value equal to the cash amount foregone or to pay later than the expiration of such two and a half month period. Any such shares would be issued under our shareholder-approved Stock Plan and will vest over a period of not more than four years, as determined by the HRCC, subject to acceleration for termination of employment due to death, retirement or disability or in connection with a qualifying change of control. The HRCC also may choose to pay bonuses to Bonus Plan participants outside of the Bonus Plan for the accomplishment of other strategic or individual goals.

Administration. The HRCC administers the Bonus Plan. Members of the HRCC must qualify as outside directors under Section 162(m). Subject to the terms of the Bonus Plan, the HRCC has sole discretion to:

●	select the officers who will be eligible to receive awards;

●	determine the target award for each participant;

●	determine the performance goals that must be achieved before any actual awards are paid;

●	establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

●	interpret the provisions of the Bonus Plan.

Applied Materials, Inc.    53

Performance-Based Compensation. The bonuses granted under the Bonus Plan are generally designed to qualify as “performance-based” compensation under Section 162(m). The Bonus Plan allows us to pay incentive compensation that is performance-based and therefore fully tax-deductible on our federal income tax return, subject to future changes in tax laws and other compensation arrangements.

Amendment and Termination of the Bonus Plan. The Board generally may amend or terminate the Bonus Plan at any time and for any reason, provided that any amendment that would have a material adverse impact on outstanding awards must be approved by the affected participants.

Future Awards. Awards under the Bonus Plan are determined based on actual future performance. As a result, future actual awards cannot now be determined. As our executive officers are eligible to receive awards under the Bonus Plan, they have an interest in this proposal.

✓	THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR PURPOSES OF SECTION 162(m) UNDER THE AMENDED AND RESTATED SENIOR EXECUTIVE BONUS PLAN

54    2017 Proxy Statement

PROPOSAL 6—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 6—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking shareholders to ratify the appointment of KPMG LLP (“KPMG”) as Applied’s independent registered public accounting firm for fiscal 2017, which began on October 31, 2016 and will end on October 29, 2017. Although ratification is not legally required, Applied is submitting the appointment of KPMG to our shareholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2017, the Audit Committee considered the firm’s qual-

ifications and performance during fiscal 2016 and 2015. In addition, the Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by KPMG in fiscal 2016 and 2015, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Applied’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the Annual Meeting. They will be given an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table shows fees paid by Applied for professional services rendered by KPMG for fiscal 2016 and 2015, which ended on October 30, 2016 and October 25, 2015, respectively. All of the fees shown in the table were approved by the Audit Committee in accordance with its pre-approval process.

Fee Category	Fiscal 2016	Fiscal 2015
	(In thousands)
Audit Fees	$5,507	$7,221
Audit-Related Fees	608	1,116
Tax Fees:
Tax Compliance and Review	549	337
Tax Planning and Advice	—	61
All Other Fees	55	—
Total Fees	$6,719	$8,735

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Applied’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports and (c) services that are typically provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Audit fees for fiscal 2015 include fees for services provided in connection with a $1.8 billion public offering of senior unsecured notes.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Applied’s consolidated financial statements and are not reported under “Audit Fees.” Audit-related fees for fiscal 2016 and fiscal 2015 include fees incurred for services in connection with compliance with government-funded grant requirements, audits of financial statements of certain employee benefit plans and accounting consultations related to proposed new accounting standards. Audit-related fees for fiscal 2015 include fees related to accounting consultations and services provided in connection with the terminated business combination with Tokyo Electron Limited.

Tax Fees consisted of fees for professional services for tax compliance and review, and tax planning and advice. Tax compliance and review services consisted of federal, state and international tax compliance, assistance with tax audits and appeals, and assistance with customs and duties audits. Tax planning and advice services consisted of consultations related to tax compliance matters and certain international operations.

All Other Fees for fiscal 2016 consisted of fees for services in connection with a contract compliance audit.

The Audit Committee has concluded that the provision of the non-audit services described above was compatible with maintaining the independence of KPMG.

✓	THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS APPLIED’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017

Applied Materials, Inc.    55

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and, as appropriate, pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and gen-

erally is subject to a specific budget. The independent registered public accounting firm and Applied’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Composition. The Audit Committee of the Board is composed of the directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC rules and Nasdaq listing standards. In addition, the Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by SEC rules.

Responsibilities. The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of Applied’s auditing, accounting and financial reporting processes, system of internal control over financial reporting, and tax, legal, regulatory and ethical compliance. Applied’s management is responsible for: (a) maintaining Applied’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Applied’s annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm. The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP, together and separately, Applied’s audited consolidated financial statements contained in Applied’s Annual Report on Form 10-K for fiscal year 2016.

2.	The Audit Committee has discussed with KPMG matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board.

3.	The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Applied’s Annual Report on Form 10-K for fiscal year 2016 for filing with the SEC.

The Audit Committee appointed KPMG as Applied’s independent registered public accounting firm for fiscal year 2017 and recommends to shareholders that they ratify the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal year 2017.

This report is submitted by the Audit Committee.

Dennis D. Powell (Chair)

Judy Bruner

Susan M. James

Adrianna C. Ma

56    2017 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT AND OUR 2017 ANNUAL MEETING

QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT AND OUR 2017 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors of Applied Materials is providing these materials to you in connection with its solicitation of proxies for use at Applied’s 2017 Annual Meeting of Shareholders. The 2017 Annual Meeting will be held on Thursday, March 9, 2017, at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054. Shareholders are invited to attend the Annual Meeting and to vote on the proposals described in this proxy statement.

These proxy materials are being provided on or about January 26, 2017 to all shareholders of record of Applied as of January 12, 2017.

Q:	What information is contained in these materials?

A:	This Proxy Statement contains important information regarding the 2017 Annual Meeting, the proposals on which you are being asked to vote, the voting process and procedures, and information you may find useful in determining how to vote.

If you requested to receive printed proxy materials, these materials also include an accompanying proxy card. If you received more than one proxy card, this generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card or, if you vote via the Internet or by telephone, vote once for each proxy card you receive to ensure that all of your shares are voted.

Q:	What proposals will be voted on at the Annual Meeting? What are the Board’s recommendations?

A:	The following table describes the proposals to be voted on at the 2017 Annual Meeting and the Board’s voting recommendations:

Proposal	Board Recommendation
1. Election of nine directors	✓	FOR each Nominee
2. Approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2016	✓	FOR
3. Approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation	✓	FOR every ONE year

4. Approval of the material terms of the performance goals for purposes of Section 162(m) and an annual limit on awards to non-employee directors under the amended and restated Employee Stock Incentive Plan

	✓	FOR
5. Approval of the material terms of the performance goals for purposes of Section 162(m) under the amended and restated Senior Executive Bonus Plan	✓	FOR
6. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017	✓	FOR

At the time this Proxy Statement was mailed, we were not aware of any other matters to be presented at the 2017 Annual Meeting other than those set forth in this Proxy Statement and in the notice accompanying this Proxy Statement.

Q:	What is the record date? How many shares are entitled to vote?

A:	Shareholders who owned Applied common stock at the close of business on January 12, 2017, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 1,080,489,400 shares of Applied common stock outstanding. Each share of Applied common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

A complete list of these shareholders will be available at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting at the meeting location. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

Applied Materials, Inc.    57

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most Applied shareholders hold their shares as beneficial owners (through a broker, bank, or other nominee) rather than as a shareholder of record (directly in their own name).

Shareholders of Record. If your shares are registered directly in your name with Applied’s transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to Applied or to vote in person at the Annual Meeting. If you requested printed proxy materials, we have enclosed an accompanying proxy card for you to use. You may also submit voting instructions via the Internet or by telephone by following the instructions on the accompanying proxy card, as described below under “How can I vote my shares?”

Beneficial Owners. If your shares are held in a brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the shareholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. However, because you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting, unless you request and provide at the Annual Meeting a valid proxy from your broker, bank, or other nominee. Your broker, bank, or other nominee has included a voting instruction form for you to use to direct them how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received from them.

Q: Can I attend the Annual Meeting?

A:	Applied shareholders on the record date or their legal proxy holders may attend the Annual Meeting. To be admitted to the Annual Meeting, you will need a form of photo identification and valid proof of ownership of Applied common stock or a valid legal proxy. If you have a legal proxy from a shareholder of record, you must bring a form of photo identification and the legal proxy to the Annual Meeting. If you have a legal proxy from a street name shareholder, you must bring a form of photo identification, a legal proxy from the record holder (i.e., the bank, broker or other holder of record) to the street name shareholder that is assignable, and the legal proxy from the street name shareholder to you. Each shareholder may appoint only one proxy holder to attend on such shareholder’s behalf.

The use of cameras, recording equipment and other electronic devices (including cell phones, tablets, laptops, etc.) is not permitted at the Annual Meeting.

Q: How can I vote my shares?

A:	You may vote over the Internet, by telephone, by mail, or in person at the Annual Meeting. Votes submitted by telephone or over the Internet must be received by 11:59 p.m., Eastern Time, on Wednesday, March 8, 2017, unless otherwise indicated.

Voting over the Internet. To vote over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote over the Internet, you do not need to complete and mail a proxy card.

Voting by Telephone. If you have requested printed proxy materials, such materials will include instructions for how to vote by telephone. Please follow either the instructions included on your proxy card or voting instruction form. If you vote by telephone, you do not need to complete and mail a proxy card.

Voting by Mail. If you have requested printed proxy materials, you may vote by mail by signing the proxy card and returning it in the prepaid and addressed envelope enclosed with the proxy materials. By signing and returning the proxy card, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting in Person at the Meeting. If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If you are a shareholder of record, you have the right to vote in person at the Annual Meeting. If you are the beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Applied Employee Plan Participants. If you are a participant in Applied’s Employee Savings and Retirement Plan 401(k) Plan, your proxy represents all shares you own through the 401(k) Plan, assuming that your shares are registered in the same name. Your proxy will serve as voting instructions for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan

58    2017 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT AND OUR 2017 ANNUAL MEETING

and you do not vote, the 401(k) Plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares. We encourage you to provide instructions to the trustee regarding the voting of your shares. Instructions provided over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on March 6, 2017. Please note that Applied Employee Plan Participants may not vote their shares in person at the Annual Meeting.

If you own shares purchased through Applied’s Employees’ Stock Purchase Plan or Applied’s Stock Purchase Plan for Offshore Employees that are still held by the plans’ recordkeeper and you do not vote these shares, the shares may be voted in accordance with standard brokerage industry practices only on routine matters.

Q: Can I change my vote or revoke my proxy?

A:	If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the Annual Meeting. To change your vote or revoke your proxy, you must:

●	sign and return a later-dated proxy card, or enter a new vote over the Internet or by telephone; or

●	provide written notice of the revocation to Applied’s Corporate Secretary at: Applied Materials, Inc., Attention: Thomas F. Larkins, Corporate Secretary, 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95052, or by e-mail at corporatesecretary@amat.com, before the proxies vote your shares at the Annual Meeting; or

●	attend the Annual Meeting and vote in person.

Only the latest validly-executed proxy that you submit will be counted.

Q:	What is the quorum requirement for the Annual Meeting?

A:	A majority of the outstanding shares entitled to vote as of the record date must be present at the Annual Meeting to constitute a quorum and in order to conduct business at the Annual Meeting. Your shares are counted as present if you vote in person at the Annual Meeting, over the Internet, by telephone, or by submitting a properly executed proxy card by mail.

Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

Q: How are votes counted?

A:	You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the director nominees. If you elect to abstain from voting on the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to:

●	the approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2016;

●	the approval of the material terms of the performance goals for purposes of Section 162(m) and an annual limit on awards to non-employee directors under the amended and restated Employee Stock Incentive Plan;

●	the approval of the material terms of the performance goals for purposes of Section 162(m) under the amended and restated Senior Executive Bonus Plan; and

●	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017.

If you elect to abstain from voting on any of these four proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposals.

You may vote for every ONE year, for every TWO years, for every THREE years, or “ABSTAIN” with respect to the approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation. If you vote to “ABSTAIN” on the proposal regarding the frequency of an advisory vote on executive compensation, the abstention will not have an effect on the outcome of the vote.

If you are a shareholder of record and you sign and return your proxy card without giving specific voting instructions, your shares will be voted on the proposals as recommended by our Board and in accordance with the discretion of the persons named on the proxy card with respect to any other matters that may properly come before the Annual Meeting.

If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only the ratification of KPMG LLP as our independent registered public accounting firm is a routine matter. Without your voting instructions, your brokerage firm cannot vote your shares on any other proposal. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters.

Applied Materials, Inc.    59

Broker non-votes are not considered entitled to vote and will not affect the outcome of the vote on non-routine proposals. Broker non-votes will not have an effect on the election of any director nominee.

Q: What is the vote requirement to approve each proposal?

A:	The following table describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each of the other proposals, and the manner in which votes will be counted:

Proposal	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes
Election of nine directors	Majority of votes cast	No effect	No effect
Approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2016	Majority of shares present and entitled to vote thereon	Same as vote against	No effect
Approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation	The option that receives the highest number of votes cast	No effect	No effect
Approval of the material terms of the performance goals for purposes of Section 162(m) and an annual limit on awards to non-employee directors under the amended and restated Employee Stock Incentive Plan	Majority of shares present and entitled to vote thereon	Same as vote against	No effect
Approval of the material terms of the performance goals for purposes of Section 162(m) under the amended and restated Senior Executive Bonus Plan	Majority of shares present and entitled to vote thereon	Same as vote against	No effect
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017	Majority of shares present and entitled to vote thereon	Same as vote against	Brokers have discretion to vote

Q:	Who will count the votes? Where can I find the voting results of the Annual Meeting?

A:	Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting. Final voting results will be reported in a Current Report on Form 8-K, which will be filed with the SEC following the Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Applied will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. Solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition to the estimated proxy solicitation cost of $20,000, plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to shareholders.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	In accordance with SEC rules, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to

60    2017 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT AND OUR 2017 ANNUAL MEETING

each shareholder. On January 26, 2017, we mailed a Notice of Internet Availability to our shareholders (other than those who had previously requested electronic or paper delivery) containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to vote over the Internet.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Q:	I share an address with another shareholder and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

A:	Under a practice approved by the SEC called “householding,” shareholders who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one mailed copy of our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investor_relations@amat.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number indicated on your proxy card or Notice of Internet Availability; or (3) call our Investor Relations department at (408) 748-5227.

Applied Materials, Inc.    61

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Applied’s directors and executive officers, and holders of more than 10% of Applied common stock to file with the SEC reports about their ownership of common stock and other equity securities of Applied. Such directors, officers and 10% shareholders are required by SEC rules to furnish Applied with copies of all Section 16(a) forms they file.

SEC rules require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received and written representations from certain of the reporting persons, we believe that during fiscal 2016, all Section 16(a) filing requirements were satisfied on a timely basis.

Shareholder Proposals or Nominations for 2018 Annual Meeting

If a shareholder would like us to consider including a proposal in the proxy statement for our 2018 annual meeting pursuant to Rule 14a-8 of the Exchange Act, the proposal must be received by our Corporate Secretary at our principal executive offices on or before September 28, 2017.

A shareholder’s notice of nomination of one or more director candidates to be included in our proxy statement and ballot pursuant to the proxy access right included in Section 2.15 of our Bylaws must be received by our Corporate Secretary at our principal executive offices no earlier than August 29, 2017, and no later than the close of business on September 28, 2017. The notice must contain the information required by our Bylaws, and the shareholder(s) and nominee(s) must comply with the information and other requirements in our Bylaws relating to the inclusion of shareholder nominees in our proxy materials.

If a shareholder seeks to propose other business or nominate a director, but does not seek to include a proposal or director nominee in our proxy statement for our 2018 annual meeting, notice must be received by our Corporate Secretary at our principal executive offices no earlier than November 24, 2017, and no later than the close of business on December 24, 2017.

Our Bylaws contain specific requirements regarding a shareholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of our Bylaws, please contact our Corporate Secretary by mail addressed to Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95052, or by e-mail at corporatesecretary@amat.com.

No Incorporation by Reference

In Applied’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Human Resources and Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any of our other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

YOU MAY OBTAIN A COPY OF APPLIED’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 30, 2016 ON OUR WEBSITE AT www.appliedmaterials.com OR WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO APPLIED MATERIALS, INC., 3050 BOWERS AVENUE, P.O. BOX 58039, M/S 1261, SANTA CLARA, CALIFORNIA 95052-8039, ATTN: INVESTOR RELATIONS.

By Order of the Board of Directors

Santa Clara, California

January 26, 2017

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APPENDIX A

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTED FINANCIAL MEASURES

	Fiscal Year
	2016	2015	2014	2013	2012
Non-GAAP Adjusted Earnings Per Diluted Share
Reported earnings per diluted share—GAAP basis[1]	$1.54	$1.12	$0.87	$0.21	$0.09
Impairment of goodwill and intangible assets	—	—	—	0.21	0.33
Certain items associated with acquisitions[2]	0.16	0.14	0.13	0.14	0.19
Acquisition integration costs	—	—	0.02	0.02	0.05
Gain on derivatives associated with terminated business combination, net	—	(0.05)	(0.02)	—	—
Certain items associated with terminated business combination[3]	—	0.03	0.05	0.01	—
Inventory charges (reversals) related to restructuring and asset impairments[4,5,6,7,8]	—	0.03	—	0.03	0.10
Impairment of strategic investments, net	—	—	—	—	0.01
Other significant gains, losses or charges, net[9,10]	0.01	0.01	—	—	—
Reinstatement of federal R&D tax credit and resolution of prior years’ income tax filings and other tax items[1]	0.04	(0.09)	0.02	(0.03)	(0.02)

Non-GAAP adjusted earnings per diluted share	$1.75	$1.19	$1.07	$0.59	$0.75

Weighted average number of diluted shares (in millions)	1,116	1,226	1,231	1,219	1,277
[1]	Results for fiscal 2015 included an adjustment to decrease the provision for income taxes by $28 million with a corresponding increase in net income, resulting in an increase in diluted earnings per share of $0.02. The adjustment was excluded in Applied’s non-GAAP adjusted results and was made primarily to correct an error in the recognition of cost of sales in the U.S. related to intercompany sales, which resulted in overstating profitability in the U.S. and the provision for income taxes in immaterial amounts in each year since fiscal 2010.
[2]	These items are incremental charges attributable to acquisitions, consisting of inventory fair value adjustments on products sold, and amortization of purchased intangible assets.
[3]	These items are incremental charges related to the terminated business combination agreement with Tokyo Electron Limited, consisting of acquisition-related and integration planning costs.
[4]	Results for fiscal 2016 primarily included benefit from sales of solar equipment tools for which inventory had been previously reserved related to the cost reductions in the solar business.
[5]	Results for fiscal 2015 primarily included $35 million of inventory charges, $17 million of restructuring charges and asset impairments related to cost reductions in the solar business, and a $2 million favorable adjustment of restructuring reserves related to prior restructuring plans.
[6]	Results for fiscal 2014 included $5 million of employee-related costs related to the restructuring program announced on October 3, 2012.
[7]	Results for fiscal 2013 included $39 million of employee-related costs, net, related to the restructuring program announced on October 3, 2012, and restructuring and asset impairment charges of $26 million related to the restructuring program announced on May 10, 2012, partially offset by a favorable adjustment of $2 million related to other restructuring plans.
[8]	Results for fiscal 2012 included employee-related costs of $106 million related to the restructuring program announced on October 3, 2012, restructuring and asset impairment charges of $48 million related to the restructuring program announced on May 10, 2012, and severance charges of $14 million related to the integration of Varian.
[9]	Results for fiscal 2015 included immaterial correction of errors related to prior periods, partially offset by costs related to executive termination.
[10]	Results for fiscal 2016 included a loss of $8 million due to discontinuance of cash flow hedges that were probable not to occur by the end of the originally specified time period.

Fiscal Year
2016
(In millions, except percentages)
Non-GAAP Adjusted Gross Profit
Reported gross profit—GAAP basis	$4,511
Certain items associated with acquisitions[1]	167
Inventory reversals related to restructuring[2]	(2)

Non-GAAP Adjusted Gross Profit	$4,676

Non-GAAP Adjusted Gross Margin (% of net sales)	43.2%
[1]	These items are incremental charges attributable to acquisitions, consisting of amortization of purchased intangible assets.
[2]	Results for fiscal 2016 primarily included benefit from sales of solar equipment tools for which inventory had been previously reserved related to the cost reductions in the solar business.

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	Fiscal Year
	2016	2015	2014	2013
	(In millions, except percentages)
Non-GAAP Adjusted Operating Income
Reported operating income—GAAP basis	$2,152	$1,693	$1,520	$432
Certain items associated with acquisitions[1]	188	185	183	201
Acquisition integration costs	2	2	34	38
Loss (gain) on derivatives associated with terminated business combination, net	—	(89)	(30)	7
Certain items associated with terminated business combination[2]	—	50	73	17
Inventory charges (reversals) related to restructuring and asset impairments[3,4,5,6]	(3)	49	5	63
Impairment of goodwill and intangible assets	—	—	—	278
Other significant gains, losses or charges, net[7,8]	8	6	(4)	(4)

Non-GAAP adjusted operating income	$2,347	$1,896	$1,781	$1,032

Non-GAAP adjusted operating margin	21.7%	19.6%	19.6%	13.7%
[1]	These items are incremental charges attributable to completed acquisitions, consisting of amortization of purchased intangible assets.
[2]	These items are incremental charges related to the terminated business combination agreement with Tokyo Electron Limited, consisting of acquisition-related and integration planning costs.
[3]	Results for fiscal 2016 primarily included benefit from sales of solar equipment tools for which inventory had been previously reserved related to the cost reductions in the solar business.
[4]	Results for fiscal 2015 primarily included $35 million of inventory charges, $17 million of restructuring charges and asset impairments related to cost reductions in the solar business, and a $2 million favorable adjustment of restructuring reserves related to prior restructuring plans.
[5]	Results for fiscal 2014 included $5 million of employee-related costs related to the restructuring program announced on October 3, 2012.
[6]	Results for fiscal 2013 included $39 million of employee-related costs, net, related to the restructuring program announced on October 3, 2012, and restructuring and asset impairment charges of $26 million related to the restructuring program announced on May 10, 2012, partially offset by a favorable adjustment of $2 million related to other restructuring plans.
[7]	Results for fiscal 2015 included immaterial correction of errors related to prior periods, partially offset by costs related to executive termination.
[8]	Results for fiscal 2016 included a loss of $8 million due to discontinuance of cash flow hedges that were probable not to occur by the end of the originally specified time period.

Use of Non-GAAP Adjusted Financial Measures

Applied provides investors with certain non-GAAP adjusted financial measures, which are adjusted to exclude the impact of certain costs, expenses, gains and losses, including certain items related to mergers and acquisitions; restructuring charges and any associated adjustments; impairments of assets, or investments; gain or loss on sale of strategic investments; income tax items and certain other discrete adjustments. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included in this Appendix.

Management uses these non-GAAP adjusted financial measures to evaluate the company’s operating and financial performance and for planning purposes, and as performance measures in its executive compensation program. Applied believes these measures enhance an overall understanding of our performance and investors’ ability to review the company’s business from the same perspective as the company’s management, and facilitate comparisons of this period’s results with prior periods on a consistent basis by excluding items that we do not believe are indicative of our ongoing operating performance. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles, may be different from non-GAAP financial measures used by other companies, and may exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

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APPENDIX B

APPLIED MATERIALS, INC.

EMPLOYEE STOCK INCENTIVE PLAN

(March 9, 2017 Amendment and Restatement)

SECTION 1

BACKGROUND AND PURPOSE

1.1 Background and Effective Date. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Units, Performance Shares, and Restricted Stock Units. The Plan is effective as of March 9, 2017 (the “Effective Date”), subject to approval by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2017 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan. The Plan is intended to attract, motivate, and retain (a) employees of the Company and its Affiliates, (b) consultants who provide significant services to the Company and its Affiliates, and (c) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is designed to: (1) encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s stockholders, and (2) permit the payment of compensation that qualifies as “performance-based compensation” under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1933 Act” means the Securities Act of 1933, as amended. Reference to a specific section of the 1933 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.3 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.4 “Annual Meeting” means the Company’s annual meeting of stockholders.

2.5 “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Company’s common stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.6 “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock Awards, Restricted Stock Units, Performance Units or Performance Shares.

2.7 “Award Agreement” means the written agreement (which may be in electronic form) setting forth the terms and conditions applicable to each Award granted under the Plan.

2.8 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.9 “Cause” means the occurrence of any of the following: (a) an act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an employee and intended to result in his or her substantial personal enrichment; (b) the Participant being convicted of, or pleading no contest or guilty to, (x) a misdemeanor that the Company reasonably believes has had or will have a material detrimental effect on the Company; or (y) any felony; (c) a willful act by the Participant that constitutes gross misconduct; (d) the Participant’s willful and continued failure to perform the reasonable duties and responsibilities of his or her position after there has been delivered to the Participant a written demand for performance from the

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Company that describes the basis for the Company’s belief that the Participant has not substantially performed his or her duties and/or responsibilities and the Participant has not corrected such failure within 30 days of such written demand; or (e) a material violation by the Participant of any written, material Company employment policy or standard of conduct.

2.10 “Change of Control” means the occurrence of any of the following events:

(a) A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (as defined under U.S. Department of Treasury Regulation (“Treasury Regulation”) § 1.409A-3(i)(5)(v)(B)) (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company. For purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered an additional Change of Control; or

(b) A change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; for purposes of this subsection (b), once any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered an additional Change of Control; or

(c) A change in the ownership of a “substantial portion of the Company’s assets”, as defined herein. For this purpose, a “substantial portion of the Company’s assets” shall mean assets of the Company having a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such change in ownership. For purposes of this subsection (c), a change in ownership of a substantial portion of the Company’s assets occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that constitute a “substantial portion of the Company’s assets.” For purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c). For purposes of this subsection (c), gross fair market value means the value of the assets determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.10, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change of control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if its primary purpose is to: (1) change the state of the Company’s incorporation, or (2) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.11 “Code” means the Internal Revenue Code of 1986, as amended . Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.12 “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.13 “Company” means Applied Materials, Inc., a Delaware corporation, or any successor thereto.

2.14 “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is not an Employee or a Director.

2.15 “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

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APPENDIX B

2.16 “Director” means any individual who is a member of the Board of Directors of the Company.

2.17 “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code. In the case of Awards other than Incentive Stock Options, the Committee, in its discretion, may determine that a different definition of Disability shall apply in accordance with standards adopted by the Committee from time to time.

2.18 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan. Neither service as a Director nor payment of a director’s fee by the Company will constitute “employment” by the Company.

2.19 “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (a) Awards with a lower Exercise Price, (b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or (c). Notwithstanding the preceding, the term Exchange Program does not include any (i) action described in Sections 4.3 or 4.5, nor (ii) transfer or other disposition permitted under Sections 13.7 and 13.8. The implementation of any Exchange Program is subject to stockholder approval as required under Section 3.2.

2.20 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option or SAR.

2.21 “Fair Market Value” means the closing per share selling price for Shares on the relevant date, or if there were no sales on such date, the average of the closing sale prices on the immediately following and preceding trading dates, in either case as reported by the NASDAQ Global Select Market/National Market or such other source selected in the discretion of the Committee (or its delegate). Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by the Committee (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.22 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.23 “Fiscal Year” means the fiscal year of the Company.

2.24 “Good Reason” means without the Participant’s written consent: (a) a material reduction in the Participant’s level of base salary, unless such reduction is no greater (in terms of percentage) than base salary reductions imposed on all or substantially all of the Company’s employees; or (b) a material relocation of the Participant’s principal place of employment by at least 50 miles. In order for a termination to be for “Good Reason,” the Participant must (x) provide notice to the Company of the Good Reason condition within 90 days of the initial existence of the condition, (y) give the Company at least 30 days to remedy such condition, and (z) actually terminate the Participant’s employment within six months following the initial existence of the condition.

2.25 “Grant Date” means, with respect to an Award, the date on which the Committee makes the determination granting such Award, or such later date as is determined by the Committee at the time it approves the grant. With respect to an Award granted under the automatic grant provisions of Section 12, “Grant Date” means the applicable date of grant specified in Section 12. The Grant Date of an Award shall not be earlier than the date the Award is approved by the Committee.

2.26 “Incentive Stock Option” means an Option to purchase Shares that by its terms qualifies as and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

2.27 “Nonemployee Director” means a Director who is not an employee of the Company or any Affiliate.

2.28 “Nonqualified Stock Option” means an option to purchase Shares that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.29 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.30 “Participant” means the holder of an outstanding Award.

2.31 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an

Applied Materials, Inc.    B-3

Award shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) cash flow, (b) customer satisfaction, (c) earnings per share, (d) margin, (e) market share, (f) operating profit, (g) product development and quality, (h) profit, (i) return on capital, (j) return on equity, (k) revenue and (l) total shareholder return. Each such financial measure shall, except as provided below, be based on U.S. GAAP principles and, with respect to each non-financial measure, pre-established objective criteria. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

2.32 “Performance Period” means any Fiscal Year (or period of four (4) consecutive Fiscal Quarters) or such other period longer than a Fiscal Year or, with respect to any person at the time that they first become eligible to be a Participant in the Plan, a period of shorter than a Fiscal Year, as determined by the Committee in its sole discretion.

2.33 “Performance Share” means an Award granted to a Participant pursuant to Section 9.

2.34 “Performance Unit” means an Award granted to a Participant pursuant to Section 8.

2.35 “Plan” means the Applied Materials, Inc. Employee Stock Incentive Plan, as set forth in this instrument and as hereafter amended from time to time. The Plan formerly was named the Applied Materials, Inc. 1995 Equity Incentive Plan.

2.36 “Restricted Stock” means restricted Shares granted pursuant to a Restricted Stock Award.

2.37 “Restricted Stock Award” means an Award granted to a Participant pursuant to Section 7.

2.38 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 10.

2.39 “Retirement” means, in the case of an Employee, a Termination of Service after: (a) obtaining at least sixty (60) years of age and whose age plus Years of Service with the Company is not less than seventy (70), or (b) obtaining at least sixty-five (65) years of age. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

2.40 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.41 “Section 16(b)” means Section 16(b) of the 1934 Act.

2.42 “Section 16 Person” means an individual who, with respect to Shares, is subject to Section 16 of the 1934 Act and the rules and regulations promulgated thereunder.

2.43 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder, as they may be amended or modified from time to time.

2.44 “Shares” means the shares of common stock of the Company.

2.45 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

2.46 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or if Section 424(f) of the Code is modified after the Effective Date, a “subsidiary corporation” as defined in Section 424(f) of the Code.

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APPENDIX B

2.47 “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the employing Affiliate, (b) the Participant’s and, to the extent required by the Company (or Affiliate), the Company’s (or Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares, and (c) any other Company (or Affiliate) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares thereunder).

2.48 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability or non-reelection to the Board. The Committee, in its discretion, may specify in an Award Agreement whether or not a Termination of Service will be deemed to occur when a Participant changes capacities (for example, when an Employee ceases to be such but immediately thereafter becomes a Consultant).

2.49 “Years of Service” means, in the case of an Employee, the number of full months from the Employee’s latest hire date with the Company or an Affiliate to the date in question, divided by twelve (12). The Employee’s latest hire date shall be determined after giving effect to the non-401(k) Plan principles of North American Human Resources Policy No. 2-06, Re-Employment of Former Employees/Bridging of Service, as such Policy may be amended or superseded from time to time. With respect to a Nonemployee Director, “Years of Service” means the number of years of continuous service on the Board of Directors.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. The Committee shall be comprised solely of Directors who are (a) “outside directors” under Section 162(m), and (b) “non-employee directors” under Rule 16b-3. Until and unless determined otherwise by the Board, the Committee shall be the Human Resources & Compensation Committee of the Board.

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Consultants and Directors shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Notwithstanding the preceding, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any Annual or Special Meeting of Stockholders of the Company.

3.3 Minimum Vesting Periods. Notwithstanding any contrary provision of the Plan (but subject to the following sentence), the vesting period for an Award shall expire in full no earlier than (a) the third (3rd) annual anniversary of the grant date if the vesting period expires solely as the result of continued employment or service, and (b) the first (1st) annual anniversary of the grant date if expiration of the vesting period is conditioned on achievement of performance objectives and does not expire solely as the result of continued employment or service. The preceding minimum vesting periods shall not apply with respect to Awards to Nonemployee Directors under Section 12, or to an Award if determined by the Committee (in its discretion): (a) due to death, Disability, Retirement, or major capital change, (b) with respect to Options and SARs, or (d) with respect to Awards other than Options and SARs covering, in the aggregate, no more than five percent (5%) of the shares reserved for issuance under the Plan.

3.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company,

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except that the Committee may not delegate all or any part of its authority under the Plan with respect to Awards granted to any individual who is subject to Section 16(b). Notwithstanding the foregoing, with respect to Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may not delegate its authority and powers with respect to such Awards if such delegation would cause the Awards to fail to so qualify. To the extent of any delegation by the Committee, references to the Committee in this Plan and any Award Agreement shall be deemed also to include reference to the applicable delegate(s).

3.5 Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available issuance under the Plan shall not exceed the sum of (a) 125,000,000, plus (b) the 367,200,000 that were reserved for issuance prior to March 6, 2012. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2 Lapsed Awards. If an Award expires without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares covered by Awards that are surrendered or cancelled under any Exchange Program will not again be available for grant under the Plan. Notwithstanding the foregoing provisions of this Section 4.2, subject to adjustment provided in Section 4.3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 4.1, plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 4.2.

4.3 Adjustments in Awards and Authorized Shares. In the event that there occurs any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan, the number and class of Shares which may be added annually to the Shares reserved under the Plan, the number, class, and price of Shares subject to outstanding Awards or any other affected terms of outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1, 8.1, 9.1, and 10.1. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

4.4 Full Value Awards. Grants of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units under the Plan shall count against the numerical limits in Section 4.1 of the Plan as two Shares for every one Share subject thereto. If Shares acquired pursuant to Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted on or after March 6, 2012 are forfeited to the Company and otherwise would return to the Plan pursuant to Section 4.2 of the Plan, two times the number of Shares so forfeited shall become available for issuance. For purposes of clarification, if Shares acquired pursuant to any Awards granted prior to March 6, 2012 are forfeited to the Company and otherwise would return to the Plan pursuant to Section 4.2 of the Plan, one times the number of Shares so forfeited shall become available for issuance.

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4.5 Change of Control. In the event of a Change of Control, each outstanding Award will be assumed or an equivalent option or right be substituted by the successor corporation or a parent or Subsidiary of the successor corporation. The Committee will not be required to treat all Awards similarly in the transaction.

4.5.1 Non-Assumption of Awards. If, in connection with a Change of Control, the successor corporation (or a parent or Subsidiary of the successor corporation) does not agree to assume or substitute outstanding Awards that were granted on or after March 6, 2012, then, with respect to such Awards and no later than immediately prior to the Change of Control: (a) each such Award that is an Option or Stock Appreciation Rights will terminate upon the Change of Control provided that either (1) before the Change of Control, the Committee notifies the Participant in writing or electronically that the Option or SAR will be exercisable for a period of time determined by the Committee in its sole discretion, or (2) promptly after the Change of Control, the Participant receives a cash payment equal to the Fair Market Value (calculated at the time of the Change of Control) of the Shares covered by the Option or SAR, minus the Exercise Price of the Shares covered by the Option or SAR and (b) with respect to all other such Awards that are not Options or SARs, the Company will have the right to terminate such Award upon the Change in Control, in which case the Participant holding each such Award will have the right to receive promptly after the Change of Control a cash payment equal to the Fair Market Value (calculated at the time of the Change of Control) of the Shares covered by the Award, provided that all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels, and such payment must be made in compliance with Section 409A of the Code and all other terms and conditions of the Award must be met.

4.5.2 Assumption. For the purposes of this Section 4.5, an Award will be considered assumed if, following the Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Shares held on the effective date of the transaction (and if holders were offered a choice of consideration, either the type of consideration chosen by the greatest number of holders of outstanding Shares or, at the Committee’s discretion, a mix of consideration based on the consideration paid to the holders in the Change of Control transaction); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or SAR or upon the payout of any other Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change of Control. Notwithstanding anything in this Section 4.5 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent in a manner that could reasonably be expected to have a material impact on the Participant; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change of Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Directors and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options (and/or SARs) covering more than a total of 4,500,000 Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted Options (and/or SARs) to purchase up to a total of an additional 4,500,000 Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares covered by the Option, any conditions to exercise the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

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5.3.1 Nonqualified Stock Options. The Exercise Price of each Nonqualified Stock option shall be determined by the Committee in its discretion but shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3 Substitute Options. Notwithstanding the other provisions of this Section 5.3, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Nonemployee Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an Exercise Price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

5.4 Expiration of Options.

5.4.1 Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the Award Agreement; or

(b) The expiration of seven (7) years from the Grant Date.

5.4.2 Death of Participant. Notwithstanding Section 5.4.1, if a Participant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death. With respect to extensions that were not included in the original terms of the Option but were provided by the Committee after the Grant Date, if at the time of any such extension, the Exercise Price of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (a) the maximum term of the Option as set by its original terms, or (b) ten (10) years from the Grant Date.

5.4.3 Committee Discretion. Subject to the seven (7) and ten (10)-year limits of Sections 5.4.1 and 5.4.2, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options). With respect to the Committee’s authority in Section 5.4.3(b), if, at the time of any such extension, the Exercise Price of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its originals terms, or (2) ten (10) years from the Grant Date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to this Section 5.4.3 shall comply with Section 409A to the extent applicable.

5.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. An Option may not be exercised for a fraction of a Share. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6 Payment. In order to exercise an Option, the Participant shall give notice in the form specified by the Company and follow such procedures as the Company (or its designee) may specify from time to time. Exercise of an Option also requires that the Participant make arrangements satisfactory to the Company for full payment of the Exercise Price for the Shares. All exercise notices shall be given in the form and manner specified by the Company from time to time.

The Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a notification of exercise satisfactory to the Company and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing

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such Shares. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 4.3 of the Plan.

5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2 Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise (in which case the Option instead may be deemed to be a Nonqualified Stock Option). No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and/or (b) the Award Agreement or the Committee permit later exercise (in which case the option instead may be deemed to be a Nonqualified Stock Option).

5.8.3 Employees Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

5.8.5 Leave of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonqualified Stock Option.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Employees, Directors and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.1.1 Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs (and/or Options) covering more than a total of 4,500,000 Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted SARs (and/or Options) covering up to a total of an additional 4,500,000 Shares.

6.1.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. The Exercise Price of each SAR shall be determined by the Committee in its discretion but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, SARs may be granted with a per Share Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date pursuant to the rules of Section 5.3.3, which also shall apply to SARs.

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6.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.3 Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.4 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times

(b) The number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued under the SAR, except as provided in Section 4.3 of the Plan.

SECTION 7

RESTRICTED STOCK AWARDS

7.1 Grant of Restricted Stock Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Directors and Consultants as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 1,500,000 Shares of Restricted Stock (and/or Performance Shares or Restricted Stock Units). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 1,500,000 Shares of Restricted Stock (and/or Performance Shares or Restricted Stock Units).

7.2 Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee (or its designee(s)) determine otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability. Except as provided in this Section 7 or Section 13.8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable vesting period.

7.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1 General Restrictions. The Committee may set restrictions based upon the Participant’s continued employment or service with the Company and its Affiliates, the achievement of specific performance objectives (Company-wide, departmental, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

7.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying Restricted Stock Awards as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Restricted Stock Awards which are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3 Legend on Certificates. The Committee, in its discretion, may require that a legend be placed on the certificates representing Restricted Stock to give appropriate notice of the applicable restrictions.

7.5 Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock Award shall be released from escrow as soon as practicable after the last day of the vesting period. The

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Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend(s) under Section 7.4.3 removed from his or her Share certificate(s), and the Shares shall be freely transferable by the Participant. The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company

7.6 Voting Rights. During the vesting period, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

7.7 Dividends and Other Distributions. During the vesting period, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends or distribution shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

7.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall be forfeited to the Company and, except as otherwise determined by the Committee and subject to Section 4.2, again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS

8.1 Grant of Performance Units. Performance Units may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units granted to each Participant provided that during any Fiscal Year, no Participant shall receive Performance Units having an initial value greater than $15,000,000.

8.2 Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date.

8.3 Performance Objectives and Other Terms. The Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Performance Units that will be paid out to the Participants. Each Award of Performance Units shall be evidenced by an Award Agreement that shall specify any applicable Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1 General Performance Objectives or Vesting Criteria. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

8.3.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Performance Units that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4 Earning of Performance Units. After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit and may accelerate the time at which any restrictions will lapse or be removed.

8.5 Form and Timing of Payment of Performance Units. Payment of earned Performance Units shall be made as soon as practicable after the expiration of the applicable Performance Period (subject to any deferral permitted under Section 13.1), or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion,

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may pay earned Performance Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period) or in a combination thereof.

8.6 Cancellation of Performance Units. On the date set forth in the Award Agreement, all unearned or unvested Performance Units shall be forfeited to the Company, and, except as otherwise determined by the Committee and subject to Section 4.2, again shall be available for grant under the Plan.

SECTION 9

PERFORMANCE SHARES

9.1 Grant of Performance Shares. Performance Shares may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Shares granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than a total of 1,500,000 Performance Shares (and/or Shares of Restricted Stock or Restricted Stock Units). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 1,500,000 Performance Shares (and/or Shares of Restricted Stock or Restricted Stock Units).

9.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

9.3 Performance Share Agreement. Each Award of Performance Shares shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Performance Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4 Performance Objectives and Other Terms. The Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Performance Shares that will be paid out to the Participants. Each Award of Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4.1 General Performance Objectives or Vesting Criteria. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

9.4.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Shares as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that any performance objectives applicable to Performance Shares shall be based on the achievement of Performance Goals. In that case, the Performance Goals shall be set by the Committee on or before the Determination Date. In granting Performance Shares that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9.5 Earning of Performance Shares. After the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Share and may accelerate the time at which any restrictions will lapse or be removed.

9.6 Form and Timing of Payment of Performance Shares. Payment of vested Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period (subject to any deferral permitted under Section 13.1), or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares or in a combination thereof.

9.7 Cancellation of Performance Shares. On the date set forth in the Award Agreement, all unvested Performance Shares shall be forfeited to the Company, and except as otherwise determined by the Committee and subject to Section 4.2, again shall be available for grant under the Plan.

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SECTION 10

RESTRICTED STOCK UNITS

10.1 Grant of Restricted Stock Units. Restricted Stock Units may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than a total of 1,500,000 Restricted Stock Units (and/or Shares of Restricted Stock or Performance Shares). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 1,500,000 Restricted Stock Units (and/or Shares of Restricted Stock or Performance Shares).

10.2 Value of Restricted Stock Units. Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

10.3 Restricted Stock Unit Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

10.4 Vesting and Other Terms. The Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Restricted Stock Units that will be paid out to the Participants. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

10.4.1 General Performance Objectives or Vesting Criteria. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

10.4.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that any performance objectives applicable to Restricted Stock Units shall be based on the achievement of Performance Goals. In that case, the Performance Goals shall be set by the Committee on or before the Determination Date. In granting Restricted Stock Units that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10.5 Earning of Restricted Stock Units. After the applicable vesting period has ended, the holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the vesting period. After the grant of a Restricted Stock Unit, the Committee, in its sole discretion, may reduce or waive any vesting condition that must be met to receive a payout for such Restricted Stock Unit and may accelerate the time at which any restrictions will lapse or be removed.

10.6 Form and Timing of Payment of Restricted Stock Units. Payment of vested Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Award Agreement (subject to any deferral permitted under Section 13.1) or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay Restricted Stock Units in the form of cash, in Shares or in a combination thereof.

10.7 Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company, and except as otherwise determined by the Committee and subject to Section 4.2, again shall be available for grant under the Plan.

SECTION 11

PERFORMANCE-BASED COMPENSATION UNDER CODE SECTION 162(m)

11.1 General. If the Committee, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 11 will control over any contrary provision in the Plan. The Committee, in its discretion, also may grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

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11.2 Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may, in the discretion of the Committee, be made subject to the achievement of one or more Performance Goals.

11.3 Procedures. To the extent necessary to comply with the “performance-based compensation” provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under such section, on or before the Determination Date (i.e., within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period or such other time as may be required or permitted by Section 162(m) of the Code), the Committee will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) determine the Performance Period, (iii) establish the Performance Goals and amounts that may be earned for the Performance Period, and (iv) determine any other terms and conditions applicable to the Award(s).

11.4 Additional Limitations. Notwithstanding any other provision of the Plan, any Award that is granted to a Participant and is intended to constitute qualified “performance-based compensation” under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as “performance-based compensation” under Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

11.5 Determination of Amounts Earned. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Committee will have the right to (a) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period, (b) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or disability or upon a Change of Control or in the event of a termination of employment following a Change of Control prior to the end of the Performance Period, and (c) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or Disability prior to a Change of Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

SECTION 12

NONEMPLOYEE DIRECTOR AWARDS

12.1 General. During any Fiscal Year, each Nonemployee Director may be granted Awards covering an aggregate maximum number of Shares equal to $400,000 divided by the Fair Market Value of a Share on the Grant Date of the applicable Award. As determined in the discretion of the Committee, Nonemployee Directors will be eligible to be granted all types of Awards under this Plan, including discretionary Awards not covered under this Section 12. All grants of Restricted Stock Units to Nonemployee Directors pursuant to this Section 12 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

12.2 Awards.

12.2.1 Initial Awards. Each Nonemployee Director who first becomes a Nonemployee Director automatically shall receive, as of the date that the individual first is appointed or elected as a Nonemployee Director, an Award of Restricted Stock Units (the “Initial Award”). The number of Restricted Stock Units subject to the Initial Award will be equal to (a) the value obtained by multiplying (x) $200,000 times (y) a fraction, the numerator of which is the actual number of days between the date of the Nonemployee Director’s appointment or election and the scheduled date of the next following Annual Meeting, and the denominator of which is 365, which such resulting value divided by (b) the Fair Market Value of a Share on the Grant Date, rounded down to the nearest whole Share. The Nonemployee Director shall not receive an Initial Award if he or she is first appointed or elected as a Nonemployee Director on the date of an Annual Meeting and instead shall receive an Ongoing Award pursuant to Section 12.2.2 on that date.

12.2.2 Ongoing Awards. On the date of each Annual Meeting, but after any stockholder votes taken on such date, each Nonemployee Director who is appointed or elected as a Nonemployee Director on the date of the Annual Meeting automatically

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APPENDIX B

shall receive, as of such date, an Award of the number of Restricted Stock Units equal to $200,000 divided by the Fair Market Value of a Share on the Grant Date, rounded down to the nearest whole Share (the “Ongoing Award”). Notwithstanding the foregoing, each Nonemployee Director who is required to tender a resignation following such Annual Meeting in accordance with the Company’s majority voting policy for election of directors shall not receive an Ongoing Award, unless the Board determines not to accept his or her resignation in accordance with the Company’s policy, in which case such Nonemployee Director automatically shall receive the Ongoing Award on the date the Board makes a determination not to accept such resignation.

12.3 Terms of Initial Award and Ongoing Awards.

12.3.1 Award Agreement. Each Award of Restricted Stock Units granted pursuant to this Section 12 shall be evidenced by a written Award Agreement (which may be in electronic form) between the Participant and the Company.

12.3.2 Value of Restricted Stock Units. Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

12.3.3 Vesting and Other Terms. Subject to the other provisions of Section 12.3, each Initial Award and Ongoing Award shall be earned and paid out as to one hundred percent (100%) of the Shares subject to the Initial Award or Ongoing Award, as applicable, on the next following March 1 (or, if earlier, on the date immediately before the date of the Annual Meeting of Stockholders that next follows the Grant Date). Notwithstanding the preceding, once a Participant ceases to be a Director, his or her Restricted Stock Units which are not then earned shall never be earned or paid out and shall be immediately forfeited, except to the extent provided in Section 12.3.4 and Section 12.3.5.

12.3.4 Disability of Participant. If a Participant has a Termination of Service due to Disability prior to the vesting of Restricted Stock Units, then one hundred percent (100%) of the Restricted Stock Units shall immediately become vested and payable, subject to the terms and conditions of any deferral pursuant to Section 12.3.7.

12.3.5 Death of Participant. If a Participant dies while serving as a Director prior to the vesting of his or her Restricted Stock Units, then one hundred percent (100%) of the Restricted Stock Units shall immediately become vested and payable, subject to the terms and conditions of any deferral pursuant to Section 12.3.7.

12.3.6 Earning of Restricted Stock Units. After the applicable vesting period has ended, the holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the vesting period, to be determined as a function of the extent to which the corresponding vesting provisions have been achieved.

12.3.7 Form and Timing of Payment of Restricted Stock Units. Payment of earned Restricted Stock Units shall be made as soon as practicable after the expiration of the applicable vesting period. The Committee, in its sole discretion, may pay earned Restricted Stock Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable vesting period) or in a combination thereof. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide a Nonemployee Director with the opportunity to defer the receipt of earned Restricted Stock Units that would otherwise be delivered to such Nonemployee Director under this Section 12. Any such deferral shall be subject to such rules, conditions and procedures as shall be determined by the Committee in its sole discretion, which rules, conditions and procedures shall comply with the requirements of Section 409A, unless otherwise specifically determined by the Committee.

12.3.8 Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unearned or unvested Restricted Stock Units shall be forfeited to the Company, and except as otherwise determined by the Committee and subject to Section 4.2, again shall be available for grant under the Plan.

12.3.9 Other Terms. All provisions of the Plan not inconsistent with this Section 12 shall apply to Restricted Stock Units granted to Nonemployee Directors, including but not limited to the provisions of Section 10.

12.4 Amendments. The Committee, in its sole discretion, at any time may change the number of Restricted Stock Units to be granted (after the date of the amendment) as the Initial Award and Ongoing Awards.

12.5 Elections by Nonemployee Directors. Pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, each Nonemployee Director may elect to forego receipt of all or a portion of the annual retainer, committee fees

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and meeting fees otherwise due to the Nonemployee Director in exchange for Shares or Awards granted under the Plan. The number of Shares (or covered by Awards) received by any Nonemployee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share (or of the Award) on the date that the compensation otherwise would have been paid to the Nonemployee Director, rounded down to the nearest whole number of Shares. The procedures adopted by the Committee for elections under this Section 12.5 shall be designed to ensure that any such election by a Nonemployee Director will not disqualify him or her as a “non-employee director” under Rule 16b-3. Unless otherwise expressly determined by the Committee, the elections permitted under this Section 12.5 shall comply with Section 409A.

SECTION 13

ADDITIONAL PROVISIONS

13.1 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and, unless otherwise expressly determined by the Committee, shall comply with the requirements of Section 409A.

13.2 Compliance with Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Committee. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, including with respect to any ambiguities or ambiguous terms, except as otherwise determined in the sole discretion of the Committee. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

13.3 No Effect on Employment or Service. Nothing in the Plan or any Award shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

13.4 Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

13.5 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

13.6 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.7 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

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APPENDIX B

13.8 Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 13.7. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, a Participant may, if the Committee (in its discretion) so permits, transfer an Award to an individual or entity other than the Company for estate planning or charitable purposes. Any such transfer shall be made as a gift (i.e., without consideration) and in accordance with such procedures as the Committee may specify from time to time.

13.9 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

13.10 Vesting of Awards following Change of Control. If, within 12 months after a Change of Control, a Participant’s employment is terminated by the Company without Cause, or the Participant voluntarily terminates his or her employment with Good Reason, the Participant shall have the right to receive a payment with respect to each outstanding Award held by such Participant at the time of such employment termination that was both granted prior to the Change of Control and on or after March 6, 2012, whether or not such Award was vested at the time of such Change in Control, calculated in the manner described in Section 4.5.1 based on the values and other facts as of the date of such employment termination. If a Participant who is a Nonemployee Director ceases to be such as of the date of a Change of Control (and does not become a member of the board of directors of the successor corporation, or a parent of the successor corporation), each outstanding Award then held by the Participant that was granted on or after March 6, 2012 shall be treated as described in Section 4.5.1, as if the Award was not assumed or substituted for in the Change of Control. This Section 13.10 shall not apply to an Award if: (a) the applicable Award Agreement specifically provides that the provisions of this Section 13.10 shall not apply to the Award, or (b) the Participant’s employment or service on the Board is terminated due to the Participant’s death or Disability.

SECTION 14

AMENDMENT, TERMINATION, AND DURATION

14.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws. In addition, an amendment will be subject to stockholder approval if the Committee or the Board, in their sole discretion, deems such amendment to be a material amendment, except with respect to such an amendment that will impact Awards covering, in the aggregate, no more than five percent (5%) of the shares reserved for issuance under the Plan. The following amendments shall be deemed material amendments for purposes of the preceding sentence: (a) material increases to the benefits accrued to Participants under the Plan; (b) increases to the number of securities that may be issued under the Plan; (c) material modifications to the requirements for participation in the Plan, and (d) the addition of a new provision allowing the Committee to lapse or waive restrictions at its discretion. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan. Termination of the Plan will not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

14.2 Duration of the Plan. The Plan shall be effective as of the Effective Date, and subject to Section 14.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after January 19, 2022.

SECTION 15

TAX WITHHOLDING

15.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), or at such earlier time as the Tax Obligations are due, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations.

15.2 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may designate the method or methods by which a Participant may satisfy such Tax Obligations. As determined by the Committee in its discretion from time to time, these methods may include one or more of the following: (a) paying cash,

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(b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld or remitted, provided the delivery of such Shares will not result in any adverse accounting consequences as the Committee determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Committee may determine in its sole discretion (whether through a broker or otherwise) equal to the Tax Obligations required to be withheld, (e) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the Tax Obligations, or (f) any other means which the Committee, in its sole discretion, determines to both comply with Applicable Laws, and to be consistent with the purposes of the Plan. The amount of Tax Obligations will be deemed to include any amount that the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant or the Company, as applicable, with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the Tax Obligations are required to be withheld.

SECTION 16

LEGAL CONSTRUCTION

16.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.3 Requirements of Law. Shares shall not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

16.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to qualify for the exemption provided by Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

16.5 Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16.6 Inability to Obtain Authority. The Company will not be required to issue any Shares, cash or other property under the Plan unless all the following conditions are satisfied: (a) the admission of the Shares or other property to listing on all stock exchanges on which such class of stock or property then is listed; (b) the completion of any registration or other qualification or rule compliance of the Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental regulatory body, as counsel to the Company, in its absolute discretion, deems necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. federal, state or other governmental agency, which counsel to the Company, in its absolute discretion, determines to be necessary or advisable; and (d) the lapse of such reasonable period of time following the Grant Date, vesting and/or exercise as the Company may establish from time to time for reasons of administrative convenience. If the Committee determines, in its absolute discretion, that one or more of the preceding conditions will not be satisfied, the Company automatically will be relieved of any liability with respect to the failure to issue the Shares, cash or other property as to which such requisite authority will not have been obtained.

16.7 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

16.8 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

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APPENDIX C

APPLIED MATERIALS, INC.

SENIOR EXECUTIVE BONUS PLAN

(March 9, 2017 Restatement)

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Applied Materials, Inc. having established the Applied Materials, Inc. Senior Executive Bonus Plan (the “Plan”) effective as of September 23, 1994, and having subsequently amended and restated the Plan, hereby amends and restates the Plan effective as of March 9, 2017. The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company and its individual business units and to individual Participant performance. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Code Section 162(m).

1.2 Effective Date. The Plan is effective as of March 9, 2017 (the “Effective Date”), subject to the approval of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the 2017 Annual Meeting of Stockholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual amount (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 “Base Salary” means as to any Performance Period, 100% of the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company sponsored plans.

2.4 “Board” means the Company’s Board of Directors.

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan. The Committee shall consist of no fewer than two (2) members of the Board.

2.7 “Company” means Applied Materials, Inc., a Delaware corporation.

2.8 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.9 “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, unless the Committee, in its discretion, may determine that a different definition of Disability shall apply in accordance with standards adopted by the Committee from time to time.

2.10 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

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2.11 “Fiscal Year” means the fiscal year of the Company.

2.12 “Intentional Misconduct” means a Participant’s deliberate engagement in any one or more of the following: (a) fraud, misappropriation, embezzlement or any other act or acts of similar gravity resulting or intended to result directly or indirectly in substantial personal enrichment to the Participant at the expense of the Company; (b) a material violation of a federal, state or local law or regulation applicable to the Company’s business that has a significant negative effect on the Company’s financial results; or (c) a material breach of the Participant’s fiduciary duty owed to the Company that has a significant negative effect on the Company’s financial results; provided, however, that a Participant’s exercise of judgment or actions (or abstention from action), and/or decision-making will not constitute Intentional Misconduct if such judgment, action (or abstention from action) and/or decision is, in the good faith determination of the Board, reasonable based on the facts and circumstances known to the Participant at the time of such judgment, action (or abstention from action) and/or decision; and such judgment, action (or abstention from action) and/or decision is in an area or situation in which (i) discretion must be exercised by the Participant or (ii) differing views or opinions may apply.

2. 13 “Maximum Award” means as to any Participant for any Fiscal Year, $5 million. The Maximum Award is the maximum amount which may be paid under the Plan to a Participant for any Fiscal Year.

2.14 “Participant” means as to any Performance Period, an officer of the Company or of an Affiliate who has been selected by the Committee for participation in the Plan for that Performance Period.

2.15 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards, if any, to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.16 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its discretion, to be applicable to a Participant for a Performance Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) cash flow, (b) customer satisfaction, (c) earnings per share, (d) margin, (e) market share, (f) operating profit, (g) product development and quality, (h) profit, (i) return on capital, (j) return on equity, (k) revenue, and (l) total shareholder return. Each such financial measure shall, except as provided below, be based on U.S. GAAP principles and, with respect to each non-financial measure, pre-established objective criteria. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

2.17 “Performance Period” means any Fiscal Year (or period of four (4) consecutive Fiscal Quarters) or such other period longer than a Fiscal Year but not longer than three Fiscal Years (or period of twelve (12) consecutive Fiscal Quarters) or, with respect to any person at the time that they first become eligible to be a Participant in the Plan, a period of shorter than a Fiscal Year, as determined by the Committee in its sole discretion. With respect to any Participant, there shall exist no more than four (4) Performance Periods at any one time.

2.18 “Retirement” means, with respect to any Participant, a termination of his or her employment with the Company and all of its Affiliates after: (a) obtaining at least sixty (60) years of age and whose age plus Years of Service with the Company is not less than seventy (70), or (b) obtaining at least sixty-five (65) years of age.

2.19 “Section 16 Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.20 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder, as they may be amended or modified from time to time.

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APPENDIX C

2.21 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a dollar amount, or a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3.

2.22 “Years of Service” means the number of months (or a fraction thereof) from a Participant’s latest hire date with the Company or its Affiliate to the date in question, divided by twelve (12). The Participant’s latest hire date will be determined after giving effect to the non-401(k) plan principles of North American Human Resources Policy No. 2-06, Re-Employment of Former Employees/Bridging of Service, as such policy may be amended, revised or superseded from time to time.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company who shall be Participants for the Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become officers during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an officer who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.

3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Actual Award, if any, payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5 Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that otherwise would be payable under the Payout Formula, (b) if a Participant terminates employment with the Company prior to the end of a Performance Period for a reason other than Retirement, Disability or death, he or she shall not be entitled to the payment of an Actual Award for the Performance Period, and (c) the Board, in its sole discretion, may require a Participant to forfeit, return or reimburse the Company all or a portion of his or her Actual Award in accordance with Section 4.5 below.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made after the end of the Performance Period during which the Actual Award was earned but no later than the fifteen (15th) day of the third (3rd) month after the end of the Fiscal Year in which such Performance Period ended.

Applied Materials, Inc.    C-3

4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in restricted stock granted under the Company’s Employee Stock Incentive Plan. The number of shares granted shall be determined by dividing the cash amount foregone by the fair market value of a share on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall mean the closing price on the NASDAQ Global Select Market/National Market for the day in question. Any restricted stock so awarded shall vest over the period determined by the Committee, which shall in no event be a period of more than four years, subject to acceleration for termination of employment due to death, Disability, or Retirement.

4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a completed Performance Period, the Actual Award shall be paid to his or her estate.

4.5 Clawback in Connection with a Material Negative Financial Restatement. Pursuant to the Company’s clawback policy, the Board, in its sole discretion, may require a Participant to forfeit, return or reimburse the Company all or a portion of his or her Actual Award, if (a) the Participant is or was a Section 16 Officer during the applicable Performance Period, and (b) the Participant deliberately engaged in Intentional Misconduct that was determined by the Board, in its sole discretion, to be the primary cause of a material negative restatement of a Company financial statement that was filed with the U.S. Securities and Exchange Commission and such financial statement, as originally filed, is one of the Company’s three (3) most recently filed annual financial statements. The portion of the Actual Award, if any, that a Participant may be required to forfeit, return or reimburse will be determined by the Board, in its sole discretion, but will be no more than the after-tax portion of the Actual Award that was (1) in excess of the Actual Award he or she would have received had the Company’s financial results been calculated under the restated financial statements, and (2) paid within the period beginning on the date the Committee determines the Actual Award (in accordance with Section 3.5 of the Plan) and ending on the date that is twelve (12) months after the original filing of the financial statement that subsequently was restated. In addition, each Actual Award shall be subject to clawback as required by law, regulation or the rules of any exchange on which the Company’s stock is listed for trading, in each case as in effect from time to time.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the Effective Date of the Plan, the Plan shall be administered by the Human Resources and Compensation Committee of the Board.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which officers shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by officers who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and/or powers with respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

5.5 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, Federal Insurance Contributions Act (FICA), state, and local taxes.

C-4    2017 Proxy Statement

APPENDIX C

SECTION 6

GENERAL PROVISIONS

6.1 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.2 Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant.

6.3 Participation. No individual shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.6 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

6.7 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.8 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and, unless otherwise expressly determined by the Committee, shall comply with the requirements of Section 409A.

6.9 Governing Law. The Plan and all award agreements shall be construed in accordance with and governed by the laws of the State of California, excluding its conflicts of laws provisions.

Applied Materials, Inc.    C-5

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval; and provided further that the Board may not amend the Plan such that it would have a material adverse impact on outstanding Target Awards without the consent of the affected Participants.

C-6    2017 Proxy Statement

3225 OAKMEAD VILLAGE DRIVE

P.O. BOX 58039, M/S 1241

SANTA CLARA, CA 95054

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE

QUICK • EASY • CONVENIENT

AVAILABLE 24 HOURS A DAY • 7 DAYS A WEEK

APPLIED MATERIALS, INC. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone or by mail, please read the 2017 Proxy Statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 8, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Applied Materials, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 8, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to APPLIED MATERIALS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E16798-P85435-Z69198	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

APPLIED MATERIALS, INC.

The Board of Directors recommends you vote FOR all of the nominees listed below, FOR proposals 2, 4, 5 and 6, and FOR 1 Year on proposal 3:

1. Election of Directors

Nominees:		For	Against	Abstain

1a.	Judy Bruner	☐	☐	☐

1b.	Xun (Eric) Chen	☐	☐	☐

1c.	Aart J. de Geus	☐	☐	☐

1d.	Gary E. Dickerson	☐	☐	☐

1e.	Stephen R. Forrest	☐	☐	☐

1f.	Thomas J. Iannotti	☐	☐	☐

1g.	Alexander A. Karsner	☐	☐	☐

1h.	Adrianna C. Ma	☐	☐	☐

1i.	Dennis D. Powell	☐	☐	☐

2. Approval, on an advisory basis, of the compensation of Applied Materials’ named executive officers for fiscal year 2016.		☐	☐	☐

Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

		1 Year	2 Years	3 Years	Abstain

3.	Approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

		For	Against	Abstain

4.

Approval of the material terms of the performance goals for purposes of Section 162(m) and an annual limit on awards to non-employee directors under the Amended and Restated Employee Stock Incentive Plan.

		☐	☐	☐

5.	Approval of the material terms of the performance goals for purposes of Section 162(m) under the Amended and Restated Senior Executive Bonus Plan.	☐	☐	☐

6.	Ratification of the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2017.	☐	☐	☐

NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment or postponement thereof.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on March 9, 2017: The Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

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E16799-P85435-Z69198

APPLIED MATERIALS, INC. PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MARCH 9, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gary E. Dickerson, Robert J. Halliday and Thomas F. Larkins, or any of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Shareholders of Applied Materials, Inc. to be held on Thursday, March 9, 2017 at 11:00 a.m. Pacific Time at Applied Materials, Inc.’s corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and, in their discretion, upon such other business that may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR EACH OF THE NINE NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL 1), FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR FISCAL YEAR 2016 (PROPOSAL 2), FOR ONE YEAR ON AN ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3), FOR THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR PURPOSES OF SECTION 162(M) AND AN ANNUAL LIMIT ON AWARDS TO NON-EMPLOYEE DIRECTORS UNDER THE AMENDED AND RESTATED EMPLOYEE STOCK INCENTIVE PLAN (PROPOSAL 4), FOR THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR PURPOSES OF SECTION 162(M) UNDER THE AMENDED AND RESTATED SENIOR EXECUTIVE BONUS PLAN (PROPOSAL 5), AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017 (PROPOSAL 6).

Dear Shareholder:

On the reverse side of this card are instructions on how to vote over the Internet or by telephone for the election of directors (Proposal 1), for the approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2016 (Proposal 2), for one year on an advisory vote on the frequency of an advisory vote on executive compensation (Proposal 3), for the approval of the material terms of the performance goals for purposes of Section 162(m) and an annual limit on awards to non-employee directors under the Amended and Restated Employee Stock Incentive Plan (Proposal 4), for the approval of the material terms of the performance goals for purposes of Section 162(m) under the Amended and Restated Senior Executive Bonus Plan (Proposal 5), and for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2017 (Proposal 6). Please consider voting over the Internet or by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Applied Materials, Inc.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you vote over the Internet or by telephone, you do not need to return the proxy card.

THANK YOU FOR VOTING!

(Continued and to be signed on the other side)

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